   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                   FORM 10/A
                            ------------------------
                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                     PURSUANT TO SECTION 12(B) OR 12(G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                                NCR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   MARYLAND                                     31-0387920
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)
          1700 SOUTH PATTERSON BLVD.
                 DAYTON, OHIO                                     45479
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (937) 445-5000

                            ------------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:


             TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
--------------------------------------------------------------------------------------------
    COMMON STOCK, PAR VALUE $.01 PER SHARE               NEW YORK STOCK EXCHANGE
       PREFERRED SHARE PURCHASE RIGHTS                   NEW YORK STOCK EXCHANGE


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                               November   , 1996

Dear Shareowner:

     The Board of Directors of AT&T Corp. has authorized the distribution to the AT&T shareowners of all of the outstanding shares of common stock of NCR Corporation, which is currently a wholly owned subsidiary of AT&T. The distribution of the shares of NCR is expected to occur on December 31, 1996.

     The distribution of NCR will complete the restructuring announced by AT&T on September 20, 1995. Pursuant to the restructuring, AT&T has split into three separate companies: NCR, which engages in the information technology business; Lucent Technologies Inc., which engages in the telecommunications systems, software and products businesses; and the continuing AT&T, which engages in the communications services and credit card businesses. Earlier this year, Lucent Technologies separated from AT&T by means of an initial public offering of approximately 17.6% of its common stock in April, followed by a distribution by AT&T to AT&T's shareowners of the remaining common stock of Lucent on September 30, 1996. AT&T also sold its 86% interest in AT&T Capital Corporation as part of the sale of AT&T Capital consummated on October 1, 1996.


     If you are an AT&T shareowner at the close of business on December 13, 1996, the record date for the distribution, you will receive one share of NCR common stock for each 16 shares of AT&T common stock you own on that date, with cash to be paid in lieu of any fractional interest in a share to any holder who receives certificates for NCR shares or who would be entitled to less than one whole share of NCR. Account statements reflecting ownership of NCR shares will be mailed beginning on or about December 31, 1996.



     First Chicago Trust Company is acting as distribution agent and will be responsible for mailing NCR share certificates or making book-entry credits to holders of record. NO ACTION IS REQUIRED BY AT&T SHAREOWNERS IN ORDER TO RECEIVE NCR SHARES. A shareowner vote is not required in connection with the matter and, accordingly, your proxy is not being sought. Shareowners with questions relating to the Distribution should call AT&T toll-free at (800) 756-8500 (anytime, 24 hours a day, 7 days a week) or the Distribution Agent at (800) 348-8288, Monday through Friday, 9:00 a.m. to 7:00 p.m. (Eastern time). After the Distribution Date, stockholders of NCR with inquiries relating to their investment in NCR should contact the Transfer Agent and Registrar at (800) NCR-2303 ((800) 627-2303); or NCR Investor Relations, at 1700 South Patterson Boulevard, Dayton, Ohio 45479; or by telephone at (937) 445-5905, Monday through Friday, 8:00 a.m. to 5:00 p.m. (Eastern time).


     The attached Information Statement, which is being distributed to all AT&T shareowners in connection with the distribution, describes the NCR distribution in detail and contains important information about NCR, including financial statements and other financial information. I urge you to read it carefully.

                                          Sincerely,

     A REGISTRATION STATEMENT RELATING TO THE COMMON STOCK AND THE PREFERRED SHARE PURCHASE RIGHTS OF NCR CORPORATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.


                    PRELIMINARY COPY DATED NOVEMBER 22, 1996


                           -- FOR INFORMATION ONLY --

                             INFORMATION STATEMENT

                                NCR CORPORATION

                          COMMON STOCK, PAR VALUE $.01
                        PREFERRED SHARE PURCHASE RIGHTS

     This Information Statement is being furnished to shareowners of AT&T Corp., a New York corporation ("AT&T"), in connection with the distribution (the "Distribution") by AT&T to its shareowners of all of the outstanding shares of common stock, par value $.01 per share (the "NCR Common Stock"), of its wholly owned subsidiary, NCR Corporation, a Maryland corporation ("NCR" or the "Company").


     It is expected that the Distribution will be made on December 31, 1996, on the basis of one share of NCR Common Stock for each 16 shares of common stock, $1.00 par value, of AT&T (the "AT&T Common Stock") held on December 13, 1996 (the "Record Date"). Cash will be paid in lieu of fractional interests in a share of NCR Common Stock to any holder who receives certificates for NCR shares or who would be entitled to less than one whole share of NCR. No payment need be made by shareowners of AT&T for the shares of NCR Common Stock to be received by them in the Distribution. AT&T shareowners will not be required to surrender or exchange shares of AT&T Common Stock in order to receive shares of NCR Common Stock. Each share of NCR Common Stock issued in the Distribution will be accompanied by one Preferred Share Purchase Right.



     There is currently no public market for NCR Common Stock, although it is expected that a "when-issued" trading market may develop on or about the Record Date. Shares of NCR Common Stock have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange (the "NYSE"), under the symbol "NCR."


                            ------------------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                          AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY.

                            ------------------------

THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
     SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING
        MAY ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT
            TO AN EFFECTIVE REGISTRATION STATEMENT AND
                 OTHERWISE IN COMPLIANCE WITH APPLICABLE LAW.

          The date of this Information Statement is November   , 1996.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................    ii
Summary....................................     1
  The Distribution.........................     1
  NCR Corporation..........................     3
  Summary Historical Financial Data........     6
Introduction...............................     8
Risk Factors...............................     8
  Historical Losses........................     9
  Risks Relating to Implementation of New
    Business Strategy......................     9
  Future Capital Requirements; Absence of
    AT&T Funding...........................     9
  Dependence on New Product Development....    10
  Reliance on Suppliers and Partners.......    10
  Competition..............................    11
  Seasonality..............................    12
  Reliance on AT&T Entities; Industry
    Focus..................................    12
  Risk of Foreign Operations and Foreign
    Exchange...............................    13
  Certain Legal Matters; Potential
    Environmental Liabilities..............    13
  Risk of Intellectual Property
    Infringement Claims....................    15
  Limited Relevance of Historical Financial
    Information............................    15
  Absence of History as a Stand-alone
    Company................................    15
  Absence of a Public Market for NCR Common
    Stock..................................    16
  Possibility of Substantial Sales of NCR
    Common Stock...........................    16
  Certain Antitakeover Effects.............    16
The Distribution...........................    17
  Background of and Reasons for the
    Distribution...........................    17
  Manner of Effecting the Distribution.....    17
  Certain Federal Income Tax Consequences
    of the Distribution....................    18
  Listing and Trading of NCR Common
    Stock..................................    19
  Conditions; Termination..................    19
Dividend Policy............................    20
Financing..................................    20
Business...................................    20
  Overview.................................    20
  Restructuring and Turnaround.............    21
  Strategy.................................    23
  Business Unit Overview...................    24
  Retail Systems Group.....................    26
  Financial Systems Group..................    28
  Computer Systems Group...................    31
  Worldwide Services.......................    33
  Systemedia Group.........................    35
  Research and Development.................    36
  Backlog..................................    36
  Sources and Availability of Raw
    Materials..............................    37
  Patents and Trademarks...................    37
  Employees................................    37
  Legal Proceedings and Environmental
    Matters................................    37
  Properties...............................    39
Capitalization.............................    40

                                             PAGE
                                             ----
Selected Financial Data....................    41
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    42
  Overview.................................    42
  Restructuring............................    44
  Results of Operations....................    46
  Financial Condition, Liquidity and
    Capital Resources......................    52
  Recently Issued Accounting
    Pronouncements.........................    55
  Products and Technology..................    55
  Legal Proceedings and Environmental
    Matters................................    56
  Forward Looking Statements...............    57
Management.................................    58
  Directors and Executive Officers of
    NCR....................................    58
  Committees of the NCR Board of
    Directors..............................    60
  Compensation of Directors................    61
  Annual Meeting...........................    61
  Stock Ownership of Executive Officers and
    Directors..............................    61
  Executive Compensation...................    62
  Option and SAR Grants of AT&T Common
    Stock to Executive Officers............    65
  Employment Agreements....................    66
  Savings Plan.............................    67
  Retirement Benefits......................    68
  NCR Stock Incentive Plans................    70
  Other Benefit Plans......................    72
Arrangements Among AT&T, NCR and
  Lucent...................................    73
  NCR Distribution Agreement...............    73
  Separation and Distribution Agreement....    76
  Employee Benefits Agreement..............    79
  Purchase Agreements......................    81
  Interim Services and Systems Replication
    Agreement..............................    81
  Patent Licenses and Related Matters......    81
  Technology Licenses and Related
    Matters................................    82
  Tax Agreements...........................    82
  Real Estate Agreements...................    83
  Other Agreements.........................    83
Description of NCR Capital Stock...........    84
  Authorized Capital Stock.................    84
  Common Stock.............................    84
  Preferred Stock..........................    84
Certain Antitakeover Effects...............    85
  Board of Directors.......................    85
  Stockholder Action by Unanimous Written
    Consent; Limitations on Call of Special
    Meetings...............................    85
  Advance Notice Procedures................    86
  Amendment................................    86
  Rights Plan..............................    87
  Maryland Business Combination Statute....    89
  GCL Business Combination Vote
    Requirements...........................    89
  Control Share Acquisition Statute........    89
Liability of Directors and Officers;
  Indemnification..........................    89
Index to Financial Statements..............   F-1

                             AVAILABLE INFORMATION

     NCR has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 (the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the NCR Common Stock and Preferred Share Purchase Rights described herein. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement, exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of such material may also be obtained from the Commission's Web Site (http://www.sec.gov).


     Following the Distribution, NCR will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. NCR will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders. NCR will also file with the NYSE copies of such reports, proxy statements and other information which then can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.


     NO PERSON IS AUTHORIZED BY AT&T OR NCR TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
                            ------------------------

     This Information Statement contains trademarks, service marks or registered marks of NCR, AT&T, their respective subsidiaries and other companies.

     For the purposes of this Information Statement, the following terms are used to refer to the items that NCR provides to its customers:

          A "product" refers to individual hardware, software, and consumable supplies. Examples of products are automated teller machines ("ATMs"), barcode scanners, paper rolls, and NCR's Teradata(@) relational database.

          A "system" refers to combinations of hardware, operating systems software, and basic services. "Basic services" primarily includes system installation. Examples of systems are point of sale systems (which could combine point of sale terminals, barcode scanners, servers, operating system software, and basic installation services) and computer systems (which could combine WorldMark(TM) servers, UNIX(@) or Microsoft Windows NT(@) operating systems, and basic installation services).

          A "solution" refers to combinations of hardware, operating system software, application software, consumable supplies, and value added services. "Value added services" include items such as consulting services, implementation services, and database design services. Examples of solutions are NCR's High Availability Transaction Processing solutions and Scalable Data Warehousing solutions.

        NCR's High Availability Transaction Processing solutions are designed to ensure minimum system downtime for customers' business critical applications. These business critical applications can include financial reporting applications, credit card authorization systems, and order entry systems. NCR's High Availability Transaction Processing solution integrates hardware, software, and services with the customers' application to provide high levels of availability.

        Scalable Data Warehousing solutions are designed to help customers store, retrieve, and analyze large volumes of detailed data coming from a wide range of transactional and operational systems. For example, Scalable Data Warehousing would allow retailers to analyze individual transactions from their point of sale systems, to determine the volume of individual products sold in each store location, and to facilitate decision making in areas such as merchandising and inventory. These solutions are scalable, in that customers can increase the size of these solutions from small (10 gigabytes of data), to very large (over 1 terabyte of data, which is equivalent to 1,000 gigabytes) all within the same hardware and software platform.

          An "offering" refers to all of the items that NCR provides to its customers, and can include products, systems, solutions, and services. The different services that NCR provides to customers are referred to as "service offerings."

          See "Business" for a description of these products, services, systems, and solutions.

                                    SUMMARY

     This summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety, including the discussion of certain factors set forth under "Risk Factors." Unless the context otherwise requires, as used herein the term "NCR" or the "Company" includes NCR and its subsidiaries.

                                THE DISTRIBUTION

Distributing Company.......  AT&T Corp., a New York corporation.


Shares to be Distributed...  Approximately 101 million shares of NCR Common
                             Stock, representing all of the outstanding shares of NCR Common Stock. All such shares are currently held by AT&T.



Distribution Ratio.........  One share of NCR Common Stock for each 16 shares of
                             AT&T Common Stock. Cash will be paid in lieu of any fractional interest in a share of NCR Common Stock to any holder who receives certificates for NCR shares or who would be entitled to less than one whole share of NCR. No payment need be made by shareowners of AT&T for the shares of NCR Common Stock to be received by them in the Distribution, nor will they be required to surrender or exchange shares of AT&T Common Stock in order to receive NCR Common Stock. See "The Distribution -- Manner of Effecting the Distribution." Shareowners who hold fewer than 16 shares of AT&T Common Stock will receive a cash payment in lieu of a fractional share and will not receive any shares of NCR Common Stock.


Federal Income Tax
  Consequences.............  The Distribution is subject to receipt of a ruling from the Internal Revenue Service ("IRS") to the effect that for United States federal income tax purposes no gain or loss will be recognized by holders of AT&T Common Stock upon receipt of NCR Common Stock in the Distribution, except with respect to cash received in lieu of fractional interests in shares of NCR Common Stock, and that no gain or loss will be recognized by AT&T or NCR in respect of the Distribution. The IRS has issued a private letter ruling to the effect described above. AT&T shareowners are urged to consult their own tax advisors as to the specific tax consequences of the Distribution to them. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution."

Risk Factors...............  Shareowners should consider certain factors discussed under "Risk Factors."

Background of and Reasons
for the Distribution.......  The Distribution to AT&T shareowners of all the outstanding shares of NCR Common Stock will complete the restructuring announced by AT&T on September 20, 1995. Pursuant to the restructuring, AT&T has split into three separate companies: NCR; Lucent Technologies Inc., a Delaware corporation ("Lucent"), which engages in the telecommunications systems, software and products businesses; and the continuing AT&T, which engages in the communications services and credit card businesses. Earlier this year, Lucent was separated from AT&T by means of an initial public offering of approximately 17.6% of the Lucent common stock (the "Lucent Common Stock") on April 10, 1996, followed by the distribution by AT&T to AT&T's shareowners of the remaining Lucent Common Stock on September 30, 1996 (the "Lucent Distribution"). AT&T also sold its 86% interest in AT&T Capital Corporation ("AT&T Capital") as part of the sale of AT&T Capital consummated on October 1, 1996.

                             The restructuring of AT&T responds to changes in customer needs and demands, public policy, and technology in the industries in which AT&T has operated in the past. In AT&T's view, these changes are creating a new industry structure in which, increasingly, the advantages of vertical integration are outweighed by its costs and disadvantages. In particular, these changes have resulted in, among other things, a situation in which, to varying degrees, many of the actual and potential customers of Lucent and NCR are or will be competitors of AT&T's communications services businesses. NCR believes that its efforts to target the communications industry have been hindered by the reluctance of AT&T's communications services competitors to make purchases from an AT&T subsidiary, and that in some cases the unwillingness of these competitors to share proprietary information, such as customer data and marketing strategies, with NCR has made it more difficult for NCR to market information technology solutions to these companies. Finally, the demands created by this new industry structure have also heightened the need for focused management time and attention in each of the businesses previously conducted by AT&T, including the information technology business operated by NCR. For these reasons, AT&T determined to separate its businesses by means of its restructuring.


Trading Market.............  There is currently no public market for NCR Common
                             Stock, although a "when-issued" trading market is expected to develop prior to the Distribution Date. The NCR Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE, under the symbol "NCR." See "Risk
                             Factors -- Absence of a Public Market for NCR Common Stock" and "-- Possibility of Substantial Sales of NCR Common Stock" and "The
                             Distribution -- Listing and Trading of NCR Common Stock."



Record Date................  December 13, 1996.



Distribution Date..........  December 31, 1996 (the "Distribution Date").
                             Commencing on or about the Distribution Date, First Chicago Trust Company (the "Distribution Agent") will commence mailing account statements reflecting ownership of shares of NCR Common Stock to holders of AT&T Common Stock on the Record Date. AT&T shareowners will not be required to make any payment or to take any other action to receive the NCR Common Stock to which they are entitled in the Distribution. See "The Distribution -- Manner of Effecting the Distribution."



Distribution Agent.........  First Chicago Trust Company will be the
                             Distribution Agent for the Distribution.


Conditions to the
Distribution...............  The Distribution is conditioned upon, among other things: (a) the receipt of a ruling from the IRS to the effect that the Distribution qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"); (b) the receipt of any material governmental approvals and third party consents necessary to consummate the Distribution; (c) the absence of any order, injunc-tion, decree or other legal restraint or prohibition preventing the consummation of the Distribution; (d) no other event occurring that prevents the consummation of the Distribution; (e) the acceptance for listing on a mutually agreed stock exchange or quotations system, which is expected to be the NYSE, of the NCR Common Stock (and related Preferred Share Purchase Rights); and
                             (f) the formal approval by the Board of Directors of AT&T (the "AT&T Board") of the Distribution. The IRS has issued a private letter ruling to the effect described in clause (a) above. The NCR Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE. The AT&T Board may, but has no obligation to, waive any of these conditions. In addition, regardless of whether these conditions are satisfied, the AT&T Board has reserved the right to abandon, defer or modify the Distribution and the related transactions described herein at any time prior to the Distribution Date. See "The
                             Distribution -- Conditions; Termination" and
                             "Arrangements Among AT&T, NCR and Lucent -- NCR Distribution Agreement."


Principal Businesses to Be
  Retained by AT&T.........  AT&T is among the world's communications leaders, providing voice, data, and video telecommunication services to large and small businesses, government entities and consumers, and offering a general purpose credit card and other services. AT&T and its subsidiaries furnish local, regional, domestic and international communication transmission services. AT&T's wholly owned subsidiaries, including AT&T Wireless Services, Inc. ("AT&T Wireless"), provide cellular telephone and other wireless services. In conjunction with its subsidiaries (including AT&T Universal Card Services Corp.), AT&T also provides billing, directory, and credit and calling card services to support its communications services business.

                                NCR CORPORATION

NCR Corporation............  NCR Corporation is currently a wholly owned subsidiary of AT&T that is engaged in the information technology business. NCR was merged with a wholly owned subsidiary of AT&T on September 19, 1991. Prior to such time, NCR was a publicly held company.

                             NCR designs, develops, markets, and services information technology products, services, systems, and solutions worldwide. NCR's goal is to be a world-class provider of commercial, open computing systems for High Availability Transaction Processing and Scalable Data Warehousing solutions to customers in all industries. NCR also seeks to take advantage of its expertise and market presence in the retail, financial, and communications industries to provide specific information technology solutions to customers in these targeted industries. NCR's systems and solutions are supported by its Customer Support Services and Professional Services offerings, and its Systemedia business, which develops, produces, and markets a complete line of consumable and media products.

                             NCR's offerings cover a broad range of its customers' information technology needs: from consumers' interaction and data collection, with products including point of sale workstations, barcode scanning equipment, and self-service devices such as ATMs; through data processing, with NCR's High Availability Transaction Processing solutions; to data storage, manipulation, and usage, with NCR's Teradata relational database management system and Scalable Data Warehousing offerings. NCR's computing platforms and associated products span midrange servers, massively parallel processing computer systems, computer network servers and software systems, imaging and payment systems, workstations and peripherals, business forms, ink ribbons, customized paper rolls, and other consumable supplies and processing media.

                             NCR also provides Worldwide Customer Support
                             Services and Professional Services that include hardware maintenance, software maintenance, data warehousing service offerings, end-to-end networking service and design, and the implementation, integration, and support of complex solutions.

                             NCR operates through five business units: the Computer Systems Group; the Financial Systems Group; the Retail Systems Group; Worldwide Services; and Systemedia.

                             The principal executive offices of NCR are located at 1700 South Patterson Blvd., Dayton, Ohio 45479 and its telephone number at such location is (937) 445-5000. The Company was incorporated in Ohio in 1884 and was reincorporated in Maryland in 1926.

Business Strategy..........  In September 1995, NCR announced a restructuring of the Company, based on five key initiatives: focus, accountability, expense level reduction, process improvements, and a sense of urgency. NCR's business plan focuses on three basic components: the level of resources to be deployed, the processes through which the Company manages the business, and the market opportunities to be pursued. See "Business -- Restructuring and Turnaround" and "-- Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors -- Risks Relating to Implementation of New Business Strategy."

Management of NCR..........  The executive officers of NCR following the
                             Distribution are expected to be persons who currently serve as executive officers of NCR. See "Management."

Intercompany Agreements....  NCR, AT&T, and Lucent have entered into certain intercompany agreements governing various interim and ongoing relationships between and among the three companies. In addition, NCR has entered into the Operating Agreement (as defined below) with AT&T Capital. See "Arrangements Among AT&T, NCR and Lucent."

Preferred Share Purchase
  Rights...................  As of the Distribution Date, NCR will have adopted a Preferred Share Purchase Rights Plan (the "Rights Plan"). Certificates or book entry credits issued in the Distribution representing shares of NCR Common Stock will also initially represent an equivalent number of associated Preferred Share Purchase Rights of NCR (the "Rights"). See "Certain Antitakeover Effects -- Rights Plan."

Certain Antitakeover
Effects....................  Certain provisions of NCR's Amended and Restated
                             Charter (the "Charter") and NCR's Bylaws (the "Bylaws"), as each will be in effect as of the Distribution, and of applicable Maryland state corporation law, have the effect of making more difficult an acquisition of control of NCR in a transaction not approved by NCR's Board of Directors. See "Description of NCR Capital Stock" and "Certain Antitakeover Effects." The Rights Plan will also make more difficult an acquisition of control of NCR in a transaction not approved by NCR's Board of Directors. See "Certain Antitakeover Effects -- Rights Plan."


Post-Distribution Dividend
  Policy...................  NCR does not anticipate the payment of any cash dividends on NCR Common Stock in the foreseeable future. Payment of dividends on NCR Common Stock will also be subject to such limitations as may be imposed by NCR's credit facilities from time to time. The declaration of dividends will be subject to the discretion of the Board of Directors of NCR. See "Dividend Policy" and "Financing."


Transfer Agent and
Registrar..................  The First National Bank of Boston will be the
                             Transfer Agent and Registrar for NCR after the Distribution.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table presents summary historical financial data of NCR. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto included elsewhere in this Information Statement. The consolidated statement of operations data set forth below for each of the years ended December 31, 1995, 1994, and 1993 and the consolidated balance sheet data at December 31, 1995 and 1994 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Information Statement, and should be read in conjunction with those financial statements and notes thereto. The consolidated balance sheet data at December 31, 1993 are derived from the audited consolidated balance sheet of NCR at December 31, 1993, which is not included in this Information Statement. The consolidated statement of operations data for each of the years ended December 31, 1992 and 1991 and the consolidated balance sheet data at December 31, 1992 and 1991 are derived from unaudited consolidated financial statements not included in this Information Statement. The consolidated statement of operations data for each of the nine-month periods ended September 30, 1996 and 1995, and the consolidated balance sheet data as of September 30, 1996 and 1995 are derived from, and are qualified by reference to, the unaudited interim financial statements included elsewhere herein, and should be read in conjunction with those financial statements and notes thereto. See "Index to Financial Statements."

     The historical financial information may not be indicative of NCR's future performance and does not necessarily reflect the financial position and results of operations of NCR had NCR operated as a separate, stand-alone entity during the periods covered. See "Risk Factors -- Limited Relevance of Historical Financial Information."

                                NCR CORPORATION

                       SUMMARY HISTORICAL FINANCIAL DATA
                             (DOLLARS IN MILLIONS)


                                     NINE MONTHS
                                        ENDED
                                     SEPTEMBER 30                 YEARS ENDED DECEMBER 31
                                   ----------------   -----------------------------------------------
                                    1996     1995      1995      1994      1993      1992      1991
                                   ------   -------   -------   -------   -------   -------   -------
                                     (UNAUDITED)                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues(3)(5)...................  $4,923   $ 5,893   $ 8,162   $ 8,461   $ 7,265   $ 7,139   $ 7,246
Operating expenses(1)(6)
  Cost of revenues...............   3,572     5,566     7,316     5,894     4,839     4,378     4,322
  Selling, general and
     administrative expenses.....   1,075     2,070     2,632     2,169     2,136     1,938     2,113
  Research and development
     expenses....................     273       441       585       500       571       568       709
                                   ------    ------   -------   -------   -------   -------   -------
Income (loss) from operations....       3    (2,184)   (2,371)     (102)     (281)      255       102
Interest expense.................      40        66        90        44        41        77        85
Other income, net(2)(4)..........     (17)      (86)      (45)     (130)      (42)      (77)      (87)
                                   ------    ------   -------   -------   -------   -------   -------
Income (loss) before income taxes
  and cumulative effects of
  accounting changes.............     (20)   (2,164)   (2,416)      (16)     (280)      255       104
Income tax expense (benefit).....      96      (189)     (136)      187       138       157       387
                                   ------    ------   -------   -------   -------   -------   -------
Income (loss) before cumulative
  effects of accounting
  changes........................    (116)   (1,975)   (2,280)     (203)     (418)       98      (283)
Cumulative effects of accounting
  changes(7).....................      --        --        --        --      (869)       --        --
                                   ------    ------   -------   -------   -------   -------   -------
Net income (loss)................  $ (116)  $(1,975)  $(2,280)  $  (203)  $(1,287)  $    98   $  (283)
                                   ======    ======   =======   =======   =======   =======   =======
Pro forma net loss per common
  share (Unaudited)(8)...........  $(1.15)            $(22.57)
                                   ======             =======
FINANCIAL POSITION AND OTHER DATA
Cash and short-term
  investments....................  $  767   $   239   $   338   $   661   $   343   $   436   $   391
Accounts receivable, net.........   1,376     1,747     1,908     1,860     1,288     1,228     1,305
Inventories......................     559       814       621       952       781       620       504
Property, plant and equipment,
  net............................     922       986       957     1,234     1,143     1,026     1,067
Total assets.....................   4,940     5,288     5,256     5,836     4,664     4,565     4,448
Short-term borrowings............      42        68        45        73        40       118       105
Long-term debt...................      90       333       330       642       115       142       229
Shareholder's equity.............     836       180       358     1,690     1,032     1,831     1,628
Headcount (employees and
  contractors)...................  38,900    45,400    41,100    50,000    52,500    53,800    54,000


---------------
(1) 1995 operating expenses include restructuring and other charges of $1,649, including $1,597 in the nine months ended September 1995. (See Note 5 of Notes to Consolidated Financial Statements.)
(2) 1995 other income, net includes a gain on sale of the Microelectronics components business of $51.
(3) The decrease in revenues beginning in the fourth quarter of 1995 and through the nine months ended September 30, 1996 is due largely to the Company's decision in September 1995 to discontinue selling personal computers through high volume indirect channels.
(4) 1994 other income, net includes a gain on sale of certain assets of $110.
(5) The fiscal year-end for locations outside the U.S. was changed from November to December in 1994 to conform the domestic and international reporting periods. This change increased reported revenues in 1994 by $223, however the effect on loss from operations was not significant.
(6) 1993 operating expenses include restructuring and other charges of $219. (See Note 5 of Notes to Consolidated Financial Statements.)
(7) NCR changed its methods of accounting for postretirement benefits, postemployment benefits, and income taxes effective in 1993. (See Note 3 of Notes to Consolidated Financial Statements.)

(8) Assumes 101 million shares of NCR Common Stock outstanding. (See "Summary of Significant Accounting Policies -- Pro forma Loss per Common Share"-- Note 2 of Notes to Consolidated Financial Statements.)

                                  INTRODUCTION

     NCR is currently a wholly owned subsidiary of AT&T. The Distribution to AT&T shareowners of all the outstanding shares of NCR Common Stock will complete the restructuring announced by AT&T on September 20, 1995. Pursuant to the restructuring, AT&T has split into three separate companies: NCR, which engages in the information technology business; Lucent, which engages in the telecommunications systems, software, and products businesses; and the continuing AT&T, which engages in the communications services and credit card businesses. Earlier this year, Lucent was separated from AT&T by means of an initial public offering of approximately 17.6% of the Lucent Common Stock on April 10, 1996, followed by the Lucent Distribution on September 30, 1996. AT&T also sold its 86% interest in AT&T Capital as part of the sale of AT&T Capital consummated on October 1, 1996. NCR, AT&T and, in certain cases, Lucent, have entered into certain agreements governing various interim and ongoing relationships between and among the three companies. In addition, NCR has entered into the Operating Agreement with AT&T Capital. See "Arrangements Among AT&T, NCR and Lucent."


     The Distribution will be effected by distributing to holders of AT&T Common Stock on the Record Date all of the outstanding shares of NCR Common Stock. On the Distribution Date, AT&T will deliver the outstanding shares of NCR Common Stock to First Chicago Trust Company, the Distribution Agent for transfer and distribution to the holders of AT&T Common Stock as of the Record Date for the Distribution. It is expected that the Distribution Date will be December 31, 1996. The Distribution is conditioned upon, among other things, the receipt of a ruling from the IRS that the transaction will be a tax-free spin-off for federal income tax purposes, except to the extent of cash received instead of fractional shares. The IRS has issued a private letter ruling to the effect described above. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution" and "-- Conditions; Termination."



     Shareowners of AT&T with inquiries relating to the Distribution should call AT&T toll-free at (800) 756-8500 (anytime, 24 hours a day, 7 days a week) or the Distribution Agent at (800) 348-8288, Monday through Friday, 9:00 a.m. to 7:00 p.m. (Eastern time). After the Distribution Date, stockholders of NCR with inquiries relating to their investment in NCR should contact the Transfer Agent and Registrar at (800) NCR-2303 ((800) 627-2303); or NCR Investor Relations, at 1700 South Patterson Boulevard, Dayton, Ohio 45479; or by telephone at (937) 445-5905, Monday through Friday, 8:00 a.m. to 5:00 p.m. (Eastern time).


     NO ACTION IS REQUIRED BY AT&T SHAREOWNERS IN ORDER TO RECEIVE THE NCR COMMON STOCK TO WHICH THEY ARE ENTITLED IN THE DISTRIBUTION.

                                  RISK FACTORS

     Shareowners should carefully consider and evaluate all of the information set forth in this Information Statement, including the risk factors listed below. NCR also cautions readers that, in addition to the historical information included herein, this Information Statement includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Information Statement, the words "expect," "anticipate," "intend," " plan," " believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. However, this Information Statement also contains other forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including but not limited to the following factors, which could cause NCR's future results and stockholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of NCR. Many of such factors are beyond NCR's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. NCR disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward Looking Statements."

HISTORICAL LOSSES

     NCR has experienced net losses of $2,280 million, $203 million and $1,287 million for the years ended December 31, 1995, 1994, and 1993, respectively, and net losses of $116 million and $1,975 million for the nine months ended September 30, 1996 and 1995, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Information Statement. The Company has announced a restructuring, implementation of which management believes has improved and should continue to improve NCR's results of operations. See "Business -- Restructuring and Turnaround" and " -- Strategy." Although there have been improvements in operating results since the announcement of the restructuring, there can be no assurance that NCR will maintain or improve operating profitability. See " -- Risks Relating to Implementation of New Business Strategy."

RISKS RELATING TO IMPLEMENTATION OF NEW BUSINESS STRATEGY

     NCR announced a restructuring in September 1995, with the goal of creating a more focused and efficient business. See "Business -- Restructuring and Turnaround" and "-- Strategy." Although management believes that implementation of its restructuring and strategic business plan has improved and should continue to improve NCR's results of operations, there can be no assurance that NCR will be successful in implementing its new business strategies or that it will be able to maintain or improve upon its current operating performance. Although improvements in operating results since the announcement of the restructuring have come in part from expense reductions, further expense reductions are not expected to drive material improvements in operating results. As a result, NCR's ability to continue to improve its operating results will depend primarily on its ability to increase revenues and to continue to improve sales and services and rentals gross margins.

     A key determinant of the success of NCR's strategy will be NCR's ability to expand its data warehousing and professional services businesses. There can be no assurances that NCR will not face unforeseen costs, delays or obstacles in the implementation of its business plan, that these changes will have the desired benefits, or that NCR's strategy will be successful. The success of NCR's strategy will also depend, among other things, upon the technologies, actions, products, and strategies of NCR's current and future competitors, general domestic and foreign economic and business conditions, the condition of the information technology industry and the industries in which NCR's customers operate, and other factors. See "-- Dependence on New Product Development" and "-- Competition."

FUTURE CAPITAL REQUIREMENTS; ABSENCE OF AT&T FUNDING

     In recent years, NCR's working capital and cash flow requirements have been substantial. Since 1991, NCR's working capital, research and development, capital expenditures, and other financing requirements have been met by AT&T's corporate-wide cash management and funding policies. Net cash transfers from AT&T were $1,034 million, $770 million, and $425 million for the years ended December 31, 1995, 1994, and 1993, respectively, and $638 million for the nine months ended September 30, 1996. After the Distribution, AT&T will no longer provide such funds to finance NCR's operations or for any other purpose.


     In order to meet its working capital needs after the Distribution, NCR entered into a five-year, unsecured revolving credit facility (the "Credit Facility") with a syndicate of commercial banks and financial institutions. The Credit Facility provides that NCR may borrow from time to time on a revolving credit basis an aggregate principal amount of up to $600 million, subject to the terms and conditions thereof. See "Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources."


     NCR believes that cash flows from operations, availability under the Credit Facility and other short and long-term debt financings, if any, will be sufficient to satisfy its future working capital, research and development, capital expenditure, and other financing requirements for the foreseeable future. NCR further believes that it will be able to access capital markets on terms and in amounts that will be satisfactory to it, although there can be no assurance that will be the case. NCR believes that it will be able to obtain bid and performance bonds, to arrange or provide customer financing as necessary, and to engage in hedging transactions on commercially acceptable terms.

     However, NCR does not expect to be able to obtain financing with interest rates or other terms as favorable as those historically experienced by AT&T, with the result that its cost of capital will likely be higher than that reflected in NCR's historical financial statements. NCR will also likely be subject to financial, operating, and other covenants restricting its operations, although historically, as a wholly owned subsidiary of AT&T, it has not been subject to any such restrictive covenants.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources" and the consolidated financial statements and notes thereto included elsewhere in this Information Statement.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT

     The markets for many of NCR's offerings are characterized by rapidly changing technology, evolving industry standards, and frequent new product introductions. NCR's operating results will depend to a significant extent on its ability to design, develop or otherwise obtain and introduce new products, services, systems, and solutions and to reduce the costs of these offerings. The success of these and other new offerings is dependent on many factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of NCR's competitors, and market acceptance. Often a delay in introducing an offering can cause a company to miss a market opportunity. There can be no assurance that NCR will successfully identify new product, service, system or solution opportunities and bring new offerings to market in a timely manner, or that products, technologies or services developed by others will not render NCR's current or future offerings or technology investments obsolete or noncompetitive. In addition, there can be no assurance that any of the technologies in which NCR is focusing its capital expenditure and research and development investments will achieve broad acceptance in the marketplace. Finally, there can be no assurance that NCR will be able to attract and retain the highly skilled technical personnel necessary to enable NCR to develop and sell new products, services, systems, and solutions successfully. Any such factors could have a material adverse effect on NCR's financial condition and results of operations.

     Shortening product life cycles in the information technology industry pose a challenge for the effective management of the transition from existing products to new products. Product development or manufacturing delays, variations in product costs, and delays in customer purchases of existing products in anticipation of new product introductions are among the factors that make a smooth transition from current products to new products difficult. The transition to new products can also result in inventory of old or obsolete products and components. In addition, competitors' introductions of new offerings may coincide with periods leading up to NCR's own introduction of new or enhanced offerings. Furthermore, some of NCR's own new products replace or compete with other of NCR's current products. The foregoing factors may materially adversely affect NCR's financial condition and results of operations.

RELIANCE ON SUPPLIERS AND PARTNERS

     Due to NCR's focus on providing complex integrated solutions to customers, NCR frequently relies on third parties to provide significant elements of NCR's offerings, which must be integrated with the elements provided by NCR. Elements provided by third parties can include operating software, software tools, application specific software, hardware, components, services, and other technology. In addition, because NCR's business interacts with areas in which other companies have greater technological, marketing, and service expertise, NCR has from time to time formed alliances with third parties that have complementary products, services, and skills. These business practices often require NCR to rely on the performance and capabilities of third parties which are beyond NCR's control. NCR may also compete against many of these third parties in other parts of their businesses.

     NCR's reliance on third parties introduces a number of risks to NCR's business. In addition to the risk of non-performance by alliance partners or other third parties, the need to integrate elements provided by NCR with those of third parties could result in delays in the introduction of new products, services, systems, or solutions. Further, the failure of any of these third parties to provide products or services that conform to NCR's specifications or quality standards could impair the ability of NCR to offer solutions that include such third-party elements or may impair the quality of such solutions. Any of these factors could have a material adverse impact on NCR's financial condition and results of operations.

     A number of NCR's products and systems rely primarily on specific suppliers for microprocessors, operating systems, and other central components. For example, the Company's computer systems are based on microprocessors and related peripheral chip technology designed by Intel Corporation ("Intel"). In addition, NCR incorporates UNIX and Microsoft Windows NT operating systems into its products. NCR's High Availability Transaction Processing and Scalable Data Warehousing solutions may utilize commercial databases from Oracle Corporation ("Oracle") or Informix Corporation ("Informix"). The failure of any of these technologies to remain competitive, either individually or as part of a system or solution, or the failure of these providers to continue such technologies, could have a material adverse effect on NCR's financial condition and results of operations.

     NCR also uses many standard parts and components in its products and believes there are a number of competent vendors for most parts and components. However, a number of important components are developed by and purchased from single sources due to price, quality, technology or other considerations. In some cases, those components are available only from single sources. The process of substituting a new producer of such parts could materially adversely affect NCR's financial condition and results of operations. Some suppliers of certain components require long lead times making it difficult for NCR to plan inventory levels of components consistently to meet demand for NCR's products. Certain other components have from time to time been subject to industry-wide shortages. Future shortages of components could materially adversely affect NCR's financial condition and results of operations. In addition, if NCR is required to enter into licensing or similar arrangements with third parties, who may be competitors of NCR, to obtain intellectual property or other rights necessary for its offerings, NCR may encounter delays or costs which may adversely affect its ability to provide these offerings.

     NCR must develop and implement effective strategies that anticipate availability and pricing by suppliers as well as forecast customer demand for its products. In order to secure components for production and introduction of new products, NCR may make advance payments to certain suppliers and may enter into noncancelable purchase commitments with vendors with respect to the purchase of components. Many of the components used in NCR's products, particularly microprocessors and memory, experience steep price declines over their product lives. If NCR is unable to manage its purchases and utilization of such components efficiently to maintain low inventory levels immediately prior to major price declines, NCR could be unable to take immediate advantage of such declines to lower its product costs, which could have a material adverse effect on NCR's financial condition and results of operations.

COMPETITION

     NCR faces significant competition in all geographic areas where it operates. Its markets are characterized by continuous, rapid technological change, the need to introduce products in a timely manner in order to take advantage of market opportunities, short product life cycles, frequent product performance improvements, and price reductions.

     The methods of competition vary, depending on the product, service, system, or solution being offered, but typically include product and system performance, quality and reliability, price/performance ratio, global marketing and distribution capabilities, technology, industry expertise, total cost of ownership, industry knowledge of the vendor, availability and performance of software, system expandability and upgrade capability, compatibility, adaptability in support of new applications and software, availability and performance of applications, ability to design, develop, introduce and deliver products, services, systems, or solutions in a timely manner, product features and functions, service and support, ease of system operation, compliance with industry standards, and corporate reputation. Customers evaluating purchases from NCR which contemplate continued performance or service by NCR over a period of time may consider NCR's financial prospects relative to that of other more well-capitalized companies as a factor in their purchasing decisions. In addition, competitors and competitive factors vary by geographic area and by business unit. See "Business -- Retail Systems Group -- Competition," "-- Financial Systems Group -- Competition," "-- Computer Systems Group -- Competition," "-- Worldwide Services -- Competition" and
"-- Systemedia Group -- Competition."

     Present and potential competition in the various markets served by NCR comes from domestic and international companies of various sizes and types, a number of which have greater financial, technical, marketing and other resources, larger installed bases of customers or a wider range of available applications software than NCR. NCR's competitors include both some of the largest and most well-capitalized domestic and international corporations and newer, smaller companies which have historically had great success in making major inroads in the information technology industry. In addition, companies not currently in direct competition with NCR may introduce competing products in the future. In the information technology industry, it is possible for companies to be, at various times, competitors, customers, and collaborators.

     The significant competition in the information technology industry has decreased gross margins for many companies in recent years and could continue to do so in the future. During the period 1992 through 1994, NCR experienced a decline in gross margins greater than that of the industry generally. Future operating results will depend in part on NCR's ability to mitigate such margin pressure by maintaining a favorable mix of system, solutions, service, and other revenues and by achieving component cost reductions and operating efficiencies.

SEASONALITY

     NCR's sales are historically seasonal, with revenue higher in the fourth quarter of each year. Consequently, during the three quarters ending in March, June, and September, NCR has historically experienced less favorable results than in the quarter ending in December. Such seasonality also causes NCR's working capital cash flow requirements to vary from quarter to quarter depending on, among other things, the variability in the volume, timing and mix of product sales. In addition, in many quarters, a large portion of NCR's revenue is realized in the third month of the quarter. Operating expenses are relatively fixed in the short term and often cannot be materially reduced in a particular quarter if revenue falls below anticipated levels for such quarter. As a result, even a relatively small revenue shortfall may cause a period's results to be materially below expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of
Operations -- Seasonality."

RELIANCE ON AT&T ENTITIES; INDUSTRY FOCUS

     In recent years, NCR's largest customer, measured by total revenue, has been AT&T and its affiliated companies, including Lucent, although other customers purchase more of certain systems and product lines. The contribution of AT&T and its affiliated companies (including Lucent) to NCR's total revenue and as a percentage of total revenue for the years ended December 31, 1995, 1994 and 1993 was $630 million (8%), $522 million (6%) and $385 million (5%), respectively. For the nine months ended September 30, 1996 and 1995, respectively, the contribution of these companies to total revenue and as a percentage of total revenue was $357 million (7%) and $446 million (8%). No other customer of NCR accounted for more than 3% of consolidated revenue during the year ended December 31, 1995 or during the nine-month period ended September 30, 1996.


     Except as set forth in the AT&T Volume Purchase Agreement (as defined herein) entered into between NCR and AT&T and the Lucent Volume Purchase Agreement (as defined herein) entered into between NCR and Lucent, neither AT&T nor Lucent is obligated to make any minimum level of future purchases from NCR or to provide NCR with binding forecasts of product purchases for any future period. Moreover, with the spinoff of Lucent from AT&T on September 30, 1996, future decisions as to purchases by each company will be made independently from the other company. Pursuant to the AT&T Volume Purchase Agreement, AT&T and its designated affiliates (other than Lucent) have committed to purchase an aggregate of at least $350 million of offerings from NCR during the three-year period ending December 31, 1999, subject to certain conditions. Pursuant to the Lucent Volume Purchase Agreement, Lucent has committed to purchase an aggregate of at least $150 million of offerings from NCR during the three-year period ending December 31, 1998. As of September 30, 1996, approximately $106 million of such commitment had been purchased by Lucent. See "Arrangements Among AT&T, NCR and Lucent -- Purchase Agreements."

     In addition, NCR's focus on three industries -- retail, financial, and communications -- may increase NCR's vulnerability to economic and business conditions affecting customers in each such industry and to other events outside of its control that could reduce technology spending in such industries. See "Business -- Strategy."

RISK OF FOREIGN OPERATIONS AND FOREIGN EXCHANGE

     For the year ended December 31, 1995, approximately $4.6 billion, or 56%, of NCR's revenue was generated by its foreign operations. NCR's foreign operations are subject to a number of risks inherent in operating abroad. Such operations may be adversely affected by a variety of factors, many of which cannot be readily foreseen and over which the Company has no control, including, but not limited to, risks with respect to currency exchange rates, foreign economic and political conditions or destabilization, other disruption of capital and trading markets, restrictive actions by foreign governments (such as restrictions on transfer of funds, trade protection measures including export duties and quotas, and foreign customs duties and tariffs), changes in legal or regulatory requirements, import or export licensing requirements, risks relating to the repatriation of funds from non-United States subsidiaries, difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, foreign investment and loans, natural disasters, and foreign tax laws. See "Business -- Properties" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Condition, Liquidity and Capital Resources." Although the Company has not experienced any material adverse impact on its financial condition and results of operations as a result of these factors, there can be no assurance that these factors will not have a material adverse impact on NCR's ability to increase or maintain its foreign sales or on its financial condition or results of operations or will not require the Company to modify its current business practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     A significant change in the value of the dollar or another functional currency against the currency of one or more countries where NCR recognizes revenues or earnings or maintains net asset investments may materially adversely affect NCR's financial condition and results of operations. NCR attempts to mitigate a portion of such changes through the use of foreign currency contracts, although there can be no assurances that such attempts will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources."

CERTAIN LEGAL MATTERS; POTENTIAL ENVIRONMENTAL LIABILITIES

     In the normal course of business, NCR is subject to regulations, proceedings, lawsuits, claims, and other matters, including actions under laws and regulations related to the environment, health, and safety, among others. Such matters are subject to the resolution of many uncertainties, and accordingly, outcomes are not predictable with assurance. Although NCR believes that amounts provided in its financial statements are currently adequate in light of the probable and estimable liabilities, there can be no assurances that the amounts required to discharge alleged liabilities from lawsuits, claims, and other legal proceedings and environmental matters, and to comply with applicable environmental laws, will not exceed the amounts reflected in NCR's financial statements or will not have a material adverse effect on the Company's consolidated financial condition, results of operations, or cash flows. Any amounts of costs that may be incurred in excess of those amounts provided as of September 30, 1996 cannot be determined.

     Among the lawsuits and claims pending against NCR as of September 30, 1996, there were approximately 80 individual product liability claims alleging that the Company's products, including personal computers ("PCs"), supermarket barcode scanners, cash registers, and check encoders, caused so-called "repetitive strain injuries" or "cumulative trauma disorders," such as carpal tunnel syndrome. In such lawsuits, the plaintiff typically alleges that he or she suffers from injuries caused by the design of the product at issue or a failure to warn of alleged hazards. These plaintiffs seek compensatory damages and, in many cases, punitive damages. Most other manufacturers of these products have also been sued by plaintiffs on similar theories. Ultimate resolution of the litigation against the Company may substantially depend on the outcome of similar matters of this type pending in various state and federal courts. The Company has denied the merits and basis for the pending claims against it and intends to continue to contest these cases vigorously.

     NCR's facilities and operations are subject to a wide range of environmental protection laws in the United States and other countries related to solid and hazardous waste disposal, the control of air emissions and water discharges, and the mitigation of impacts to the environment from past operations and practices. NCR has investigatory and remedial activities, including characterization and cleanup actions, underway at a number of currently and formerly owned or operated facilities to comply, or to determine compliance, with applicable environmental protection laws. NCR has been identified, either by a governmental agency or by a private party seeking contribution to site cleanup costs, as a potentially responsible party ("PRP") at a number of sites pursuant to a variety of statutory schemes, both state and federal, including the Federal Water Pollution Control Act ("FWPCA") and comparable state statutes, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), and comparable state statutes.

     In February 1996, NCR received notice from the United States Department of the Interior, Fish & Wildlife Service ("USF&WS") that USF&WS considers NCR a PRP under the FWPCA and CERCLA with respect to alleged natural resource restoration and damages to the Fox River and related Green Bay environment ("Fox River System") due to, among other things, sediment contamination in the Fox River System allegedly resulting from liability arising out of NCR's former carbonless paper manufacturing operations at Appleton and Combined Locks, Wisconsin. USF&WS has also notified a number of other manufacturing companies of their status as PRPs under the FWPCA and CERCLA for natural resource restoration and damages in the Fox River System resulting from their ongoing or former paper manufacturing operations in the Fox River Valley. USF&WS and two Indian Tribes have stated their intention to conduct a Natural Resource Damage Assessment to determine and quantify the nature and extent of alleged injury to natural resources. In addition, NCR has been identified, along with a number of other companies, by the Wisconsin Department of Natural Resources ("WDNR") with respect to alleged liability arising out of alleged past discharges that have contaminated sediments in the Fox River System. NCR is also actively pursuing discussions with the WDNR regarding the Company's alleged liability. NCR's share, if any, of such cleanup costs or natural resource restoration and damages liability cannot be predicted with certainty at this time due to (i) the unknown magnitude, scope, and source of any alleged contamination, (ii) the absence of identified remedial objectives and methods, and (iii) the uncertainty of the amount and scope of any alleged natural resource restoration and damages. At this point, NCR believes that there are additional PRPs who may be liable for such natural resource damages and remediation costs. Further, in 1978, NCR sold the business to which the claims apply and believes the claims described above are the responsibility of the buyer and its former parent company pursuant to the terms of the sales agreement. In this connection, NCR has commenced litigation against the buyer to enforce its position.

     It is difficult to estimate the future financial impact of environmental laws, including potential liabilities. NCR accrues environmental provisions when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. Management expects that the amounts provided as of December 31, 1995 and September 30, 1996 will be paid out over the period of investigation, negotiation, remediation, and restoration for the applicable sites, which may be 30 years or more. Provisions for estimated losses from environmental remediation are, depending on the site, based primarily on internal and third-party environmental studies, estimates as to the number and participation level of any other PRPs, the extent of the contamination, and the nature of required remedial and restoration actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for environmental matters in NCR's consolidated financial statements are the estimated gross undiscounted amount of such liabilities, without deductions for insurance or third-party indemnity claims. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements.

     NCR has received notice of a purported class action suit filed on or about November 8, 1996, in the Circuit Court for Pinellas County, Florida (Case No. 96-7077-CI-8), in which NCR is named as one of the defendants. The complaint seeks, among other things, damages from the defendants in the aggregate amount of $200 million, trebled, plus attorneys fees, based on state antitrust and common law claims of unlawful restraints of trade, monopolization, and unfair business practices. The portions of the complaint pertinent to NCR, among other things, assert a purported agreement between Siemens-Nixdorf entities ("Siemens") and NCR regarding the servicing of certain "ultra-high speed printers" manufactured by Siemens and the agreement's impact upon independent service organizations, brokers, and end-users of such printers. The amount of any liabilities or other costs that may be incurred in connection with this matter cannot currently be determined.


RISK OF INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS

     NCR relies on patent, trademark, trade secret, and copyright laws both to protect its proprietary technology and to protect NCR against claims from others. NCR believes that it has direct intellectual property rights or rights under licensing arrangements covering substantially all of its material technologies and has not received notice of any material infringement claims against it which it believes are valid. However, given the technological complexity of NCR's systems and products, rapid technological changes in the computer and technology industries, extensive patent and copyright coverage, and the rapid establishment of new copyright and patent rights, there can be no assurance that claims of infringement will not be asserted against NCR or against NCR's customers in connection with their use of NCR's systems and products. There can also be no assurance as to the outcome of any such claims. In addition, there can be no assurance that NCR will be able to ensure that component supplies and the cost of components are not adversely affected by legal proceedings in which an adverse determination is made with respect to intellectual property rights of NCR or one of its suppliers.

     AT&T, Lucent and NCR have entered into certain defensive protection agreements under which each company has the ability, subject to specified restrictions, to assert infringement claims under specified patents against companies that assert patent infringement claims against them. See "Arrangements Among AT&T, NCR and Lucent -- Patent Licenses and Related Matters."

LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

     The historical financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of NCR in the future or the results of operations, financial position, and cash flows had NCR operated as a separate, stand-alone entity during the periods presented. The financial information included herein does not reflect any changes that may occur in the funding and operations of NCR as a result of the Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations. Nonetheless, the historical financial information included herein reflects net losses of $2,280 million, $203 million, and $1,287 million for the years ended December 31, 1995, 1994, and 1993, respectively, and net losses of $116 million and $1,975 million for the nine months ended September 30, 1996 and 1995, respectively. Although management believes that implementation of its restructuring and strategic business plan has improved and should continue to improve NCR's results of operations, there can be no assurance that NCR will be successful in implementing its new business strategies or that it will be able to maintain or improve its current operating performance. See "-- Historical Losses" and "-- Risks Relating to Implementation of New Business Strategy."

ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

     NCR has not operated as a stand-alone company since its merger with a wholly owned subsidiary of AT&T in September 1991. In recent years, NCR's working capital and cash flow requirements have been substantial. Since 1991, NCR's working capital, research and development, capital expenditures, and other financing requirements have been met by AT&T's corporate-wide cash management and funding policies. Net cash transfers from AT&T were $1,034 million, $770 million, and $425 million for the years ended December 31, 1995, 1994, and 1993, respectively, and $638 million for the nine months ended September 30,

1996. After the Distribution, AT&T will no longer provide such funds to finance NCR's operations or for any other purpose. See "-- Future Capital Requirements; Absence of AT&T Funding." In addition, after the Distribution, AT&T will have no obligation to provide assistance to NCR or any of its subsidiaries except as described in "Arrangements Among AT&T, NCR and Lucent -- Purchase Agreements." Furthermore, AT&T will have no obligation to enter into new arrangements with NCR as the existing arrangements expire.

ABSENCE OF A PUBLIC MARKET FOR NCR COMMON STOCK


     There is currently no public market for NCR Common Stock. Although the NCR Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE, there can be no assurance as to the prices at which trading in NCR Common Stock will occur after the Distribution. Until the NCR Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in NCR Common Stock will develop or be sustained in the future.


     The prices at which NCR Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, NCR's performance and prospects, the depth and liquidity of the market for NCR Common Stock, investor perception of NCR and of the information technology industry, NCR's dividend policy, general financial and other market conditions, and domestic and international economic conditions. In addition, financial markets, including the NYSE, have experienced extreme price and volume fluctuations that have affected the market price of many information technology industry stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of NCR Common Stock.

POSSIBILITY OF SUBSTANTIAL SALES OF NCR COMMON STOCK


     The planned Distribution will involve the distribution of an aggregate of approximately 101 million shares of NCR Common Stock to the shareowners of AT&T on the Distribution Date, representing all of the outstanding shares of NCR Common Stock. Substantially all of such shares of NCR Common Stock will be eligible for immediate resale in the public market. Also, NCR anticipates that, subject to certain conditions, its Transfer Agent and Registrar may establish an odd-lot program to be in effect for a period of time after the Distribution. Neither AT&T nor NCR is able to predict whether substantial amounts of NCR Common Stock will be sold in the open market following the Distribution. Any sales of substantial amounts of NCR Common Stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of NCR Common Stock. See "The Distribution -- Listing and Trading of NCR Common Stock."


CERTAIN ANTITAKEOVER EFFECTS

     The Charter and Bylaws, the Rights Plan, and applicable sections of the Maryland General Corporation Law (the "GCL") contain several provisions that may make more difficult the acquisition of control of NCR without the approval of the NCR Board of Directors. Certain provisions of NCR's Charter and the Bylaws, among other things: (i) classify the NCR Board of Directors into three classes, each of which serve for staggered three-year terms; (ii) provide that a director of NCR may be removed by the stockholders only for cause by the vote of 80% of the stock entitled to vote generally in the election of directors (the "Voting Stock"); (iii) provide that only the NCR Board of Directors or President or the holders of at least a majority of the Voting Stock may call special meetings of the stockholders; (iv) provide that the stockholders may take action without a meeting of stockholders only by unanimous written consent (which as a practical matter makes action by written consent impossible in a public corporation such as NCR after the Distribution); (v) provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to the NCR Board of Directors or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; and (vi) provide that the stockholders may amend or repeal any of the foregoing provisions of the Charter or the Bylaws only by a vote of 80% of the Voting Stock. The Rights

Plan would cause substantial dilution to a person or group that attempts to acquire NCR on terms not approved in advance by the NCR Board of Directors. The GCL generally imposes certain restrictions on mergers and other business combinations between NCR and any holder of 10% or more of the NCR Common Stock if the holder's acquisition of such position was not approved in advance by the NCR Board of Directors. In addition, under the GCL, the affirmative vote of the holders of two-thirds of the NCR Common Stock is required to approve any merger or similar business combination involving NCR, with certain exceptions. See "Description of NCR Capital Stock" and "Certain Antitakeover Effects." In addition, certain of the equity-based incentive plans of NCR are expected to contain provisions providing for the acceleration or modification of benefits upon a Change of Control (as defined in the respective plans) of NCR. Also, NCR is evaluating entering into severance agreements, or adopting similar arrangements, to provide specified employees with certain benefits in the event of a change of control of NCR. See "Management."


                                THE DISTRIBUTION

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

     NCR is currently a wholly owned subsidiary of AT&T, engaged in the information technology business. The Distribution to AT&T shareowners of all the outstanding shares of NCR Common Stock will complete the restructuring announced by AT&T on September 20, 1995. Pursuant to the restructuring, AT&T has split into three separate companies: NCR, Lucent and the continuing AT&T. Earlier this year, Lucent was separated from AT&T by means of an initial public offering of approximately 17.6% of the Lucent Common Stock on April 10, 1996, followed by the Lucent Distribution on September 30, 1996. AT&T also sold its 86% interest in AT&T Capital as part of the sale of AT&T Capital consummated on October 1, 1996.

     The restructuring of AT&T responds to changes in customer needs and demands, public policy, and technology in the industries in which AT&T has operated in the past. In AT&T's view, these changes are creating a new industry structure in which, increasingly, the advantages of vertical integration are outweighed by its costs and disadvantages. In particular, these changes have resulted in, among other things, a situation in which, to varying degrees, many of the actual and potential customers of Lucent and NCR are or will be competitors of AT&T's communications services businesses. NCR believes that its efforts to target the communications industry have been hindered by the reluctance of AT&T's communications services competitors to make purchases from an AT&T subsidiary, and that in some cases the unwillingness of these competitors to share proprietary information, such as customer data and marketing strategies, with NCR has made it more difficult for NCR to market information technology solutions to these companies. Finally, the demands created by this new industry structure have also heightened the need for focused management time and attention in each of the businesses previously conducted by AT&T, including the information technology business operated by NCR. For these reasons, AT&T determined to separate its businesses by means of its restructuring.

MANNER OF EFFECTING THE DISTRIBUTION


     It is expected that the Distribution Date will be December 31, 1996. At the time of the Distribution, share certificates for NCR Common Stock will be delivered to the Distribution Agent. Commencing on or about the date of the Distribution, the Distribution Agent will begin mailing account statements reflecting ownership of shares of NCR Common Stock to holders of AT&T Common Stock as of the close of business on the Record Date on the basis of one share of NCR Common Stock for every 16 shares of AT&T Common Stock held on the Record Date. All such shares of NCR Common Stock will be fully paid, nonassessable and free of preemptive rights. See "Description of NCR Capital Stock."


     No certificates or scrip representing fractional interests in a share of NCR Common Stock will be issued to AT&T shareowners who receive certificates for NCR shares or who would be entitled to less than one whole share of NCR Common Stock as part of the Distribution. In lieu of receiving fractional interests in shares, each such holder of AT&T Common Stock who would otherwise be entitled to receive a fractional interest in a share of NCR Common Stock will receive cash for such fractional interest. The Distribution

Agent will, as soon as practicable after the Distribution Date, aggregate and sell all such fractional interests in shares at then prevailing prices and distribute the net proceeds to stockholders entitled thereto. See "-- Certain Federal Income Tax Consequences of the Distribution."


     NO HOLDER OF AT&T COMMON STOCK WILL BE REQUIRED TO MAKE ANY PAYMENT FOR THE SHARES OF NCR COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF AT&T COMMON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE NCR COMMON STOCK TO WHICH THE HOLDER IS ENTITLED IN THE DISTRIBUTION.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The Distribution is intended to qualify as a tax-free distribution under
Section 355 of the Code. The Distribution is conditioned upon receipt of a ruling to that effect from the IRS. Accordingly, so long as the Distribution qualifies under Section 355 of the Code, neither AT&T nor NCR will recognize any income, gain or loss with respect to the Distribution, and AT&T shareowners will not recognize any income, gain or loss upon the receipt of NCR Common Stock except with respect to cash received in lieu of fractional shares. The IRS has issued a private letter ruling to the effect described above.

     An AT&T shareowner's tax basis for the AT&T Common Stock with respect to which NCR Common Stock is received will be apportioned between such shares of AT&T Common Stock and such shares of NCR Common Stock (including any fractional shares) in proportion to the fair market value of each on the Distribution Date. Such allocation must be calculated separately for each block of shares of AT&T Common Stock with respect to which NCR Common Stock is received, that is, separately for each block of shares of AT&T Common Stock that was purchased at different times or at different costs. The holding period for such NCR Common Stock received will include the period during which such shares of AT&T Common Stock were held, provided that such shares of AT&T Common Stock are held as a capital asset.

     Treasury regulations governing Section 355 of the Code require that each AT&T shareowner who receives NCR Common Stock pursuant to the Distribution attach a statement to his or her federal income tax return for the taxable year in which he or she receives such stock, which statement shows the applicability of Section 355 of the Code to the Distribution. AT&T will provide each AT&T shareowner with the information necessary to comply with this requirement.

     The IRS ruling will be based on certain factual representations and assumptions by AT&T and NCR. Neither AT&T nor NCR is aware of any present facts or circumstances which should cause such representations and assumptions to be untrue. However, certain extraordinary purchases of AT&T Common Stock or NCR Common Stock, events which are not within the control of AT&T or NCR, could cause the Distribution not to qualify as tax-free. The NCR Distribution Agreement provides that, notwithstanding anything to the contrary in the Separation and Distribution Agreement or the Tax Sharing Agreement (as such terms are defined herein), if as a result of the acquisition of all or a portion of the capital stock or assets of NCR the Distribution fails to qualify as a tax-free distribution under Section 355 of the Code, then NCR will be liable for any and all increases in Tax (as defined in the Tax Sharing Agreement) attributable thereto. See "Arrangements Among AT&T, NCR and Lucent -- Tax Agreements."

     Should the Distribution ultimately be determined not to qualify under
Section 355 of the Code, AT&T shareowners would be required to recognize ordinary dividend income upon their receipt of NCR Common Stock (including fractional shares) in an amount equal to the fair market value of such NCR Common Stock on the date of the Distribution. AT&T shareowners would have a tax basis for such NCR Common Stock equal to such fair market value, and their tax basis for their AT&T Common Stock would not be affected. AT&T would recognize gain upon the Distribution equal to the excess, if any, of the fair market value of the NCR Common Stock distributed on the date of the Distribution over AT&T's tax basis for such NCR Common Stock.

     THE FOREGOING SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO AT&T SHAREOWNERS WHO ACQUIRED THEIR SHARES IN CONNECTION WITH THE GRANT OF A SHARE OF RESTRICTED STOCK OR OTHERWISE AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE

UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL AT&T SHAREOWNERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

LISTING AND TRADING OF NCR COMMON STOCK


     There is currently no public market for NCR Common Stock. Although the NCR Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE, there can be no assurance as to the prices at which trading in NCR Common Stock will occur after the Distribution. Until NCR Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in NCR Common Stock will develop or be sustained in the future.


     The prices at which NCR Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, NCR's performance and prospects, the depth and liquidity of the market for NCR Common Stock, investor perception of NCR and of the information technology industry, NCR's dividend policy, general financial and other market conditions, and domestic and international economic conditions. In addition, financial markets, including the NYSE, have experienced extreme price and volume fluctuations that have affected the market price of many information technology industry stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of NCR Common Stock.


     NCR initially will have approximately 1.6 million stockholders of record, based on the number of record holders of AT&T Common Stock on the Record Date. The Transfer Agent and Registrar for the NCR Common Stock will be The First National Bank of Boston. For certain information regarding options and other equity-based employee benefit awards involving NCR Common Stock that may become outstanding after the Distribution, see "Management" and "Arrangements Among AT&T, NCR and Lucent -- Employee Benefits Agreement."


     Shares of NCR Common Stock distributed to AT&T shareowners in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of NCR under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of NCR after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, NCR and may include certain officers and directors of NCR as well as principal stockholders of NCR, if any. Persons who are affiliates of NCR will be permitted to sell their shares of NCR Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(2) of the Securities Act (relating to private sales) or by Rule 144 under the Securities Act.

     See "Risk Factors -- Absence of a Public Market for NCR Common Stock" and "-- Possibility of Substantial Sales of NCR Common Stock."

CONDITIONS; TERMINATION


     The Distribution is conditioned upon, among other things: (a) the receipt of a ruling from the IRS to the effect that the Distribution qualifies as a tax-free distribution under Section 355 of the Code; (b) the receipt of any material governmental approvals and third party consents necessary to consummate the Distribution; (c) the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the Distribution;
(d) no other event occurring that prevents the consummation of the Distribution;
(e) the acceptance for listing on a mutually agreed stock exchange or quotations system, which is expected to be the NYSE, subject to notice of issuance, of the NCR Common Stock (and related Rights); and (f) the formal approval by the AT&T Board of the Distribution. The IRS has issued a private letter ruling to the effect described in clause (a) above. The NCR Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE. The AT&T Board may, but has no obligation to, waive any of these conditions. In addition, regardless of whether these conditions are satisfied, the AT&T Board has reserved the right to abandon, defer or modify the Distribution and the related transactions described herein at any time prior to the Distribution Date. See "Arrangements Among AT&T, NCR and Lucent -- NCR Distribution Agreement."

                                DIVIDEND POLICY


     NCR does not anticipate the payment of any cash dividends on NCR Common Stock in the foreseeable future. Payment of dividends on NCR Common Stock will also be subject to such limitations as may be imposed by NCR's credit facilities from time to time. The declaration of dividends will be subject to the discretion of the Board of Directors of NCR.


                                   FINANCING


     In order to meet its working capital needs, NCR entered into a five-year, unsecured revolving Credit Facility with a syndicate of commercial banks and financial institutions. The Credit Facility provides that NCR may borrow from time to time on a revolving credit basis an aggregate principal amount of up to $600 million, subject to the terms and conditions thereof. NCR expects to be able to use the available funds at any time for capital expenditure needs, repayment of existing debt obligations, working capital, and general corporate purposes. The Credit Facility will initially mature within five years from the date of closing and contains certain representations and warranties, conditions, affirmative, negative and financial covenants, and events of default customary for such facilities. Interest rates charged on borrowings outstanding under the Credit Facility are based on market rates which can vary over time. In addition, subject to the terms and conditions thereof, a portion of the Credit Facility will be available for the issuance of letters of credit as required by NCR. See "Risk Factors -- Future Capital Requirements; Absence of AT&T Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources."


                                    BUSINESS

OVERVIEW

     NCR designs, develops, markets, and services information technology products, services, systems, and solutions worldwide. The Company's goal is to be a world-class provider of commercial, open computing systems for High Availability Transaction Processing and Scalable Data Warehousing solutions to customers in all industries. NCR also seeks to take advantage of its expertise and market presence in the retail, financial, and communications industries to provide specific information technology solutions to customers in these targeted industries. NCR's systems and solutions are supported by its Customer Support Services and Professional Services offerings, and its Systemedia business, which develops, produces, and markets a complete line of consumable and media products. These products, services, systems, and solutions are described in greater detail in the product group descriptions below.

     NCR's offerings cover a broad range of its customers' information technology needs: from consumers' interaction and data collection, with products including point of sale workstations, barcode scanning equipment, and self-service devices such as ATMs; through data processing, with NCR's High Availability Transaction Processing solutions; to data storage, manipulation, and usage, with NCR's Teradata relational database management system and Scalable Data Warehousing offerings. The Company's computing platforms and associated products span midrange servers, massively parallel processing computer systems, computer network servers and software systems, imaging and payment systems, workstations and peripherals, business forms, ink ribbons, customized paper rolls, and other consumable supplies and processing media.

     NCR also provides Worldwide Customer Support Services and Professional Services that include hardware maintenance, software maintenance, data warehousing service offerings, end-to-end networking service and design, and the implementation, integration, and support of complex solutions.

RESTRUCTURING AND TURNAROUND

     BACKGROUND EVENTS -- SEPTEMBER 1991 TO JUNE 1995

     NCR was merged with a wholly owned subsidiary of AT&T in September 1991. In connection with the merger, NCR assumed operation of portions of AT&T's Computer Systems division. A key strategic objective behind the merger was to combine NCR's strengths in the computer business with AT&T's communications expertise, with the goal of taking advantage of a merging of computing and communications.

     In February 1992, Teradata Corporation ("Teradata"), a provider of massively parallel computers and related proprietary database software, was merged with a subsidiary of NCR in exchange for AT&T Common Stock in a transaction accounted for under the pooling method of accounting. Prior to this merger, NCR had been involved in a joint research and development project with Teradata which focused on the application of parallel processing hardware and software technology to the commercial computing marketplace. After the merger, the Teradata operations were combined with the activities of NCR's Computer Systems Group and became the core of the Company's focus in these markets. See "-- Strategy" and "-- Computer Systems Group."

     In 1993, a series of changes to the Company's business strategy and management model were initiated. The primary goal of these changes was to improve NCR's profitability by increasing the rate of revenue growth. NCR's revenues had not increased materially from 1991 to 1993. These changes included developing programs designed to increase the breadth and competitiveness of the Company's offerings, and implementing a revised business management model and decision-making approach.

     In addition to its historical strength in the retail and financial industries, NCR targeted four additional industries where NCR did not have significant prior presence. The Company also began to develop plans to become a leading PC vendor, targeting a top five worldwide market share by 1997. A new centrally located worldwide marketing organization was created with the goal of strengthening NCR's marketing activities. As part of the new business management model, the worldwide marketing organization was given responsibility for making decisions regarding the Company's overall business direction. It was also responsible for identifying customer requirements, working with the development groups to provide industry solutions deployable to the worldwide salesforce, and determining resource allocations in both the sales and the development organizations.

     A new matrix management organization approach was implemented, through which industry marketing, product marketing and development, and the geographic sales organizations collaborated on key business decisions. In addition, in an effort to expedite decision making, employees at all levels within the Company were given expanded decision making authority. NCR also took several actions to balance its business portfolio, selling several non-strategic businesses -- including the Microelectronics components business and Applied Digital Data Systems, Inc. ("ADDS").

     These changes did not work as planned. As a result of targeting additional industries, resources dedicated to the financial and retail industries were diluted and NCR's market position in these two industries declined. Further, NCR was not successful in meeting its objectives in the other targeted industries. Revenues in the product businesses other than PCs did not materially increase, and Computer Products revenue declined 12% from 1993 to 1994, and another 12% from 1994 to 1995.

     In the PC business, the level of competition intensified significantly, as did the margin pressure faced by PC vendors. Given these margin pressures, PC vendors needed to be low cost producers in order to be economically viable, and needed particular competence in their supply line management and logistics processes. NCR was not among the low cost producers and, while the Company was successful in increasing the PC business revenues, the PC business was not profitable for the Company.

     The new matrix management organization approach also did not produce the desired accountability. In addition, the interaction of the new matrix management organization and the AT&T geographic management organization led to internal conflicts that began to inhibit decision making.

     During this period, the Company experienced substantial operating losses, including an operating loss of $390 million for the first six months of 1995.

     TURNAROUND PLAN -- JUNE 1995 TO SEPTEMBER 1996

     In June 1995, Lars Nyberg was hired as Chief Executive Officer to assess the NCR business, to prepare a turnaround plan, and to restore the Company to competitive levels of profitability. In September of that year, a restructuring of the Company was announced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring." As discussed below, the plan and related restructuring activities were based on five key initiatives: focus, accountability, expense level reduction, process improvements, and a sense of urgency.

     NCR believes that this restructuring has significantly improved its results of operations. Although NCR reported an operating loss of $1,981 million ($332 million before giving effect to restructuring and other charges) for the last half of 1995, the beneficial impact of the restructuring plan has begun to be reflected in operating results in the first nine months of 1996. NCR had operating income for the first nine months of 1996 of $3 million, compared to an operating loss of $2,184 million ($587 million before giving effect to restructuring and other charges) for the first nine months of 1995. Selling, general and administrative expenses have declined by $995 million ($405 million before giving effect to restructuring and other charges), and gross margins have improved by 6.5 percentage points (before giving effect to restructuring and other charges). The planned headcount reduction of 8,500 will be substantially completed in the fourth quarter of 1996. See "Risk Factors -- Risks Relating to Implementation of New Business Strategy." NCR believes that the combined impact of the five initiatives described below was the primary factor behind these year-to-year improvements.

     Focus. A key component of the recovery strategy was to focus the Company on its areas of strength. Consequently, NCR decided to reduce its focus from six industries to three (retail, financial, and communications). With efforts targeted at these three industries, greater attention was placed on NCR's Retail Products and Financial Products businesses.

     NCR decided to exit the PC manufacturing business and to eliminate sales of PCs through high volume indirect channels. Instead, the Company put in place an original equipment manufacturer ("OEM") arrangement to source a significantly reduced volume of PCs, which would primarily be sold by NCR when required as part of a solution in areas such as financial branch automation or point of sale systems.

     In the computer business, the Company targeted its efforts at midrange to large systems, specifically focusing on solutions such as Scalable Data Warehousing and High Availability Transaction Processing that have applicability across a number of industries. Strategies were developed to take advantage of the potential for synergies between the Systemedia and Data Services businesses and the other NCR businesses. See "-- Systemedia Group." Finally, the Customer Support Services and Professional Services businesses were targeted as areas of further investment, and strategies were identified to incorporate these resources in the offerings of the other business units. See "-- Worldwide Services."

     Accountability. As part of NCR's recovery plan, a revised business management model was implemented. The five business units (Retail Systems Group, Financial Systems Group, Computer Systems Group, Worldwide Services, and Systemedia Group) were put in place and given full accountability to determine the strategy for their offerings and industries, develop the marketing and product programs required by NCR customers and the Company's salesforce, and determine overall resource allocations. The three geographic sales regions (Americas, Europe/Middle East/Africa, and Asia/Pacific) were given responsibility for executing the strategies developed by the business units, and managing the sales and service activities in their respective territories. In addition, the pending separation of NCR from AT&T is expected to help eliminate the conflicts that resulted from attempting to balance broader AT&T priorities with NCR priorities. Clear financial and operational objectives were established for all organizations, and a consistent monthly and quarterly business review process was implemented.

     Expense Level Reduction. In order to reduce expenses, a plan for a significantly reduced expense structure was designed and implemented. As part of this plan, NCR is consolidating facilities globally and is reducing the Company's employment (including contractors) by approximately 8,500. NCR has also significantly reduced selling, general and administrative expenses. The decision to exit both PC manufacturing and the high volume indirect channel PC business led to significant expense reductions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring."

     Process Improvements. Process improvement initiatives were implemented to address structural issues within the Company, including extensive use of operational, customer satisfaction, employee satisfaction, and financial metrics. Processes were implemented to drive towards best-in-class quality, and product cost reductions were targeted through continued supply line management improvements. The sales process has been revised and is being implemented, with the goal of improving the suitability of solutions proposed to customer requirements, increasing sales productivity and improving the focus on customers. Support services processes have also been revised and are being implemented. Pricing processes and compensation plans were modified, and product development processes were standardized to help ensure that new offerings effectively meet customer requirements and cost targets.

     Sense of Urgency. As part of the business turnaround plan, NCR set an objective of break-even operating results in 1996, as compared to the operating loss (excluding restructuring and other charges) of $722 million in 1995. While this presented a significant challenge, it also helped focus the entire organization on the magnitude of improvement that was required. In order to make this plan, the entire Company needed clarity on what needed to be done, and a sense of urgency to execute the business turnaround plan.

     Significant effort was spent communicating the business turnaround plan to the organization, so that all NCR employees would understand the strategy behind the plan to restore the Company to profitability, the expected contribution of their organization in the turnaround, and what specific role they needed to play in their organization. In particular, NCR communicated to employees the need for the operational and structural changes described above. In addition, AT&T's announcement on September 20, 1995 that it intended to spin off NCR by the end of 1996 added to the Company's sense of urgency.

     In addition, in order to develop a broader sense of ownership and participation in the economic results of executing this plan, the Company implemented the WorldShares Plan, through which substantially all employees will receive options for NCR Common Stock, based on certain NCR performance criteria. See "Management -- NCR Stock Incentive Plans."

STRATEGY

     NCR believes that the actions taken from September 1995 through September 1996 were the first steps in NCR's business turnaround plan. However, NCR does not view these actions in and of themselves as sufficient to bring the Company back to competitive levels of profitability.

     Much of the reduction in the operating loss that was realized in the first nine months of 1996 versus the first nine months of 1995 was attributable to two changes: gross margin improvements and the large year-over-year reductions in expense levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further details. NCR expects future profit improvements to come primarily from revenue growth and continued improvements in sales and services and rentals gross margins and not from additional expense reductions. NCR believes this revenue growth will depend on the success of NCR's business strategy and conditions in the information technology industry and the markets NCR serves. See "Risk Factors."

     There are three basic components to NCR's business plan: the level of resources to be deployed, the processes through which the Company manages the business, and the market opportunities to be pursued. From a resource standpoint, NCR expects to target relatively flat headcount levels and modest expense growth over the next few years. Within this overall headcount level, the Company's objective is generally to reduce the headcount dedicated to overhead functions, and increase headcount in those functions that directly support the development, sale, and delivery of products, services, systems, and solutions to NCR's customers.

     Ongoing investment in research and development is a key requirement for NCR's future success, and the Company will seek to make investments in research and development in product and service offerings that will allow the Company to remain competitive. As such, the Company expects that research and development spending will grow at a faster rate than selling, general and administrative spending.

     NCR intends to continue to invest in improving the core operational processes that support the business. Specific activities have been underway and are in the deployment phase to improve two fundamental company processes -- the worldwide sales process and the support services process. These activities are intended to help the Company's efforts to drive continued productivity improvements over the next several years.

     From a market standpoint, NCR is focusing on increasing revenue by taking advantage of the opportunities created by three interweaving trends: rising consumer prominence, business globalization, and continuing advances in information technology.

     NCR expects that increasing demands by individuals for information will require an expanding supply of relevant data for those businesses that serve and transact with consumers. NCR believes that the retail, financial, and communications industries are facing unprecedented challenges -- in terms of new competitors, market convergence, and consolidation. In NCR's view, advances in information technology are adding to this volatility; however, if this technology is properly leveraged, it can produce new offers, new means of servicing consumers, and new points of differentiation in these industries. NCR believes that, for the foreseeable future, these factors will sustain customer demand for information technology offerings in these industries.

     NCR believes that globalization presents another opportunity to take advantage of NCR's strengths. While many businesses have begun the process of globalization in the past decade, NCR has been a global company for much of its history. The Company believes that its collective experience and presence in all regions of the world provides a broad reaching network that gives it market understanding and organizational knowledge which can be used by customers as they expand into new geographic areas. NCR believes it can either understand and address specific customer requirements on an individual, country by country basis, or provide one common solution that can be replicated on a worldwide basis.

     Finally, NCR is focused on helping its customers apply information technology to address their critical business issues. The Company's offerings are targeted both at the point of transaction (such as point of sale, point of financial exchange, or point of access) and at the point of storage and retrieval of large volumes of data from transaction systems or other operational systems.

     In NCR's view, product lifecycles in the information technology industry continue to shorten, and hardware products are becoming increasingly commoditized. As a result of these changes, NCR believes the computing hardware offered by a vendor is becoming less important as a basis of competitive differentiation. In response to these changes, NCR expects to shift its primary focus from delivering hardware products towards providing solutions, including systems, software, services, and supplies. The Company believes that focusing on providing systems and solutions, versus simply providing hardware, will better meet the information technology demands of its customers, and will help these customers improve the efficiency and profitability of their operations. This focus is intended to help the Company protect and improve the gross margins on its offerings in the future.

     NCR does not intend to become a general purpose computing company in all industry segments or to become a mainframe provider. Similarly, NCR does not expect to shift to a proprietary platform or to become a broad-based general information technology consulting firm. Rather, NCR believes that significant opportunities exist to increase revenues in all its businesses at competitive rates over the next few years in the three key industry segments targeted, and in the Company's Scalable Data Warehousing and High Availability Transaction Processing solutions offered to all industries.

     The following NCR business unit descriptions discuss how NCR intends to implement this strategy in the various NCR businesses.

BUSINESS UNIT OVERVIEW

     NCR operates in one industry segment, the information technology industry, which includes designing, developing, marketing, and servicing information technology products, services, systems, and solutions worldwide. NCR addresses the information technology industry through five business units: the Computer Systems Group, focusing on computing systems and the communications industry; the Retail Systems Group, focusing on the retail industry; the Financial Systems Group, focusing on the financial industry; Worldwide Services, focusing on Customer Support Services and Professional Services; and the Systemedia Group, focusing on consumable and media products for information systems. Each business unit works closely with the Company's three regional sales groups -- Americas, Europe/Middle East/Africa, and Asia/Pacific.

     NCR principally sells through the direct sales channel, although the indirect channel is used for some specific offerings. In addition, NCR has a contractual arrangement with AT&T Capital through which a broad range of financing alternatives can be offered to NCR's customers in the United States, Canada, the United Kingdom, France, and Germany. See "Arrangement Among AT&T, NCR and Lucent -- Other Agreements."

     The business units work with one another in a matrix environment that balances product and industry responsibilities. Each business unit has direct responsibility for developing certain products, services, and systems: the Retail Systems Group develops Retail Products such as point of sale terminals and barcode scanners; the Financial Systems Group develops Financial Products such as ATMs and item processing equipment; the Computer Systems Group develops Client/Entry Level Server Products and Computer Products, which include the WorldMark family of computers, NCR's Teradata relational database management systems, as well as supporting software such as LifeKeeper(@) and Top End(@); the Worldwide Services organization develops and delivers a variety of Support Services and Professional Services offerings; and the Systemedia Group develops and delivers a broad range of consumable supplies.

     In addition to this direct product responsibility, three business units have responsibility for coordinating all of NCR's offerings into a particular industry, where these offerings could include products, services, and systems provided by other business units. The Retail Systems Group is responsible for developing the strategies for all NCR products, services, systems and solutions for the retail industry, including the Retail Products that this Group develops and manufactures, as well as Computer Products and Client/Entry Level Server Products from the Computer Systems Group, Support Services and Professional Services offerings from Worldwide Services, Financial Products from the Financial Systems Group, and Systemedia Products from the Systemedia Group. Similarly, the Financial Systems Group has responsibility for coordinating the strategies behind all of the offerings from the other business units for the financial industry. The Computer Systems Group has responsibility for coordinating NCR's strategy for the communications industry.

     NCR faces significant competition in all business units and in all geographic areas where it operates. The primary methods of competition vary, however, by product group. For a discussion of such primary methods of competition, see "Competition" in each of the following descriptions of NCR's five Groups. See also "Risk Factors -- Competition."

     The following table sets forth, for the periods indicated, the Company's revenues (in millions) by business unit. The Other category includes businesses sold and items not directly associated with an individual business unit. The decrease in revenues for the Computer Systems Group for the first nine months of 1996 compared to 1995 reflects the impact of NCR's decision to exit the PC manufacturing business and to eliminate sales of PCs through high volume indirect channels.

                             NINE MONTHS ENDED SEPTEMBER 30
                                                                                     YEARS ENDED DECEMBER 31
                            --------------------------------     ----------------------------------------------------------------
                                    % INCREASE/                               % INCREASE/                % INCREASE/
                             1996   (DECREASE)      1995            1995      (DECREASE)       1994      (DECREASE)      1993
                            ------  -----------  -----------     -----------  -----------   -----------  -----------  -----------
    Retail Systems Group... $  300        1        $     297       $     424       --         $     422      (12)       $     481
        % of total.........      6                         5               5                          5                         7
    Financial Systems
      Group................    666       (8)             721           1,026       (1)            1,037        7              972
        % of total.........     14                        12              13                         12                        13
    Computer Systems
      Group................  1,322      (35)           2,024           2,802       (2)            2,868       19            2,412
        % of total.........     27                        35              34                         34                        33
    Worldwide Services.....  2,156        1            2,144           2,979        4             2,858       16            2,457
        % of total.........     44                        36              37                         34                        34
    Systemedia Group.......    405       (3)             419             577        4               553       14              486
        % of total.........      8                         7               7                          6                         7
    Other..................     74      (74)             288             354      (51)              723       58              457
        % of total.........      1                         5               4                          9                         6
                             -----                     -----             ---                      -----                     -----
      Total................ $4,923      (16)       $   5,893       $   8,162       (4)        $   8,461       16        $   7,265
                             =====                     =====             ===                      =====                     =====

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RETAIL SYSTEMS GROUP

     OFFERINGS

     The Retail Systems Group (in conjunction with other NCR business units) designs, develops, markets, and services a full line of products, services, systems, and solutions for the retail industry. These offerings include point of sale terminals, barcode scanners and scanner-scales, networking and computer server technology to link these terminals and scanners on both a local and wide area basis, and in-store and enterprise-level decision support systems.

     NCR point of sale terminals are found in the merchandise checkout area of supermarkets, department stores, specialty stores, convenience stores, fast food counters, and at hotel registration desks and restaurants. The sales price for a typical point of sale system installation would range from as little as $2,500 for a single terminal to around $60,000 for an eight lane networked system in a supermarket.

     NCR barcode scanners complement the point of sale terminal as part of the merchandise checkout process, and use low-power lasers to capture product and price information from the Universal Product Code ("UPC") barcode information printed on product labels. Scanner-scales combine in one product the ability to weigh produce as well as scan barcodes. A typical barcode scanner installation would range in price from $3,000 for a single scanner at a drug store to $100,000 for a networked system in a large mass merchandiser.

     These point of sale terminals and barcode scanners are typically linked via an in-store network, which provides for an interconnection between these devices as well as other in-store devices such as PCs. NCR provides the networking technology to link these products to NCR servers within the store, and provides the capability for further linking to enterprise-wide networks outside the individual store. NCR has alliance relationships with applications developers who provide specialized retail store and enterprise solutions as part of NCR's offerings to the retail industry.

     The Retail Systems Group also provides in-store and enterprise-level decision support solutions (such as Scalable Data Warehousing) based on products and systems developed by NCR's Computer Systems Group. These solutions allow a retailer to consolidate and analyze the individual transaction data generated by the point of sale systems in order to determine trends in buyer preferences and product sales. Analysis of this detailed data allows the retailer to make better decisions about inventory, purchases, and distribution, which in turn should help the retailer more accurately meet the needs of its customers.

     The Retail Systems Group uses the Professional Services organization to develop solutions to meet the needs of a variety of retail customers. Professional Services provides consulting services to help customers design, integrate, install and support in-store networks of scanners, point of sale terminals, network servers, in-store and enterprise-level decision support, and data warehousing systems. Professional Services incorporates third party products and software as required to create individualized solutions for specific customer needs.

     Within the Retail Systems Group, NCR has two research organizations focused on human-to-machine interface technology. These groups work closely with customers to develop solutions designed to enhance customer service and employee productivity, based on their research on how information technology systems can be made easier to use. Their services include transaction performance modeling, ergonomic assessments, checkstand design, training design and evaluation, user interface design and technology assessment.

     TARGET MARKET

     The major segments of the retail industry market served by NCR are general merchandise, food, and hospitality. The general merchandise segment includes department stores, specialty retailers, mass merchandisers, and catalog stores; the food segment includes supermarkets, hypermarkets, grocery, drug, wholesalers, and convenience stores; and the hospitality segment includes lodging (hotel/motel), fast food/quick service, and restaurants.

     NCR believes that retail industry customers base their buying decisions on a number of criteria including the quality of the solution or product, total cost of ownership, industry knowledge of the vendor, and the quality of the vendor's support and professional services.

     BUSINESS STRATEGY

     NCR believes that, over the past several years, a number of significant trends have been reshaping the retail industry: major consolidations of retailers, continuing cost and profit pressure, the increase in price/value conscious and "time poor" consumers, growth in demand for offerings tailored for and targeted at individual consumers, and a corresponding growth in the need for superior customer service. NCR also believes that retailers must focus on four key success factors: merchandising, brands offered, store location, and customer intimacy. In NCR's view, the combined implication of these changes and success factors for information technology providers is that retailers are searching for products and services that will help them better understand and retain their customers, reduce costs, increase productivity, and drive revenue growth.

     NCR's product, services, systems, and solutions are targeted at addressing these concerns. NCR believes its customers can improve customer retention and increase productivity with the capture and analysis of detailed transaction data using NCR's Scalable Data Warehousing solutions. Through use of Scalable Data Warehousing technology, retailers can correlate customer purchase trends with geographic information, time of year/time of day, or other data parameters. NCR believes that this will allow the retailer to provide improved levels of service by having the right inventory on hand at the right place, the right time, and the right price.

     In addition, NCR believes that this technology will facilitate retailers implementing a "neighborhood retailing" approach, where retailers can manage every location as if it were their only location, each product as if it were their only product, and each customer as if it were their only customer. The decisions supporting this approach are based on an analysis of the detailed activity in each location, using the information collected at point of purchase and provided by the retailer's data warehouse. NCR's Scalable Data Warehousing solutions allow a retailer to choose the size of a system based on current requirements, yet readily expand the system as the retailer's business and information needs grow.

     NCR believes retailers are realizing productivity improvements through use of NCR's point of sale/point of service terminals that are easy to use, readily reconfigurable through software, and are networked to in-store or enterprise-level servers for timely data capture and analysis and scanner-based price verifiers that allow customers to check for themselves prices on individual products.

     NCR believes it is among a small group of vendors who are able to incorporate all of these components of an information technology solution for their worldwide retail customers, and that customers look for this ability in their vendors. NCR also believes that the Company's broad range of offerings and in-depth experience in the retailing industry will create opportunities for it in the emerging countries in Eastern Europe, Latin America, and the Pacific Rim to take advantage of the growing level of consumerism in those regions.

     DISTRIBUTION CHANNELS

     NCR's Retail Products are marketed through a combination of direct and indirect channels. The majority of the networked solutions and Scalable Data Warehousing solutions sold into the retail industry are sold through the direct sales force. In recent years, over 70% of the retail-specific product sales (primarily barcode scanners and point of sale terminals) are sold by the direct sales force; the remainder are sold through indirect channels.

     In addition to being sold by NCR's direct sales force, NCR Retail Products are sold to some 20,000 or more retailers through worldwide alliances with over 300 value-added resellers, distributors and dealers. NCR provides supporting services, including collateral sales materials, sales leads, porting facilities, and marketing programs, to this sales channel.

     MANUFACTURING

     The Retail Systems Group designs, develops and manufactures barcode scanners and point of sale terminals at its headquarters facility in Atlanta, Georgia. In addition, point of sale terminals are assembled at the NCR facility in Dublin, Ireland. Receipt printers and low-end point of sale terminals are sourced via OEM arrangements. Network servers and Scalable Data Warehousing solutions are supplied by NCR's Computer System Group.

     COMPETITION

     NCR faces significant competition in the retail industry in all geographic areas where it operates. The bases of competition can vary by geographic area but typically include the quality, total cost of ownership, industry knowledge of the vendor, and quality of the vendor's support and professional services. Competitors also vary by product line and geographic area. See "Risk
Factors -- Competition."

     At the store level, principal competitors include: Siemens Nixdorf International ("SNI"), Fujitsu Ltd. ("Fujitsu"), ICL plc ("ICL"), and International Business Machines Corporation ("IBM") for point of sale terminals and peripherals; Spectra-Physics, Inc., Symbol Technologies, Inc., and Metrologic Instruments, Inc. for barcode scanners; and IBM and Hewlett-Packard Company ("Hewlett-Packard") for in-store networking and decision support. At the enterprise level, scalable decision support and Scalable Data Warehousing solutions can range from $300,000 for 10 gigabytes of data to over $10 million for terabytes of data (over 1,000 gigabytes). Principal competitors for decision support and Scalable Data Warehousing systems include IBM, Hewlett-Packard, and Tandem Computers Incorporated ("Tandem").

FINANCIAL SYSTEMS GROUP

     OFFERINGS

     The Financial Systems Group (in conjunction with other NCR business units) designs, develops, markets, and services a broad line of products, services, systems and solutions for the financial industry, with particular focus on retail banking. These offerings include self-service devices, image and payment systems, retail bank branch automation (in "virtual" as well as real bank branches), and Relationship Management Solutions designed to enable financial institutions to manage better their interaction with their customers.

     NCR's self-service terminals include both traditional ATMs as well as customer-operated information terminals. NCR offers a broad product family which is feature rich, modular, and reliable, with ATMs ranging in price from $6,000 to $40,000. NCR believes that the combination of open systems architecture, strong system management tools, and flexible application development tools should allow customers to implement proactively new products and services -- such as check cashing, bill payments, and smart cards -- quickly and easily. NCR believes that its ATM product line reflects advanced functionality, reliability, and industry focus, which has helped NCR to maintain its world leadership position in ATM shipments. For 1995, based on number of units shipped, NCR was ranked first in worldwide ATM shipments, according to The Nilson Report published by HSN Consultants Inc., a financial research company.

     NCR provides a full line of item/image processing products, services, systems, and solutions which are designed to allow financial institutions to provide better service while lowering their costs of processing paper, image, and electronic transactions. NCR offers a complete set of imaging-based item processing solutions designed to replace less efficient legacy check processing systems. These imaging systems electronically capture a "picture" of the item and, through handwriting recognition software algorithms, captures the amounts written on the item for use in the settlement process. This offering is intended to help banks reduce processing costs, while at the same time enhancing the value of the information captured by the financial institution during the item processing process.

     NCR's Relationship Management Solutions are based on the Company's Scalable Data Warehousing offerings, combined with the skills and knowledge of NCR's Professional Services organization. The Relationship Management Solution includes capabilities that address issues such as Customer Retention Analysis, Transaction Analysis, and Campaign Management. These solutions help financial institutions manage their interactions with individual customers, with the goal of optimizing the level of service provided and increasing the profit contribution of each customer. The decision support capabilities provided as part of these solutions are designed to allow banks to transition from having limited insight into detailed customer data, to being able to use detailed information to support the management of their business. The benefits of this transition can include improving risk management processes, implementing marketing programs tailored for specific customer profiles, or allowing the pricing of services based on the customer's transaction and balance history.

     TARGET MARKET

     The financial industry includes commercial banks, retail banks, credit unions and thrifts, security and brokerage firms, credit card issuers, insurance providers, and capital providers.

     NCR serves a number of segments of the financial industry. These segments include retail banking, which covers both traditional and new providers of consumer banking services, financial services, such as the insurance and card payment industries, and also the non-traditional financial services segment, covering companies that have diversified into the financial services arena to complement their core business. NCR's financial customers are located throughout the world in both established and emerging markets. They range from very large to very small financial service providers, reflecting, in NCR's view, its ability to develop solutions suited to the broad spectrum of companies that make up the world's financial services industry.

     NCR believes that financial industry customers base their buying decisions on a number of criteria, including the industry knowledge of the vendor, the economic justification behind implementing the solution, the vendor's ability to provide and support a total end-to-end solution, the vendor's ability to integrate new and existing systems, and the fit of the vendor's strategic vision with the customer's strategic direction.

     BUSINESS STRATEGY

     Over the past few years, NCR believes that the financial industry has experienced significant changes including the following. Consumers of financial services are demanding better service and more choices, all at a lower cost. They are much less loyal to their financial service providers, but expect a more personalized approach to service delivery. In addition, the bank branch is no longer the most important point of consumer access, as consumers increasingly demand anytime, anywhere convenience, encouraging the growth of off-premises service provision. The marketplace is also expanding with the entry of non-bank providers of financial services, including major retailers and mutual fund companies.

     NCR believes that these changing consumer expectations and increased levels of competition have led the providers of financial services to seek technology that will reduce their operating costs, while at the same time increase their levels of service. In NCR's view, many parallels can be drawn with the experiences of the retail industry -- the information technology that helps financial service providers offer more tailored services at lower cost is seen to be the key to success in this changing and highly competitive industry, just as it is with retailers.

     Information technology provides solutions to many of the challenges faced by the financial industry. Improvements in operational efficiency can be achieved through the development of the automated bank branch. Information technology also supports alternative delivery channels, such as self-service, telephone, and Internet banking. NCR believes that Scalable Data Warehousing technology will allow the intelligent and profitable use of customer information during any financial transaction. Such activities can include marketing related products and services during an ATM transaction, or providing a personalized telephone banking service where a customer's financial history is instantly available to the bank representative that has taken the call. ATM transactions are becoming more sophisticated with on-line assistance provided from remote banking representatives linked to the customer by video-conferencing technology.

     NCR's strategy in the financial industry is focused on two key opportunities. First, the Company believes that its range of information technology offerings can help the world's financial institutions improve their profits and competitive advantage by helping them better understand and serve their customers. By continuing to build on NCR's self-service products, item/image processing solutions, and Relationship Management Solutions, NCR seeks to help the financial service provider capture and convert a mass of customer data into a revenue generating asset.

     Second, specific focus is being placed on the world's emerging markets such as Central and Eastern Europe, China, India, and Indonesia, where the provision of financial services is less developed, particularly in light of the growing consumerism in these countries. New market opportunities are also being explored in partnership with NCR's Retail Systems Group as non-financial customers, such as retail chains, are purchasing ATMs for their stores and renting them to banks and other financial services providers.

     DISTRIBUTION CHANNELS

     NCR has historically distributed most of its financial products, services, systems, and solutions through a direct sales channel which is targeted at larger customers, although some revenues are generated through distributors. The Financial Systems Group expects to increase the level of business transacted through indirect channels and partners, where appropriate, in current and emerging markets.

     MANUFACTURING

     The Financial Systems Group designs, develops, and manufactures self service terminals and image/item processing products in Dundee, Scotland and Waterloo, Canada. Networked servers, Scalable Data Warehousing solutions, and peripherals are supplied by NCR's Computer Systems Group. Specialized ATMs marketed in Japan are sourced through an OEM arrangement.

     COMPETITION

     NCR faces significant competition in the financial industry in all geographic areas where it operates. The bases of competition can vary but typically include the industry knowledge of the vendor, the economic justification behind implementing the solution, the vendor's ability to provide and support a total end-to-end solution, the vendor's ability to integrate new and existing systems, and the fit of the vendor's strategic vision with the customer's strategic direction. Competitors also vary by product line and geographic area. NCR's primary competitors include Diebold, Incorporated, Fujitsu, SNI, and Omron Electronics Inc. in ATMs, IBM and BancTec, Inc. in image/item processing, and SNI, Hewlett-Packard, and Unisys Corporation ("Unisys") in data warehousing. See "Risk Factors -- Competition."

COMPUTER SYSTEMS GROUP

     OFFERINGS

     The Computer Systems Group (in conjunction with other NCR business units) designs, develops, markets, and services computing products, services, systems, and solutions which integrate hardware, operating software, middleware, professional services, and support services. These solutions include products and services from NCR as well as from other leading technology vendors. The Computer Systems Group is also responsible for coordinating the development of the strategies behind NCR's offerings to the communications industry.

     As a part of these computing solutions, the Computer Systems Group designs, develops, and markets a line of open scalable computers, under the WorldMark brand, which range from midrange computer systems to very large massively parallel enterprise-wide systems. These open products are based on non-proprietary, industry standard components such as Intel microprocessors, Microsoft Windows NT, and UNIX. The WorldMark servers are the foundation of NCR's Scalable Data Warehousing and High Availability Transaction Processing solutions. The Computer Systems Group also offers PCs, disk arrays, and networking products sourced from other vendors in order to provide fully integrated solutions to NCR's customers.

     NCR's Scalable Data Warehousing solutions are intended to offer businesses the ability to capture information about their customers, markets, and products from a myriad of operational systems, and to give decision makers the ability to access and analyze that information. These solutions incorporate NCR WorldMark servers as well as NCR's Teradata relational database management system, other commercial databases such as Oracle or Informix, software tools, and services. The underlying technology provides customers with the ability to scale broadly these systems -- from entry level 10 gigabyte systems to large data warehouses containing terabytes of information -- all within the same hardware and software platform. The Scalable Data Warehousing solutions also serve as the foundation for a number of NCR's offerings to the communications industry.

     NCR's High Availability Transaction Processing solutions are designed to maximize computer uptime for critical business environments. These solutions are based on the WorldMark server platform, combined with software and services designed to ensure high system availability. NCR LifeKeeper software minimizes downtime by recognizing and recovering hardware component or application faults before a total system failure occurs. NCR Top End middleware software reroutes transactions during a system failure, working in conjunction with LifeKeeper for additional system protection.

     In addition to developing the strategies behind NCR's offerings to the communications industry, the Computer Systems Group works with the Retail Systems Group, the Financial Systems Group, and Worldwide Services to bring industry specific Scalable Data Warehousing and High Availability Transaction Processing solutions to the retail and financial industries.

     TARGET MARKET

     The customers of NCR's Computer Systems Group are in a number of industries. While a primary focus is in the retail, financial, and communications industries, NCR also markets Scalable Data Warehousing and High Availability Transaction Processing solutions to a number of other industries. A number of companies in the communications industry are competitors of AT&T's communications services business and have been reluctant to make purchases from an AT&T subsidiary. NCR expects that its separation from AT&T will assist its efforts to market to these companies.

     BUSINESS STRATEGY

     The majority of the Computer Systems Group's customers provide products and services to individual consumers. NCR believes these consumers are becoming more educated, are placing less focus on brand loyalty, and are expecting service to be provided anytime, anywhere. NCR believes that information technology advancements are helping fuel this change in consumer behavior and that, as information technology becomes more broadly available and affordable, it will further enable consumers to connect to each other and to the information and services they want and need. Taken together, these changing consumer demographics and technology advancements are in turn placing demands on information technology infrastructures to extend their reach and connect directly to end consumers.

     The end consumer is expected to drive new priorities among the Computer Systems Group's customers, such as requiring around the clock service to a global customer base, increasing focus on customer retention, and analyzing business information at a highly detailed level. As a result, information technology priorities are expected to be delivery of systems designed for high application availability, with greater flexibility; technology linkages between customers, partners, and suppliers; access to decision support through data warehousing systems; and integrated informational and transactional systems.

     NCR's strategy in the Computer Systems business is focused on providing commercial, open systems for data warehousing and transaction processing to companies worldwide. The Computer Systems Group expects to address specific opportunities in emerging markets as they are identified, particularly for its solutions in the retail, financial, and communications industries. However, the primary markets for the Computer System Group's offerings are in the more developed countries.

     NCR's Scalable Data Warehousing solutions are intended to allow companies to capture the most critical information about their customers, markets, and products from a myriad of operational systems, and to give decision makers the ability to analyze and manage their business at a new level of detail.

     According to International Data Corporation ("IDC"), a computer industry research company, NCR has the highest market share in the strategic business analysis market segment, which consists of data warehousing. NCR believes it has more experience in data warehousing (12 years) than any firm in the industry. NCR has over 500 installed Scalable Data Warehousing customers worldwide, ranging in size from small data warehouses to the world's largest commercial enterprise data warehouse. Through its Computer Systems Group, NCR offers scalable computers, the powerful Teradata relational database, software and service partnerships, and programs to assist customers in the many aspects of building a data warehouse. In addition, NCR's Professional Services organization provides business and technical services needed to implement these solutions.

     NCR's High Availability Transaction Processing solutions are designed to give companies the ability to maximize computer uptime for those critical business environments where downtime can mean significant loss of revenue and customers. The rising costs of computer downtime (costing businesses almost $4 billion annually according to Network Computing, a computer industry publication), combined with today's global business environment, have made maximizing system uptime a primary concern, especially as businesses continue to migrate to open systems. NCR is a leader in delivering highly available open computing solutions, and offers customers in many industries the following strategic investment in High Availability Transaction Processing: an integrated hardware platform, commercial database and several business applications, a comprehensive services portfolio, and partnerships with companies including Microsoft and Intel.

     The Computer Systems Group also develops strategies for using these offerings in the communications industry. NCR has significant experience marketing systems and solutions to both AT&T and Lucent. NCR provides solutions in three areas. Utilizing NCR's Scalable Data Warehousing solutions, NCR provides its telecommunications customers with solutions targeted at addressing the areas of customer acquisition and customer retention. In partnership with Lucent, NCR provides a suite of Operations and Support Systems offerings. NCR also works with a number of third parties to provide solutions in the areas of call center, billing, and collection. Based on this experience and experience with other telecommunications companies, NCR expects to continue to provide Scalable Data Warehousing and High Availability Transaction Processing solutions to the communications industry.

     DISTRIBUTION CHANNELS

     The Computer Systems Group's products and solutions are marketed through a combination of direct and indirect channels. The direct sales force targets major accounts, and approximately 85% of NCR's revenue for the Computer System Group's offerings has historically come from the direct sales force. The remaining revenues have been generated through the indirect channel, through alliances with value-added resellers, distributors, and OEMs.

     MANUFACTURING

     The Computer Systems Group develops and manufactures computers in Columbia, South Carolina, and Dublin, Ireland. The Company also maintains research and development facilities in Rancho Bernardo and El Segundo, California. Selected systems and components are sourced through various OEM arrangements.

     COMPETITION

     The Computer Systems Group faces significant competition in all geographic areas where it operates. NCR believes that key competitive factors in this market are experience, customer referrals, database sophistication, support and professional service capabilities, quality of the solution or product, total cost of ownership, industry knowledge of the vendor, and platform scalability. Also the movement towards common industry standards (such as Intel processors and UNIX and Microsoft operating systems) has accelerated product development, but has also made differentiation more difficult. Commoditization has extended beyond PCs into the server business. See "Risk Factors -- Competition."

     NCR's competitors include traditional system vendors such as IBM, Hewlett-Packard, Digital Equipment Corporation ("Digital"), Sun Microsystems, Inc. ("Sun Microsystems"), Tandem, Sequent Computer Systems, Inc. ("Sequent"), SNI, Pyramid Technology Corporation ("Pyramid"), Fujitsu, NEC Corporation, Hitachi Ltd., Groupe Bull, Olivetti SpA, ICL, and Unisys. NCR also competes with companies such as Compaq Computer Corporation and Dell Computer Corporation, who have expanded their product lines to include servers. In the data warehousing market, NCR competes primarily with IBM, Digital, Tandem, Sequent, Pyramid, Hewlett-Packard, and Sun Microsystems.

     In the transaction processing market, customers require robust software, reliable hardware, and systems integration skills. Many competitors offer one or two of these components, but NCR believes it is one of few companies that can provide a complete, open solution. The primary competitors in this market are Hewlett-Packard, IBM, Tandem, and Sun Microsystems.

WORLDWIDE SERVICES

     OFFERINGS

     NCR's Worldwide Services organization delivers a wide range of Professional Services and Customer Support Services to customers in over 130 countries. The Professional Services business delivers technology services intended to help customers fully realize the benefits of their information technology solutions, including consulting, integration, and education services. The Customer Support Services business provides services required to implement and maintain a customer's technology environment and provide high system availability, including implementation services, multivendor services, system support services, network maintenance and operations, and industry-specific support services.

     Worldwide Services plays a key role in NCR's business, and provides a core skill set required in order to deliver complete products, services, systems, and solutions to all of NCR's customers. The value delivered by Worldwide Services is a key point of differentiation for many of NCR's offerings. The solutions offered by each of NCR's business units involve the implementation of complex technology in divergent customer environments and require an effective services organization -- both Professional and Support Services -- to take this core technology and implement it within the individual customer situation.

     The Worldwide Services organization is comprised of approximately 20,000 service professionals. This organization provides services to customers both in the Company's target industries and in other industries. Worldwide Services aims to use its global infrastructure and comprehensive service portfolio to strengthen NCR's service position in the three targeted industries. The Data Services business focuses on providing a variety of data processing and outsourcing solutions, primarily to the financial industry.

     NCR has announced its intention to divide the current Worldwide Services organization into two business units, and to combine NCR's internal information systems organization with the Professional Services business. This will create a sixth business unit, Professional Services and Information Systems. The plans for this business unit are currently being developed, with the goal of establishing this new business unit in early 1997. For the purposes of this Information Statement, Professional Services will be considered to be part of the Worldwide Services organization, as the planned change in organization structure is not expected to have a significant impact on the core strategic focus of the business.

     TARGET MARKET

     The markets for NCR's Worldwide Services offerings are principally in the industries which are targeted by the other NCR business units. As a result, Worldwide Service's primary focus is delivering professional and support services worldwide in the retail, financial, and communications industries. Worldwide Services also supports NCR's Scalable Data Warehousing and High Availability Transaction Processing activities in all industries. In addition, Worldwide Services provides services in geographic areas, outside the targeted industries, where it can effectively leverage its current resources and capabilities.

     BUSINESS STRATEGY

     Companies within NCR's targeted industries are implementing information technology to address their business problems and become more competitive within their markets. With the increasing pace of technology change, customers often do not have sufficient internal resources and skills to implement information technology solutions by themselves. Instead, they are increasingly relying on information technology service vendors to provide assistance with the implementations.

     Customer Support Services provides installation and ongoing maintenance services for both NCR and non-NCR systems. The Company believes that significant opportunities for growth exist in the areas of network operations, help desk services, and multivendor service management. NCR is also seeking to expand its information technology implementation services business (system staging and installation), while at the same time seeking to minimize declines in the hardware maintenance business. NCR will continue to work to capitalize on the remote monitoring and diagnostic capabilities of many of its products in order to reduce costs and enhance the Company's ability to provide proactive support to customers.

     Key growth opportunities in Professional Services are expected to include customer information consulting, data warehousing consulting, information technology architecture consulting, network planning and design, and project management. NCR believes that each of these services plays a major role in allowing a customer to analyze its customer information and to link its information technology architecture with its business strategies. Project management services are offered to help customers implement solutions on time and within budget.

     Worldwide Services intends to continue to develop integrated service solutions for key customer segments, such as the ATM business. Worldwide Services intends to provide a support offering to ATM customers called Managed Solutions for Self-Service. This offering will provide customers with a single source approach to managing and maintaining their ATM network, and includes support services such as first and second line maintenance, cash replenishment, overall ATM performance management, and consumables management and replenishment.

     The value and quality of the offerings from Worldwide Services depend on the strength of its people and the service delivery business processes. Accordingly, Worldwide Services targets continued investment in the training and development of its people and the systems and processes supporting their activities.

     These services are an essential component of NCR's solution offerings. The services organization works with NCR customers to identify their specific information management needs and then designs individualized NCR technology solution and implementation plans for their businesses.

     COMPETITION

     NCR's Worldwide Services' businesses faces significant competition in all geographic areas where it operates. NCR believes a key competitive factor in these businesses is the ability of the service providers to deliver high quality services, reflecting strong business and technical knowledge, within an agreed upon cost and time commitment. Worldwide Services' major competitors in its two main businesses include IBM, Digital, Hewlett-Packard, and Unisys in the Customer Support Services business, and IBM, Electronic Data Systems Corporation ("EDS"), Andersen Consulting LLP, Hewlett-Packard, Unisys, and Cap Gemini Sogeti S.A. in the Professional Services business. See "Risk Factors -- Competition."

SYSTEMEDIA GROUP

     PRODUCTS

     The Systemedia Group develops, produces, and markets a complete line of consumable and media products for information systems, including transaction processing media, business forms, and a full line of integrated equipment solutions. Specific products offered include stock and custom paper rolls, pressure sensitive labels, label/form combinations, thermal transfer ribbons, impact inking media, high speed laser forms, encoding products, mailers, and ink jet media.

     Many of these products are offered as complementary parts of broader NCR systems and solutions, including point of sale systems, ATMs, and item processing systems. Systemedia products are also integral parts of NCR's overall support service offerings to customers, such as the Managed Solutions for Self-Service to be provided to NCR's ATM customers.

     The Systemedia Group works closely with its customers to develop specific solutions in areas such as inking, printer cassette design and manufacture, thin film coating for thermal transfer ribbons, and labels and label/form combinations.

     TARGET MARKET

     The major industry segments targeted by the Systemedia Group include general merchandise, food and drug, hospitality, financial, and consumer goods manufacturing.

     BUSINESS STRATEGY

     In NCR's view, a number of important changes have affected the consumable products industry, including the growth in technologies such as electronic and laser printed forms; the demand for high-speed laser printer consumables; the growth in barcode printing applications (creating additional demand for thermal transfer ribbons utilizing thin film coating technologies); and continued recycling pressures driving demand for remanufactured inkjet and laser printer cartridges.

     NCR believes that each of these industry changes presents opportunities for NCR, given its knowledge of label/form design, high-speed laser printer forms, the life cycle of printer technology, thin film coating, paper roll manufacturing, and printer cassette design and manufacture. Other industry changes, including electronic data interchange, e-mail, and the decrease in impact printer usage, present challenges for the Company.

     Consumable media can have a significant impact on the overall cost of ownership of many of the systems NCR offers to its customers, including point of sale systems, ATMs, item processing systems, and high volume printer applications. As such, a key business strategy is to integrate Systemedia Group offerings with NCR systems. NCR believes that effective supply line management and alliance relationships are key points of differentiation.

     NCR believes that when consumables are integrated into NCR's Customer Support Services offerings, these offerings are strengthened by providing customers one seamless solution and point of accountability. In addition, NCR also believes that system reliability is increased and the customer's total cost of ownership is reduced by providing high quality media as part of the Customer Support Services offering.

     DISTRIBUTION CHANNELS

     The Systemedia Group has a direct sales force in 19 countries focusing on providing consumable products to major accounts. In addition, Systemedia Group products are sold through office products resellers, value added resellers, and an inbound and outbound telemarketing organization.

     MANUFACTURING

     The Systemedia Group's global manufacturing organization spans six continents with 19 manufacturing plants, including six in the United States.

     COMPETITION

     Competition in the consumable products business is significant and varies by geographic area and by product group. The primary areas of competitive differentiation are typically product quality, logistics and supply chain management expertise, and total cost of ownership. While price is always a factor, Systemedia Group focuses on total cost of ownership for all its products and services. Total cost of ownership takes into account not only the per unit cost of the media, but also service, usage, and support costs over the life of the system. Key competitors include The Standard Register Company, The Reynolds and Reynolds Company, Wallace Computer Services, Inc., Sony Corporation, Moore Corporation Limited, International Imaging Materials, Inc., Nu-Kote Holding, Inc., Rittenhouse Paper Co., Sopano S.A., Rolltech Ltd., Katsumata, K.K., and Paper Manufacturers Inc. See "Risk Factors -- Competition."

RESEARCH AND DEVELOPMENT

     In the fiscal years ended December 31, 1995, 1994 and 1993, research and development expenditures were $585 million, $500 million and $571 million, respectively, which were, as a percent of sales, 7.2%, 5.9% and 7.9%, respectively. Ongoing investment in research and development is a key requirement for NCR's future success, and the Company will seek to make investments in research and development in product and service offerings that will allow the Company to remain competitive. As such, the Company expects that research and development spending will grow at a faster rate than selling, general and administrative spending. See "-- Strategy" and "Risk
Factors-- Dependence on New Product Development."

     In connection with the formation of Lucent, NCR entered into an agreement with Lucent (the "Technology Access and Development Project Agreement") governing the future commercial relationship between NCR and Lucent's Bell Laboratories ("Bell Labs"). Pursuant to the Technology Access and Development Project Agreement, NCR will have access to the results of certain Bell Labs research and development activities, and Bell Labs will perform specific research and development projects on a contract basis for NCR. NCR will pay a periodic retainer fee for such access and an additional fee for each research and development project. Such agreement will terminate on December 31, 1999, but is subject to renewal by mutual consent. See "Arrangements Among AT&T, NCR and Lucent -- Other Agreements."

BACKLOG

     NCR's operating results and the amount and timing of revenue are affected by numerous factors, including the volume, mix, and timing of orders received during a period and conditions in the information technology industry and in the general economy. The Company believes that backlog is not a meaningful indicator of future business prospects due to the shortening of product delivery schedules, and the significant portion of revenue related to its Customer Support Services business, for which order information is not recorded. Therefore, the Company believes that backlog information is not material to an understanding of its business.

SOURCES AND AVAILABILITY OF RAW MATERIALS

     NCR uses many standard parts and components in its products and believes there are a number of competent vendors for most parts and components. However, a number of important components are developed by and purchased from single sources due to price, quality, technology or other considerations. In some cases, those components are available only from single sources. In order to secure components for production and introduction of new products, NCR may make advance payments to certain suppliers and may enter into noncancelable purchase commitments with vendors with respect to the purchase of components. See "Risk Factors -- Reliance on Suppliers and Partners."


PATENTS AND TRADEMARKS


     NCR owns approximately 1,150 patents in the United States and 1,250 in foreign countries. These foreign patents are counterparts of NCR's United States patents. Many of the patents owned by the NCR are licensed to others and NCR is licensed to use certain patents owned by others. In connection with the Distribution, NCR has entered into an extensive cross-licensing agreement with AT&T and Lucent. See "Arrangements Among AT&T, NCR and Lucent -- Patent Licenses and Related Matters." While NCR's portfolio of patents and patent applications is of significant value to NCR, NCR does not believe that any particular individual patent is itself of material importance to NCR's business as a whole.

     NCR has registered certain trademarks in the United States and in a number of foreign countries. NCR considers the trademark "NCR" and many other of its trademarks to be valuable assets. NCR is currently involved in a trademark dispute with Gartner Group, Inc. pursuant to which NCR is seeking a declaratory judgment that its corporate logo is valid and does not infringe the corporate logo of Gartner Group, Inc.

EMPLOYEES

     At September 30, 1996, NCR had approximately 38,900 employees and contractors including approximately 36,000 employees. Approximately 19,000 of NCR's employees were located in the United States. Of these domestic employees, approximately 3% are represented by unions. There have been no significant labor disputes or work stoppages in the past five years. As part of its restructuring plan, NCR's employment (including contractors) is being reduced by approximately 8,500. This reduction in headcount will be substantially completed in the fourth quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring."

LEGAL PROCEEDINGS AND ENVIRONMENTAL MATTERS

     In the normal course of business, NCR is subject to regulations, proceedings, lawsuits, claims and other matters, including actions under laws and regulations related to the environment, health, and safety, among others. Such matters are subject to the resolution of many uncertainties, and accordingly, outcomes are not predictable with assurance. Although NCR believes that amounts provided in its financial statements are currently adequate in light of the probable and estimable liabilities, there can be no assurances that the amounts required to discharge alleged liabilities from lawsuits, claims, and other legal proceedings and environmental matters, and to comply with applicable environmental laws, will not exceed the amounts reflected in NCR's financial statements or will not have a material adverse effect on the Company's consolidated financial condition, results of operations, or cash flows. Any amounts of costs that may be incurred in excess of those amounts provided as of September 30, 1996 cannot be determined.

     Among the lawsuits and claims pending against NCR as of September 30, 1996, there were approximately 80 individual product liability claims alleging that the Company's products, including PCs, supermarket barcode scanners, cash registers, and check encoders, caused so-called "repetitive strain injuries" or "cumulative trauma disorders," such as carpal tunnel syndrome. In such lawsuits, the plaintiff typically alleges that he or she suffers from injuries caused by the design of the product at issue or a failure to warn of alleged hazards. These plaintiffs seek compensatory damages and, in many cases, punitive damages. Most other manufacturers of these products have also been sued by plaintiffs on similar theories. Ultimate resolution of the litigation against the Company may substantially depend on the outcome of similar matters of this type pending in various state and federal courts. The Company has denied the merits and basis for the pending claims against it and intends to continue to contest these cases vigorously.

     NCR's facilities and operations are subject to a wide range of environmental protection laws in the United States and other countries related to solid and hazardous waste disposal, the control of air emissions and water discharges, and the mitigation of impacts to the environment from past operations and practices. NCR has investigatory and remedial activities, including characterization and cleanup actions, underway at a number of currently and formerly owned or operated facilities to comply, or to determine compliance, with applicable environmental protection laws. NCR has been identified, either by a governmental agency or by a private party seeking contribution to site cleanup costs, as a PRP at a number of sites pursuant to a variety of statutory schemes, both state and federal, including the FWPCA and comparable state statutes, and CERCLA, and comparable state statutes.

     In February 1996, NCR received notice from the USF&WS that it considers NCR a PRP under the FWPCA and CERCLA with respect to alleged natural resource restoration and damages to the Fox River System due to, among other things, sediment contamination in the Fox River System allegedly resulting from liability arising out of NCR's former carbonless paper manufacturing operations at Appleton and Combined Locks, Wisconsin. USF&WS has also notified a number of other manufacturing companies of their status as PRPs under the FWPCA and CERCLA for natural resource restoration and damages in the Fox River System resulting from their ongoing or former paper manufacturing operations in the Fox River Valley. USF&WS and two Indian Tribes have stated their intention to conduct a Natural Resource Damage Assessment to determine and quantify the nature and extent of alleged injury to natural resources. In addition, NCR has been identified, along with a number of other companies, by the WDNR with respect to alleged liability arising out of alleged past discharges that have contaminated sediments in the Fox River System. NCR is also actively pursuing discussions with the WDNR regarding the Company's alleged liability. NCR's share, if any, of such cleanup costs or natural resource restoration and damages liability cannot be predicted with certainty at this time due to (i) the unknown magnitude, scope, and source of any alleged contamination, (ii) the absence of identified remedial objectives and methods, and (iii) the uncertainty of the amount and scope of any alleged natural resource restoration and damages. At this point, NCR believes that there are additional PRPs who may be liable for such natural resource damages and remediation costs. Further, in 1978, NCR sold the business to which the claims apply and believes the claims described above are the responsibility of the buyer and its former parent company pursuant to the terms of the sales agreement. In this connection, the Company has commenced litigation against the buyer to enforce its position.

     It is difficult to estimate the future financial impact of environmental laws, including potential liabilities. NCR accrues environmental provisions when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. Management expects that the amounts provided as of December 31, 1995 and September 30, 1996 will be paid out over the period of investigation, negotiation, remediation, and restoration for the applicable sites, which may be 30 years or more. Provisions for estimated losses from environmental remediation are, depending on the site, based primarily on internal and third-party environmental studies, estimates as to the number and participation level of any other PRPs, the extent of the contamination, and the nature of required remedial and restoration actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for environmental matters in NCR's consolidated financial statements are the estimated gross undiscounted amount of such liabilities, without deductions for insurance or third-party indemnity claims. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements.


     NCR has received notice of a purported class action suit filed on or about November 8, 1996, in the Circuit Court for Pinellas County, Florida (Case No. 96-7077-CI-8), in which NCR is named as one of the defendants. The complaint seeks, among other things, damages from the defendants in the aggregate amount of $200 million, trebled, plus attorneys fees, based on state antitrust and common law claims of unlawful restraints of trade, monopolization, and unfair business practices. The portions of the complaint pertinent to NCR, among other things, assert a purported agreement between Siemens and NCR regarding the servicing of certain "ultra-high speed printers" manufactured by Siemens and the agreement's impact upon indepen-dent service organizations, brokers, and end-users of such printers. The amount of any liabilities or other costs that may be incurred in connection with this matter cannot currently be determined.


PROPERTIES

     NCR operates 1,074 offices and 55 development and manufacturing facilities in more than 81 countries around the world.

     The Asia/Pacific Region is headquartered in Tokyo, Japan; the Europe/Middle East/Africa Region in London, United Kingdom, and the Americas Region in Dayton, Ohio. The sales regions are further divided into 17 international areas, including the United States.

     The five business units have their headquarters in: Dayton, Ohio (Computer Systems Group, Worldwide Services and Systemedia Group); London, United Kingdom (Financial Systems Group); and Atlanta, Georgia (Retail Systems Group).


     At October 31, 1996, NCR operated 33 manufacturing sites, of which 11 were located in the United States, occupying in excess of 4.2 million square feet, of which approximately .6 million square feet were leased. The 22 manufacturing sites outside of the United States were located in 16 countries, occupying approximately 2.3 million square feet, of which approximately .4 million square feet were leased.



     At October 31, 1996, NCR operated 10 research and development sites, of which nine were located in the United States, occupying in excess of 1.1 million square feet, of which approximately .6 million square feet were leased. The one research and development site outside of the United States was located in Copenhagen, Denmark, occupying in excess of 28,000 square feet, all of which was leased.



     At October 31, 1996, NCR operated 99 warehouse sites, of which 41 were located in the United States, occupying approximately 2.0 million square feet, of which approximately .9 million square feet were leased. The 58 warehouse sites outside of the United States were located in 30 countries, occupying in excess of .7 million square feet, of which approximately .5 million square feet were leased.



     At October 31, 1996, NCR operated 390 Service Center sites, of which 97 were located in the United States, occupying in excess of 1.6 million square feet, of which approximately 1.1 million square feet were leased. The 293 Service Center sites outside of the United States were located in 31 countries, occupying in excess of 1.0 million square feet, of which approximately .8 million square feet were leased.



     At October 31, 1996, NCR operated 27 Rework and Repair sites, of which 3 were located in the United States, occupying in excess of .2 million square feet, of which .1 million square feet were leased. The 24 Rework and Repair sites outside the United States were located in 8 countries, occupying in excess of 92,000 square feet, of which approximately 89,000 square feet were leased.



     At October 31, 1996, NCR operated 356 office sites, of which 100 were located in the United States, occupying in excess of 9.2 million square feet, of which approximately 3.6 million square feet were leased. The 256 office sites outside of the United States were located in 76 countries, occupying in excess of 5.3 million square feet, of which approximately 2.2 million square feet were leased.



     At October 31, 1996, NCR operated 150 other miscellaneous sites, such as Education Centers, Data Centers, and residences, of which 58 were located in the United States, occupying in excess of 2.0 million square feet, of which approximately .6 million square feet were leased. The 92 other sites outside of the United States were located in 24 countries, occupying in excess of .7 million square feet, of which approximately .2 million square feet were leased.


     In addition, NCR has plans to sell or discontinue the lease of certain facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring."

     For a summary of certain leases and subleases entered into in connection with the Separation, see "Arrangements Among AT&T, NCR and Lucent -- Real Estate Agreements."

     NCR believes its plants and facilities are suitable and adequate, and have sufficient productive capacity, to meet its current needs.

                                 CAPITALIZATION

     Set forth below is the historical capitalization of NCR as of September 30, 1996 and on an As Adjusted basis to give effect to the Distribution and certain anticipated capital contributions as if the Distribution and such capital contributions had occurred on September 30, 1996. The balance sheet data and the As Adjusted balance sheet data set forth below should be read in conjunction with the historical consolidated financial statements set forth elsewhere herein.

     The As Adjusted capitalization presented herein does not purport to represent the Company's consolidated financial position had the Distribution and such capital contributions occurred on September 30, 1996 or to project the Company's consolidated financial position for any future period. The As Adjusted data is based upon currently available information and certain assumptions that the Company believes are reasonable.

                                                               AT SEPTEMBER 30, 1996
                                                                    (UNAUDITED)
                                                            HISTORICAL      AS ADJUSTED
                                                            ----------      -----------
                                                               (DOLLARS IN MILLIONS)
        DEBT OBLIGATIONS..................................     $132           $    89(1)
        SHAREHOLDER'S EQUITY
          Preferred stock (authorized, not issued)........       --                --
          Common stock....................................       --                --
          Additional paid-in capital......................       --                --
          Shareholder's net investment....................      832             1,206(2)
          Foreign currency translation....................       41                41
          Other...........................................      (37)              (37)
                                                               ----            ------
                  Total shareholder's equity..............      836             1,210
                                                               ----            ------
        TOTAL CAPITALIZATION..............................     $968           $ 1,299
                                                               ====            ======

NOTES:

  (1) Reflects retirement or defeasance of a total of $68 of NCR debt anticipated to occur on or before the Distribution Date. Also reflects the incurrence of approximately $25 of debt by a subsidiary of NCR in the fourth quarter of 1996. The effect on reported interest expense included in the accompanying statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 resulting from the retirement or defeasance of such debt and the incurrence of such new debt is not material.



  (2) Reflects expected capital contributions from AT&T of $306 in cash (a portion of which will be available to NCR prior to the Distribution Date), and additional contributions of cash sufficient to retire or defease a total of $68 of NCR debt (including payment of related expenses), anticipated to occur on or before the Distribution Date. See "Arrangements Among AT&T, NCR and Lucent -- NCR Distribution Agreement -- Additional Capital Contributions." During the third quarter of 1996, AT&T made capital contributions of $113, which are reflected in shareholder's net investment at September 30, 1996.

                            SELECTED FINANCIAL DATA

     The following table presents selected historical financial data of NCR. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto included elsewhere in this Information Statement. The consolidated statement of operations data set forth below for each of the years ended December 31, 1995, 1994, and 1993 and the consolidated balance sheet data at December 31, 1995 and 1994 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Information Statement, and should be read in conjunction with those financial statements and notes thereto. The consolidated balance sheet data at December 31, 1993 are derived from the audited consolidated balance sheet of NCR at December 31, 1993, which is not included in this Information Statement. The consolidated statement of operations data for each of the years ended December 31, 1992 and 1991 and the consolidated balance sheet data at December 31, 1992 and 1991 are derived from unaudited consolidated financial statements not included in this Information Statement. The consolidated statement of operations data for each of the nine-month periods ended September 30, 1996 and 1995, and the consolidated balance sheet data as of September 30, 1996 and 1995 are derived from, and are qualified by reference to, the unaudited interim financial statements included elsewhere herein, and should be read in conjunction with those financial statements and notes thereto. See "Index to Financial Statements."

     The historical financial information may not be indicative of NCR's future performance and does not necessarily reflect the financial position and results of operations of NCR had NCR operated as a separate, stand-alone entity during the periods covered. See "Risk Factors -- Limited Relevance of Historical Financial Information." For a discussion of certain factors that could materially adversely affect NCR's future financial condition or results of operations, see "Risk Factors" and "Business -- Restructuring and Turnaround" and "-- Strategy."


                                                                 NINE MONTHS
                                                                    ENDED
                                                                 SEPTEMBER 30                 YEARS ENDED DECEMBER 31
                                                               ----------------   -----------------------------------------------
                                                                1996     1995      1995      1994      1993      1992      1991
                                                               ------   -------   -------   -------   -------   -------   -------
                                                                 (UNAUDITED)         (DOLLARS IN MILLIONS)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues(3)(5)...............................................  $4,923   $ 5,893   $ 8,162   $ 8,461   $ 7,265   $ 7,139   $ 7,246
Operating expenses(1)(6)
  Cost of revenues...........................................   3,572     5,566     7,316     5,894     4,839     4,378     4,322
  Selling, general and administrative expenses...............   1,075     2,070     2,632     2,169     2,136     1,938     2,113
  Research and development expenses..........................     273       441       585       500       571       568       709
                                                               ------    ------   -------   -------   -------   -------   -------
Income (loss) from operations................................       3    (2,184)   (2,371)     (102)     (281)      255       102
Interest expense.............................................      40        66        90        44        41        77        85
Other income, net(2)(4)......................................     (17)      (86)      (45)     (130)      (42)      (77)      (87)
                                                               ------    ------   -------   -------   -------   -------   -------
Income (loss) before income taxes and cumulative effects of
  accounting changes.........................................     (20)   (2,164)   (2,416)      (16)     (280)      255       104
Income tax expense (benefit).................................      96      (189)     (136)      187       138       157       387
                                                               ------    ------   -------   -------   -------   -------   -------
Income (loss) before cumulative effects of accounting
  changes....................................................    (116)   (1,975)   (2,280)     (203)     (418)       98      (283)
Cumulative effects of accounting changes(7)..................      --        --        --        --      (869)       --        --
                                                               ------    ------   -------   -------   -------   -------   -------
Net income (loss)............................................  $ (116)  $(1,975)  $(2,280)  $  (203)  $(1,287)  $    98   $  (283)
                                                               ======    ======   =======   =======   =======   =======   =======
Pro forma net loss per common share (Unaudited)(8)...........  $(1.15)            $(22.57)
                                                               ======             =======
FINANCIAL POSITION AND OTHER DATA
Cash and short-term investments..............................  $  767   $   239   $   338   $   661   $   343   $   436   $   391
Accounts receivable, net.....................................   1,376     1,747     1,908     1,860     1,288     1,228     1,305
Inventories..................................................     559       814       621       952       781       620       504
Property, plant and equipment, net...........................     922       986       957     1,234     1,143     1,026     1,067
Total assets.................................................   4,940     5,288     5,256     5,836     4,664     4,565     4,448
Short-term borrowings........................................      42        68        45        73        40       118       105
Long-term debt...............................................      90       333       330       642       115       142       229
Shareholder's equity.........................................     836       180       358     1,690     1,032     1,831     1,628
Headcount (employees and contractors)........................  38,900    45,400    41,100    50,000    52,500    53,800    54,000


---------------
(1) 1995 operating expenses include restructuring and other charges of $1,649, including $1,597 in the nine months ended September 1995. (See Note 5 of Notes to Consolidated Financial Statements.)

(2) 1995 other income, net includes a gain on sale of the Microelectronics components business of $51.

(3) The decrease in revenues beginning in the fourth quarter of 1995 and through the nine months ended September 30, 1996 is due largely to the Company's decision in September 1995 to discontinue selling PCs through high volume indirect channels.

(4) 1994 other income, net includes a gain on sale of certain assets of $110.

(5) The fiscal year-end for locations outside the U.S. was changed from November to December in 1994 to conform the domestic and international reporting periods. This change increased reported revenues in 1994 by $223, however the effect on loss from operations was not significant.

(6) 1993 operating expenses include restructuring and other charges of $219. (See Note 5 of Notes to Consolidated Financial Statements.)

(7) NCR changed its methods of accounting for postretirement benefits, postemployment benefits, and income taxes effective in 1993. (See Note 3 of Notes to Consolidated Financial Statements.)


(8) Assumes 101 million shares of NCR Common Stock outstanding. (See "Summary of Significant Accounting Policies -- Pro forma Loss per Common Share" -- Note 2 of Notes to Consolidated Financial Statements.)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     NCR designs, develops, markets, and services information technology products, services, systems, and solutions worldwide. The Company's goal is to be a world-class provider of commercial, open computing systems for High Availability Transaction Processing and Scalable Data Warehousing solutions to customers in all industries. NCR also seeks to take advantage of its expertise and market presence in the retail, financial, and communications industries to provide specific information technology solutions to customers in these targeted industries. NCR's systems and solutions are supported by its Customer Support Services and Professional Services offerings, and its Systemedia business, which develops, produces, and markets a complete line of consumable and media products.

     NCR's offerings cover a broad range of its customers' information technology needs: from consumers' interaction and data collection, with products including point of sale workstations, barcode scanning equipment, and self-service devices such as ATMs; through data processing, with NCR's High Availability Transaction Processing solutions; to data storage, manipulation, and usage, with NCR's Teradata relational database management system and Scalable Data Warehousing offerings. The Company's computing platforms and associated products span midrange servers, massively parallel processing computer systems, computer network servers and software systems, imaging and payment systems, workstations and peripherals, business forms, ink ribbons, customized paper rolls, and other consumable supplies and processing media.

     NCR also provides Worldwide Customer Support Services and Professional Services that include hardware maintenance, software maintenance, data warehousing service offerings, end-to-end networking service and design, and the implementation, integration, and support of complex solutions.

     NCR is a wholly owned subsidiary of AT&T. The Company was merged with a wholly owned subsidiary of AT&T effective September 19, 1991. On September 20, 1995, AT&T announced its intention to separate into three independent public companies: NCR, the continuing AT&T, and Lucent. AT&T also announced its intention to distribute all of its interest in NCR to its shareowners by December 31, 1996, subject to certain conditions.

     NCR and AT&T and, in certain cases, Lucent and AT&T Capital, have entered into or will enter into, on or prior to the Distribution Date, certain agreements providing for the separation of the companies into independent corporations and governing various interim and ongoing relationships between and among the four companies, including an agreement between the Company and AT&T providing for the purchase of products and services from the Company. See "Arrangements Among AT&T, NCR and Lucent."

     The consolidated financial statements of NCR have been carved out from the financial statements of AT&T using the historical results of operations and historical basis of the assets and liabilities of the businesses operated by NCR. Additionally, the consolidated financial statements of the Company include certain assets, liabilities, revenues and expenses that were not historically recorded at the level of, but are primarily associated with, such businesses. Management believes the assumptions underlying the Company's financial statements are reasonable.

     The financial information included herein, however, may not necessarily reflect the results of operations, financial position and cash flows of NCR in the future or the results of operations, financial position, and cash flows of the Company had NCR operated as a separate, stand-alone entity during the periods presented. This is due in part to the historical operation of the Company as part of the larger AT&T enterprise. The financial information included herein does not reflect any changes that may occur in the funding and operations of NCR as a result of the Distribution.

     The accompanying consolidated financial statements reflect AT&T's net investment in NCR. Such investment represents capital contributions and interest-bearing cash advances made by AT&T to NCR, net income (loss) of NCR, and cost allocations from AT&T. NCR's financial requirements are primarily provided through capital contributions and interest-bearing cash advances from AT&T. The Company's historical consolidated statements of operations include interest expense relating to such interest-bearing cash advances, which were contributed to the Company by AT&T and included in shareholder's net investment. General corporate overhead costs related to AT&T's corporate headquarters and certain common support functions were allocated to NCR to the extent such amounts were applicable to the Company based on the ratio of the Company's external costs and expenses to AT&T's external costs and expenses. Those allocations of AT&T's general corporate overhead expense may not reflect NCR's actual general corporate overhead expense as a separate entity. In addition, certain expenses incurred by the Company were for services received from AT&T under direct contracting arrangements.

     Although management believes the allocations and the charges for such services to be reasonable, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had been an independent entity and had otherwise contracted for or managed these functions. Subsequent to the Distribution, the Company will be required to manage these functions using its own resources or contract with third parties to perform these services and, in addition, will be responsible for the costs and expenses associated with the management of a public corporation. For the years ended December 31, 1995, 1994, and 1993, AT&T allocated general corporate overhead expenses of $96 million, $66 million and $46 million to NCR, respectively. For the nine months ended September 30, 1996, the amount of general corporate overhead costs allocated to the Company by AT&T decreased approximately $60 million from the corresponding period in 1995. This decrease was due to several factors, including that NCR began to manage certain additional corporate and administrative functions in 1996 which were previously provided substantially by AT&T, including corporate public relations activities, certain human resources functions, financial systems architecture, and brand advertising, among others, and a general reduction in AT&T general corporate overhead costs due to its restructuring. In addition, income taxes were calculated as if the Company filed separate income tax returns. However, AT&T's tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone entity.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used for allowances for uncollectible accounts receivable, inventory obsolescence, product warranties, asset depreciation and amortization, employee benefit plan amounts, income taxes, restructuring charges, and environmental and other contingencies among others. In addition, there are certain risks and uncertainties inherent in operating the business, including the matters discussed below under "-- Results of Operations -- Seasonality" and "-- Legal Proceedings and Environmental Matters." Other areas where estimates and judgments are required are discussed in Notes to Consolidated Financial Statements included elsewhere in this Information Statement.

     In addition, since 1991, NCR's working capital, research and development, capital expenditures, and other financing requirements have been met by AT&T's corporate-wide cash management and funding policies. Net cash transfers from AT&T were $1,034 million, $770 million, and $425 million for the years ended December 31, 1995, 1994, and 1993, respectively, and $638 million for the nine months ended September 30, 1996. After the Distribution, AT&T will no longer provide such funds to finance NCR's operations or for any other purpose.


     In order to meet its working capital needs after the Distribution, NCR entered into the Credit Facility with a syndicate of commercial banks and financial institutions. The Credit Facility provides that NCR may borrow from time to time on a revolving credit basis an aggregate principal amount of up to $600 million, subject to the terms and conditions thereof. See "Financing" and "-- Financial Condition, Liquidity and Capital Resources." NCR believes that cash flows from operations, availability under the Credit Facility and other short and long-term debt financings, if any, will be sufficient to satisfy its future working capital, research and development, capital expenditure, and other financing requirements for the foreseeable future.

     However, NCR does not expect to be able to obtain financing with interest rates or other terms as favorable as those historically experienced by AT&T, with the result that its cost of capital will likely be higher than that reflected in NCR's historical financial statements. NCR will also likely be subject to financial, operating and other covenants restricting its operations, although historically, as a wholly owned subsidiary of AT&T, it has not been subject to any such restrictive covenants. See "Risk Factors -- Future Capital Requirements; Absence of AT&T Funding."


     The consolidated financial statements do not include any debt amounts relating to domestic working capital requirements since such operations were historically funded through AT&T's contributions and advances which are classified as part of its net investment. The total outstanding debt at September 30, 1996 was approximately $132 million. This includes short-term debt of approximately $42 million, which is used primarily to fund the working capital needs of operations outside of the United States, and long-term external debt, including $75 million of medium term notes which NCR issued prior to its merger with a subsidiary of AT&T in 1991. The medium term notes have scheduled maturity dates ranging from 1999 to 2020 and carry interest rates ranging from 8.95% to 9.49% per annum. See "-- Financial Condition, Liquidity and Capital Resources." A subsidiary of the Company incurred $25 million of new debt in the fourth quarter of 1996. See "Capitalization."


RESTRUCTURING

     In 1993, a number of changes were implemented with the intent of strengthening NCR's marketing function, increasing NCR's revenues, and improving NCR's profitability. As part of these changes, a broader range of industries (six as compared to two) was targeted, significant growth objectives were established for the PC business, and a new marketing function and management model was implemented.

     These changes did not work as planned, and NCR was unsuccessful in meeting its objectives in the targeted industries. NCR was able to increase PC revenue, but due to margin pressure and cost structure, the PC business was not profitable for NCR. In addition, the new management model did not produce the desired accountability.

     Lars Nyberg, NCR's Chief Executive Officer, began to implement a restructuring plan in September 1995. This plan was based on five key principles: focus, accountability, expense level reductions, process improvements, and a sense of urgency. A key component of the recovery strategy was to focus the Company on its areas of strength. Consequently, NCR decided to reduce its focus from six industries to three (retail, financial, and communications). With efforts targeted at these three industries, greater attention was placed on NCR's Retail Products and Financial Products businesses.

     The Company's approach to the PC business was also changed. As part of the restructuring, NCR decided to exit the PC manufacturing business and to eliminate sales of PCs through high volume indirect channels. Instead, the Company put in place an OEM arrangement to source a significantly reduced volume of PCs, which would primarily be sold by NCR when required as part of a solution in areas such as financial branch automation or retail point of sale systems.

     In the computer business, the Company targeted its efforts at midrange to large systems, specifically focusing on solutions such as Scalable Data Warehousing and High Availability Transaction Processing that have applicability across a number of industries.


     NCR also implemented a revised business management model, under which business units and geographic sales regions were given specific responsibilities and accountabilities. Significant expense reductions were implemented, including plans to separate approximately 8,500 employees and contractors. Of the 8,500 employees and contractors, approximately 4,500 were classified under cost of revenue, 3,100 in selling, general and administrative, and 900 in research and development. The breakout by business unit and geographic sales region was approximately as follows: 2,300 in the Americas sales region, 1,700 in the Europe/Middle East/Africa sales region, 400 in the Asia/Pacific sales region, 200 in the Financial Systems Group, 200 in the Retail Systems Group, 600 in the Computer Systems Group, 1,800 in the PC business unit, 100 in the Systemedia Group, 400 in Worldwide Services, and 800 in corporate departments. Additional focus was placed on process improvements, and efforts were put in place to ensure all employees understood the restructuring plan and were actively working to execute the plan.

     The total restructuring and other charges of $1,649 million for 1995 were reflected in the consolidated statement of operations as $636 million of cost of sales, $294 million of cost of services, $616 million of selling, general and administrative expenses, and $103 million of research and development expenses. These charges included $676 million for employee separation and other related items, $549 million for asset write-downs, $147 million for closing, selling and consolidating facilities, $227 million for contract settlements and related charges, and $50 million for other items. The $549 million of asset write-downs include $417 million of inventory write-downs, $106 million of property, plant and equipment write-downs, and $26 million of other asset write-downs. Of the total charges, $145 million represented cash payments in 1995, $401 million represented cash payments in the first nine months of 1996, and $417 million are expected to result in future cash payments.

     The Company expects to substantially complete its restructuring plan in 1996. The Company's policy is to assess the adequacy of its reserves and to make adjustments to such reserves when events effecting these reserves occur or can be reasonably estimated.

RESULTS OF OPERATIONS

     GENERAL

     The following table sets forth, for the periods indicated, the Company's revenues (in millions) by product line. The Other product line includes businesses sold and other items not directly associated with an individual business unit.

                                       NINE MONTHS ENDED                           YEARS ENDED
                                         SEPTEMBER 30                              DECEMBER 31
                                  ---------------------------   -------------------------------------------------
                                          % INCREASE/                   % INCREASE/           % INCREASE/
                                   1996    DECREASE     1995     1995    DECREASE      1994    DECREASE     1993
                                  ------  -----------  ------   ------  -----------   ------  -----------  ------
    Retail Systems Group
      Retail Products............ $  300        1      $  297   $  424       --       $  422      (12)     $  481
    Financial Systems Group
      Financial Products.........    666       (8)        721    1,026       (1)       1,037        7         972
    Computer Systems Group
      Computer Products..........    945       32         715    1,078      (12)       1,219      (12)      1,392
      Client/Entry Level Server
        Products.................    377      (71)      1,309    1,724        5        1,649       62       1,020
    Worldwide Services
      Customer Support
        Services.................  1,645        3       1,591    2,174        5        2,074       15       1,808
      Professional Services......    417       (2)        426      638       10          578       33         435
      Data Services..............     94      (26)        127      167      (19)         206       (4)        214
    Systemedia Group
      Systemedia Products........    405       (3)        419      577        4          553       14         486
    Other........................     74      (74)        288      354      (51)         723       58         457
                                   -----      ---       -----      ---    -----        -----      ---       -----
      Total...................... $4,923      (16)     $5,893   $8,162       (4)      $8,461       16      $7,265
                                   =====      ===       =====      ===    =====        =====      ===       =====

     The following table sets forth, for the periods indicated, the percentage relationship to revenue of certain items in the Company's consolidated statements of operations. The nine months ended September 30, 1995 and the years ended 1995 and 1993, as adjusted, exclude restructuring and other charges:

                                          NINE MONTHS ENDED                              YEARS ENDED
                                            SEPTEMBER 30                                 DECEMBER 31
                                    -----------------------------   ------------------------------------------------------
                                    1996                    1995                    1995     1994                    1993
                                    -----       1995        -----       1995        -----    -----       1993        -----
                                            -------------           -------------                    -------------
                                            (AS ADJUSTED)           (AS ADJUSTED)                    (AS ADJUSTED)
    Sales revenue..................  55.6%       63.0%       63.0%       63.0%       63.0%    65.3%       61.4%       61.4%
    Services and rentals revenue...  44.4        37.0        37.0        37.0        37.0     34.7        38.6        38.6
                                    -----       -----       -----       -----       -----    -----       -----       -----
      Total revenue................ 100.0%      100.0%      100.0%      100.0%      100.0%   100.0%      100.0%      100.0%
                                    =====       =====       =====       =====       =====    =====       =====       =====
    Sales gross margin.............  30.0%       19.7%        2.6%       20.9%        8.5%    32.4%       37.7%       37.3%
    Services and rentals gross
      margin.......................  24.2        23.0        10.6        23.2        13.5     26.5        30.3        27.1
                                    -----       -----       -----       -----       -----    -----       -----       -----
      Total gross margin...........  27.4        20.9         5.6        21.8        10.4     30.3        34.8        33.4
    Selling, general and
      administrative expenses......  21.8        25.1        35.1        24.7        32.2     25.6        28.1        29.4
    Research and development
      expenses.....................   5.5         5.7         7.5         5.9         7.2      5.9         7.6         7.9
                                    -----       -----       -----       -----       -----    -----       -----       -----
      Operating income (loss)......   0.1%       (9.9)%     (37.0)%      (8.8)%     (29.0)%   (1.2)%      (0.9)%      (3.9)%
                                    =====       =====       =====       =====       =====    =====       =====       =====

     SEASONALITY

     NCR's sales are historically seasonal, with revenue higher in the fourth quarter of each year. Consequently, during the three quarters ending in March, June, and September, NCR has historically experienced less favorable results than in the quarter ending in December. Such seasonality also causes NCR's working capital cash flow requirements to vary from quarter to quarter depending on, among other things, the variability in the volume, timing, and mix of product sales. In addition, in many quarters, a large portion of NCR's revenue is realized in the third month of the quarter. Operating expenses are relatively fixed in the short term and often cannot be materially reduced in a particular quarter if revenue falls below anticipated levels for such quarter. As a result, even a relatively small revenue shortfall may cause a period's results to be materially below expectations. See "Risk Factors -- Seasonality."

     The following table sets forth the unaudited total revenues, gross margin, and operating income (loss) of NCR on a quarterly basis for each of the years ended December 31, 1995 and 1994 and for each of the quarterly periods in the nine months ended September 30, 1996. The increase in fourth quarter revenues from third quarter revenues in 1995 is not as pronounced as in 1994 due to the Company's decision in September 1995 to discontinue selling PCs through high volume indirect channels.

                                                                                           NINE MONTHS
                                FIRST      SECOND         THIRD            FOURTH             ENDED
                               QUARTER     QUARTER     QUARTER (1)     QUARTER (2)(3)       SEPT. 30
                               -------     -------     -----------     --------------     -------------
                                                        (DOLLARS IN MILLIONS)
    1996
    Total revenues...........  $ 1,586     $ 1,679         1,658                             $ 4,923
    Gross margin.............      405         464           482                               1,351
    Operating income
      (loss).................      (37)         11            29                                   3

                                                                                           YEARS ENDED
                                                                                           DECEMBER 31
                                                                                          -------------
    1995
    Total revenues...........  $ 1,818     $ 2,042       $ 2,033           $2,269            $ 8,162
    Gross margin.............      420         416          (509)             519                846
    Operating income
      (loss).................     (172)       (218)       (1,794)            (187)            (2,371)
    1994
    Total revenues...........  $ 1,527     $ 2,011       $ 1,979           $2,944            $ 8,461
    Gross margin.............      479         610           580              898              2,567
    Operating income
      (loss).................      (84)        (12)          (26)              20               (102)

---------------

(1) The third quarter of 1995 includes restructuring and other charges of $1,597 (see Note 5 of Notes to Consolidated Financial Statements).



(2) The fourth quarter of 1995 includes restructuring and other charges of $52 (see Note 5 of Notes to Consolidated Financial Statements).


(3) The fourth quarter of 1994 includes revenue of $223 which represents an additional month of international sales revenues, resulting from the change to conform international and domestic reporting periods; the effect on operating income was not significant.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Reported revenues in all geographic regions declined from the prior period by $970 million or 16%. An overall weakening of foreign currencies, particularly the Japanese yen, against the U.S. dollar unfavorably affected this year-to-year change. Adjusting for the year-to-year movement in foreign currency exchange rates, reported revenues declined by 13%.

     A key component of the Company's restructuring was to reduce its focus on the PC business and concentrate on a core set of businesses. As a result of this decision, PC revenues (which are included as a part of the Client/Entry Level Server Product line) declined significantly. When Client/Entry Level Server Products and businesses sold are excluded from both periods, revenues in the remaining core set of businesses were basically unchanged. Adjusting for the year-to-year changes in foreign currency exchange rates, these core revenues increased by 3%.

     Revenues from Retail Products were $300 million, an increase of $3 million, or 1% in 1996, compared with the 1995 period. Gains in revenues from retail scanner products more than offset a decline in revenue from retail terminals.

     Revenues from Financial Products were $666 million, a decrease of $55 million or 8% in 1996 compared with the 1995 period. Increases in ATM demand in the United States were offset by declines in the Europe/Middle East/Africa geographic region. These declines were primarily due to general softness in the European banking and financial services markets.

     Revenues from Computer Products were $945 million, an increase of $230 million or 32%, in 1996 compared with the 1995 period. Revenues from WorldMark enterprise servers were the primary cause of the sales volume growth. All geographic regions reported growth in the year-to-year comparisons as the Company continues to focus on opportunities for high-end computer systems for Scalable Data Warehousing and High Availability Transaction Processing.

     Revenues from Client/Entry Level Server Products were $377 million, a decrease of $932 million or 71%, in 1996 compared with the 1995 period, primarily due to the Company's decision to exit the manufacturing of PCs and their sale through high volume indirect channels. The Company plans to continue to offer its customers Client/Entry Level Server Products sourced from third parties primarily as part of overall solution sales.

     Revenues from the services businesses were basically flat year to year. Growth in revenues from Customer Support Services of 3%, primarily due to new service offerings for enterprise system support servers, managed self-service financial solutions, and technology services plus continued expansion of multivendor services, were offset by a decline of 26% in data services revenue due to the Company's sale of its Data Services business in Switzerland at the beginning of 1996. Revenues from Professional Services of $417 million decreased 2% compared with same period in 1995.

     Sales of Systemedia products of $405 million decreased $14 million or 3% in 1996 compared with the 1995 period. The decrease was principally attributable to the unfavorable impact of the strengthening of the U.S. dollar, as sales to customers on a local currency basis worldwide were basically flat.

     Gross margin as a percentage of revenue increased by 21.8 points from 5.6% in 1995 to 27.4% in 1996. Excluding restructuring and other charges, gross margins increased 6.5 percentage points from 20.9% in 1995 to 27.4% in 1996; excluding Client/Entry Level Server Products, gross margin as a percentage of revenue increased 5.2 percentage points. The gross margin improvement, excluding restructuring and other charges, consisted of a 10.3 percentage point improvement in sales gross margin and a 1.2 percentage point improvement in services and rentals gross margin. The increase in sales gross margin reflects a change in product mix, as Client/Entry Level Server Products have historically lower margins than other products offered by the Company, and improved margins in Retail Products, Financial Products, and Computer Products resulting from product cost reductions. Gross margins on all categories of services revenue improved in 1996.

     Selling, general and administrative expenses of $1,075 million decreased by $995 million or 48% compared with 1995. Excluding restructuring and other charges, selling, general and administrative expenses of $1,075 million decreased $405 million or 27%, and declined by 3.3 percentage points of revenue. This decrease was primarily attributable to the Company's business restructuring to focus on industry solutions for the retail, financial, and communications industries, general cost reductions, and from its exit from the sale of PCs through high volume indirect channels. In addition, the amount of general corporate overhead costs allocated to the Company by AT&T decreased approximately $60 million from the corresponding period in 1995. This decrease was due to several factors, including that NCR began to manage certain additional corporate and administrative functions in 1996 which were previously provided substantially by AT&T, including corporate public relations activities, certain human resource functions, financial systems architecture, and brand advertising, among others, and a general reduction in AT&T general corporate overhead costs due to its restructuring.

     Research and development expenses of $273 million decreased by $168 million, or 38%, compared with 1995. Excluding restructuring and other charges, research and development expenses of $273 million decreased $65 million (excluding 1995 restructuring charges) or 19%, and declined by 0.2 percentage points of revenue. This decrease was primarily attributable to the Company's exit from the PC manufacturing business and sale of its Microelectronics components business, as well as from consolidation and elimination of redundant engineering activities and from a refocusing of research and development efforts on specific targeted industries using common platforms and technologies. The Company plans to continue to invest in research and development at levels that are consistent with its business strategies, taking into account assessments of the levels of investment into new technologies and markets being made by competitors throughout the industries in which the Company competes. Further, the Company believes that a continued commitment to research and development is required to remain competitive.

     Other income -- net decreased $69 million, primarily due to the gain on sale of the Company's Microelectronic components business in the prior period.

     The provision for income taxes of $96 million increased $285 million. The fluctuation in the Company's tax provision between years results from a normal provision for income taxes in those foreign tax jurisdictions where the Company's subsidiaries are profitable, and an inability on a stand-alone basis to reflect tax benefits from net operating losses and tax credits in the United States.

     AT&T has been able to utilize substantially all of the United States tax benefits generated by NCR through the inclusion of the Company in its consolidated tax returns. In accordance with existing tax allocation agreements, AT&T has reimbursed the Company for such losses utilized. The reimbursements have been reflected as contributions to the Company's capital and recorded in shareholder's net investment.

     The net loss for the nine months ended September 30, 1996 was $116 million. This represented an improvement of $489 million from the 1995 loss of $605 million (before adjusting for after-tax restructuring and other charges of $1,370 million).

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Reported revenues declined from the prior year by 4%, or $299 million. An overall strengthening of foreign currencies against the U.S. dollar has slightly mitigated the decline. Adjusting for the year to year changes in foreign currency exchange rates, revenues declined by 5%.

     In the fourth quarter of 1994, the Company elected to change the fiscal year end of its international organizations from November 30 to December 31, in order to align the international organizations with the United States fiscal calendar. This change resulted in an additional month of international revenues being included in the 1994 results, in the amount of $223 million. Adjusting for this extra month of results in 1994, reported revenues in 1995 declined by 1%. In addition, there was a significant negative impact on growth rates resulting from the sale of the Microelectronics components business in the first quarter of 1995, which is included in Other in the above table. When these revenues are removed from both periods, the 4% decline in revenue in 1995 results in a 3% increase.

     Revenues from Retail Products were $424 million in 1995 which were basically flat compared with 1994. Increased revenues from retail barcode scanner products to customers in the Europe/Middle East/Africa and Asia/Pacific geographic regions offset a decline in the United States.

     Revenues from Financial Products were $1,026 million in 1995 which were basically flat compared with 1994. Declines in ATMs revenues principally in the United States were offset by increases in sales to customers in international geographic regions.

     Revenues from Computer Products were $1,078 million, a decrease of $141 million or 12% in 1995 compared with 1994. The decrease in revenue was primarily attributable to a decline in large server revenues in the United States resulting from a delay in transitioning customers from the 3600 product family to the new WorldMark product family.

     Revenues from Client/Entry Level Server Products were $1,724 million, an increase of $75 million or 5% in 1995 compared with 1994. This growth rate was significantly below the prior year as a result of the implementation of the September 1995 decision to phase out of the sales of these products through high volume indirect channels.

     Revenues from the services businesses grew 4% year to year. This growth was driven by the 10% increase in Professional Services revenues primarily due to new service offerings, including information technology consulting, networking, scalable data warehousing, and project management. Prior to 1995, Professional

Services offerings were focused more intensively on software implementation and support, while in 1995 the focus shifted to information technology consulting services. Customer Support Services growth of 5% also contributed to the revenue increase. This growth was primarily due to increased focus on non-traditional hardware maintenance services including multivendor services, implementation and installation services, software services, and parts and cabling. These increases were partially offset by a decline in Data Services revenues principally due to a shrinking customer base for these offerings.

     Sales of Systemedia Products of $577 million increased $24 million or 4% in 1995 compared with 1994 primarily attributable to increases in sales of custom paper rolls in markets outside of the United States and in stock and fax paper products and thermal transfer ribbons in the United States.

     Gross margin as a percentage of revenue declined 19.9 percentage points from 30.3% in 1994 to 10.4% in 1995. Business restructuring and other charges accounted for over half of the reduction or a total of 11.4 points of revenue. Excluding restructuring and other charges, both sales gross margins and services and rentals gross margins declined. The reduction in sales gross margins resulted from a higher mix of Client/Entry Level Server Products which historically carry lower gross margins than other products offered by the Company. These lower gross margins are due to competitive pricing pressures and price erosion in excess of cost reductions. Services gross margins declined primarily due to required utilization of higher cost external contractors to assist in the delivery of new service offerings.

     Selling, general and administrative expenses of $2,632 million increased $463 million, or 21% in 1995 compared with 1994. This increase was due to $616 million in business restructuring and other charges principally to realign the Company's cost structure and to exit certain businesses. Selling, general and administrative expenses were 32.2% of revenues in 1995, an increase from 25.6% of revenues in 1994, reflecting the restructuring and other charges. Excluding the charges, selling, general and administrative expenses were 24.7% of revenues in 1995. This reflects reduced selling expenses due to the reduction of expenses from the sales of the Microelectronics components business in 1995, the sale of the ADDS terminal business during 1994, and the benefits realized in the fourth quarter of 1995 from the Company's restructuring plans.

     Research and development expenses of $585 million increased $85 million, or 17% in 1995 compared with 1994. This increase was due to business restructuring and other charges of $103 million. Excluding the charges, research and development expenses decreased $18 million and represented 5.9% of revenues in both years. This decrease in spending was primarily attributable to the sale of the Microelectronics components and ADDS terminal businesses which more than offset the increase in research and development for Computer Products and the services offerings.

     Other income, net decreased $85 million as the 1994 results included gains on sale of real estate, principally in Hong Kong and Tokyo.

     The income tax benefit of $136 million in 1995 reflects a $323 million decrease from the $187 million expense in 1994. The benefit of $136 million was primarily attributable to foreign operating losses largely resulting from the 1995 restructuring charges incurred in those foreign subsidiaries that have been historically profitable, and an inability on a stand-alone basis to reflect tax benefits from net operating losses and tax credits in the United States. See
Note 6 of Notes to Consolidated Financial Statements included elsewhere herein.

     AT&T has been able to utilize substantially all of the United States tax benefits generated by NCR through the inclusion of the Company in AT&T's consolidated tax returns. In accordance with existing tax allocation agreements, AT&T has reimbursed the Company for such utilized losses. The reimbursements have been reflected as contributions to the Company's capital and recorded in shareholder's net investment.

     For 1995, the Company had a net loss of $2,280 million, reflecting $1,415 million of restructuring and other charges after tax ($1,649 million pre-tax restructuring and other charges). Excluding the charges, the net loss was $865 million, an increased loss of $662 million compared to 1994.

     YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Reported revenues increased from the prior year by 16%, or $1,196 million. The net effect of the movement of foreign currencies against the U.S. dollar had no material impact to this growth rate. When adjusted for the extra month of international revenue in the fourth quarter of 1994, the growth rate from 1993 was 13%, or $973 million.

     Revenues from Retail Products were $422 million, a decrease of $59 million or 12% in 1994 compared with 1993. Most of this decrease resulted from a reduction in sales to customers in the United States.

     Revenues from Financial Products were $1,037 million, an increase of $65 million or 7% in 1994 compared with 1993, due mostly to higher demand for ATMs primarily in the United States.

     Revenues from Computer Products were $1,219 million, a decrease of $173 million or 12% in 1994 compared with 1993. The decrease was primarily attributable to a decline in midrange servers revenues.

     Revenues from Client/Entry Level Server Products were $1,649 million, an increase of $629 million or 62% in 1994 compared with 1993 primarily due to the increased focus being placed on growing this business.

     Revenues from the services businesses grew 16% year to year. This growth was driven by double digit gains in both Professional Services and Customer Support Services revenues primarily due to increases in consulting services, multivendor services, implementation and installation services, and software services revenues. These increases were partially offset by a decline in Data Services revenue principally due to a shrinking customer base for these products.

     Sales of Systemedia Products of $553 million increased $67 million or 14% in 1994 compared with 1993 primarily attributable to increases in sales of business forms and supplies outside the United States.

     Gross margin as a percentage of revenue declined 3.1 percentage points from 33.4% in 1993 to 30.3% in 1994. After excluding the impact of restructuring charges, the decline in gross margin was 4.5 percentage points. The reduction in sales gross margins resulted primarily from a higher mix of lower margin Client/Entry Level Server Products and a lower percentage mix of midrange and large servers. Services gross margins declined primarily due to competitive pricing pressures on maintenance support services.

     Selling, general and administrative expenses of $2,169 million increased $33 million or 2% but declined by 3.8 percentage points of revenue. Excluding the impact of $95 million of business restructuring charges in 1993, selling, general and administrative expenses increased $128 million or 6%. This increase was primarily attributable to higher marketing expenses associated with the expanded marketing organization focusing on a broader range of targeted industries.

     Research and development expenses of $500 million decreased $71 million or 12% and declined by 2.0 percentage points of revenue. Excluding the impact of $19 million of business restructuring charges in 1993, research and development expenses decreased $52 million or 9%. This decrease was primarily attributable to a reduction in research and development for Computer Products.

     Other income, net increased $88 million primarily due to the 1994 gains on the sale of real estate, mainly in Hong Kong and Tokyo.

     The provision for income taxes of $187 million increased $49 million. The fluctuation in the Company's tax provision between years results from a normal provision for income taxes in those foreign tax jurisdictions where the Company's subsidiaries are profitable, and an inability on a stand-alone basis to reflect tax benefits from net operating losses and tax credits in the United States. See Note 6 of Notes to Consolidated Financial Statements included elsewhere herein.

     AT&T has been able to utilize substantially all of the United States tax benefits generated by NCR through the inclusion of the Company in AT&T's consolidated tax returns. In accordance with existing tax allocation agreements, AT&T has reimbursed the Company for such utilized losses. The reimbursements have been reflected as contributions to the Company's capital and recorded in shareholder's net investment.

     The adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS No. 112, "Employers' Accounting for Postretirement Benefits,"and SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993, resulted in an after-tax charge of $869 million in 1993, representing the cumulative effect of these accounting changes.

     SFAS No. 106 requires accrual of estimated future retiree benefits, other than pensions, during the years in which employees are working and accumulating these benefits. Previously, health care benefits were expensed as claims were incurred and life insurance benefits were expensed as plans were funded. A one-time after-tax charge for these liabilities of $220 million was recorded in 1993 as a cumulative effect of accounting change upon adoption of this standard.

     SFAS No. 112 requires the Company to accrue for estimated future postemployment benefits, including separation and related payments, during the years in which employees are working and accumulating these benefits, and for disability payments when the disabilities occur. Previously, costs for separations were recognized when approved and disability benefits were recognized when paid. The Company recognized a $306 million after-tax charge upon adoption of this standard.

     SFAS No. 109 requires, among other provisions, the computation of deferred tax amounts arising from temporary differences using the enacted jurisdictional corporate income tax rates for the years in which the taxes will be paid or refunds received. A cumulative effect of the accounting change results in a one-time charge of $343 million which was recognized in 1993 related to adopting this standard.

     The reported net loss decreased to $203 million, an improvement of $1,084 million from the $1,287 million loss in 1993. Excluding the cumulative effect of accounting changes in 1993, net loss in 1994 was $215 million less than in 1993.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     NCR's cash, cash equivalents, and short-term investments totaled $767 million at September 30, 1996 compared with $338 million at December 31, 1995 and $661 million at December 31, 1994.


     NCR used cash flows from operations of $824 million and $613 million during the years ended 1995 and 1994, respectively, and generated cash flows from operations of $42 million during the year ended December 31, 1993. The $824 million of cash flows used in operations in 1995 was due principally to the net loss in 1995 and $171 million of cash payments relating to restructuring. The inventory decrease from $952 million at December 31, 1994 to $621 million at December 31, 1995 was primarily due to $417 million of inventory write-downs relating to the third quarter restructuring in 1995. Other current liabilities increased from $640 million at year-end 1994 to $1,532 million at December 31, 1995 primarily due to restructuring liabilities of $820 million payable during 1996. The $613 million of cash flows used in operations in 1994 was due in large part to increases in receivable and inventory balances driven by increased demand for Client/Entry Level Server Products. Receivables increased $572 million from $1,288 million at December 31, 1993 to $1,860 million at December 31, 1994. Inventories totaled $952 million at December 31, 1994, an increase of $171 million compared with December 31, 1993. The $42 million of cash flows generated from operations in 1993 was due to cash generation from results of operations, after adding back the non-cash impact of the cumulative accounting changes of $1,171 million. Inventory balances increased $161 million from December 31, 1992 to December 31, 1993. Other current liabilities increased $279 million, from $576 million at December 31, 1992 to $855 million at December 31, 1993, primarily due to the current restructuring liabilities incurred in 1993.


     For the nine-month period ended September 30, 1996, NCR generated cash flows from operations of $304 million. For the nine-month period ended September 30, 1995, NCR used cash flows from operations of $503 million. This improvement of $807 million was primarily due to cash generation from results of operations and a significant decline in accounts receivable offset by cash payments for restructuring of $401 million. Receivable balances decreased $371 million from September 30, 1995 to September 30, 1996 due to lower revenues associated with the Company's decision to no longer sell PCs through high volume indirect channels and a reduction in receivable balances due to the sale of the Switzerland Data Services business. Inventory balances decreased $255 million from $814 million at September 30, 1995 to $559 million at September 30, 1996 as a result of exiting the PC manufacturing business and overall improved supply line management. Other current liabilities were $540 million lower at September 30, 1996 than at September 30, 1995 primarily as a result of the decrease in restructuring liabilities.

     Cash flows used in investing activities were $11 million, $477 million and $426 million in 1995, 1994 and 1993, respectively. The $11 million of net investing activities in 1995 included proceeds of $338 million from the sale of the Microelectronics components business. The $477 million of net investing activities in 1994 included proceeds of $260 million from real estate sales in Tokyo and Hong Kong and the sale of various non-core businesses, principally ADDS. Capital expenditures, the largest component of investing activities, were $498 million, $624 million and $596 million for the years ended 1995, 1994, and 1993, respectively. Capital expenditures generally relate to expenditures for equipment and facilities used in manufacturing and research and development, including expansion of manufacturing capacity, and expenditures for cost reduction efforts and international growth.

     For the nine-month period ended September 30, 1996, NCR used cash flows from investing activities of $317 million. For the nine-month period ended September 30, 1995, NCR generated $107 million from investing activities. This change of $424 million was primarily due to the proceeds collected in 1995 from the sale of the Microelectronics components business.

     Net cash provided by financing activities was $696 million, $1,330 million, and $320 million for the years ended 1995, 1994, and 1993, respectively. The Company historically has relied on AT&T to provide financing for its operations. The cash flows reflected as transfers from AT&T in the consolidated statements of cash flows represent capital infusions that were used to fund the ongoing operations and have been recorded in the consolidated financial statements as an adjustment to shareholder's net investment. These cash flows are not necessarily indicative of the cash flows that would have resulted if the Company was a stand-alone entity. Net cash transfers from AT&T were $1,034 million, $770 million, and $425 million in 1995, 1994 and 1993, respectively. In addition, $537 million of third-party debt was issued in 1994, of which $312 million was repaid in 1995 and the remainder was assumed by AT&T in 1996 and is included in shareholder's net investment.

     For the nine-month period ended September 30, NCR generated cash flow from financing activities of $395 million and $147 million in 1996 and 1995, respectively. Cash flows generated were a result of transfers from AT&T offset by repayments of long-term debt.

     The Company leases land, buildings and equipment through long-term lease contracts that expire in various years. Rental expense under operating leases was $96 million in 1995, $81 million in 1994 and $109 million in 1993. Future minimum lease payments due under noncancelable operating leases at December 31, 1995 total $265 million. The Company expects to fund such commitments through its working capital and funds generated from operations.

     The Company operates in various markets, including international and domestic locations. The most significant of the international operations of the Company include France, Germany, Japan, Switzerland, and the United Kingdom. Given that international transactions in these markets are customarily denominated in the respective countries' currencies, the Company is subject to foreign currency risk and other risks associated with foreign operations such as the risks relating to foreign economic and political conditions, the potential for restrictive actions by foreign governments, and risks relating to repatriation of funds from non-U.S. subsidiaries. The Company uses foreign exchange contracts to manage its exposures to changes in currency exchange rates. The use of foreign exchange contracts allows NCR to reduce its exposures to the risk that the ultimate net cash inflows and outflows will be adversely affected by changes in currency exchange rates.

     In the normal course of business the Company uses various financial instruments, including derivative financial instruments, for purposes other than trading. The Company does not use derivative financial instruments for speculative purposes. In addition to foreign currency exchange contracts, these instruments include letters of credit and guarantees of debt.

     By their nature all such instruments involve risk including the credit risk of nonperformance by counterparties, and the Company's maximum potential loss may exceed the amount recognized in the

Company's balance sheet. However, as of September 30, 1996 and December 31, 1995, in management's opinion, there was no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments. The Company controls its exposure to credit risk through credit approvals, credit limits, and monitoring procedures. There were no past due amounts related to the Company's outstanding derivative contracts at December 31, 1995, nor have there been any charge-offs during the three years ended December 31, 1995. The Company does not have any significant exposure to any individual customer or counterparty nor any major concentration of credit risk related to any financial instruments.


     The Company has entered into an agreement with the Pension Benefit Guaranty Corporation ("PBGC") concerning the provision by the Company of additional support for its domestic defined benefit pension plans. Under such agreement, among other terms and conditions, the Company has agreed to provide security interests in support of such plans in collateral with an aggregate collateral value (calculated by applying specified discounts to market value) of $80 million. Such collateral is initially expected to be comprised of certain domestic real estate. The Company does not believe that its agreement with the PBGC would have a material effect on its financial condition, results of operations or cash flows.


     For the reasons described under "-- Results of Operations -- Seasonality," the Company's working capital requirements and cash flows provided by operating activities can vary greatly from quarter to quarter, depending on the volume of production, the timing of deliveries, and the payment terms offered to customers.

     The Company estimates that the cash expenditures necessary after December 31, 1995 to implement the restructuring programs will be $818 million, including $417 million after September 30, 1996. Such expenditures in 1996 are expected to be funded through cash flows generated from operations, working capital improvements and through capital contributions provided by AT&T.


     In order to meet its working capital needs, the Company entered into the five-year, unsecured revolving Credit Facility with a syndicate of commercial banks and financial institutions. The Credit Facility provides that the Company may borrow from time to time on a revolving credit basis an aggregate principal amount of up to $600 million, subject to the terms and conditions thereof. The Company expects to be able to use the available funds at any time for capital expenditure needs, repayment of existing debt obligations, working capital, and general corporate purposes. The Credit Facility will initially mature within five years from the date of closing and contain certain representations and warranties, conditions, affirmative, negative and financial covenants, and events of default customary for such facilities. Interest rates charged on borrowings outstanding under the Credit Facility are based on market rates which can vary over time. In addition, subject to the terms and conditions thereof, a portion of the Credit Facility will be available for the issuance of letters of credit as required by the Company.


     Historically, the Company's working capital and cash flow requirements have been substantial. The net cash contributions from AT&T reflected in the accompanying statements of cash flows was $2,867 million from January 1, 1993 through September 30, 1996. After the Distribution, AT&T will no longer provide such funds to NCR. See "Risk Factors -- Future Capital Requirements; Absence of AT&T Funding." However, it is expected that, pursuant to the NCR Distribution Agreement, AT&T will (i) make additional contributions of capital to NCR after September 30, 1996 and prior to the Distribution Date and (ii) contribute intercompany advances outstanding from AT&T to NCR as of September 30, 1996. The consolidated financial statements included elsewhere herein reflect these advances in shareholder's equity as having been contributed. The additional capital contributions are expected to consist of $306 million in cash and the contribution of additional cash in an amount sufficient to retire or defease a total of $68 million of NCR debt (including payment of related expenses). A portion of the $306 million in cash may be provided by means of additional intercompany advances from AT&T to NCR after September 30, 1996 that will be contributed at the Distribution Date. See "Capitalization."

     NCR believes that cash flows from operations, availability under the Credit Facility and other short and long-term debt financings, if any, will be sufficient to satisfy its future working capital, capital expenditure, research and development, and other financing requirements for the foreseeable future. However, NCR does not expect to be able to obtain financing with interest rates or terms as favorable as those historically experienced by AT&T, with the result that its cost of capital will likely be higher than that reflected in NCR's historical financial statements. NCR will also likely be subject to financial, operating, and other covenants restricting its operations, although historically, as a wholly owned subsidiary of AT&T, it has not been subject to any such restrictive covenants. The Company further believes that it will be able to access capital markets on terms and in amounts that will be satisfactory to it, although there can be no assurance that will be the case. The Company believes that it will be able to obtain bid and performance bonds, to arrange or provide customer financing as necessary, and to engage in hedging transactions on commercially acceptable terms.

     The Company believes that the business restructuring and turnaround strategy implemented in 1995 has significantly contributed to more favorable results in the first nine months of 1996. Operating results have improved from a loss from operations of $587 million (before giving effect to restructuring and other charges of $1,597 million) in the first nine months of 1995 to income from operations of $3 million in the first nine months of 1996. Selling, general and administrative expenses have declined $405 million (before giving effect to restructuring and other charges), and gross margins have improved by 6.5 percentage points (before giving effect to restructuring and other charges). The planned headcount reduction of 8,500 will be substantially completed in the fourth quarter of 1996. The strategy to focus the Company on its core areas of strength, implement a revised business management model, and initiate several key business process improvements has resulted in, among other things, significant expense level reductions and improvements in working capital management. This in turn has caused significant improvement in the Company's reported results of operations and increases in cash flows from operations, as evidenced by the change from net cash used in operating activities of $503 million in the first nine months of 1995 compared to net cash provided by operating activities of $304 million in the same period of 1996. The Company believes these strategic initiatives will continue to favorably impact operating results and cash flows, and does not foresee at this time a need to initiate additional business restructurings.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     IMPAIRMENT OF LONG-LIVED ASSETS

     Effective October 1, 1995, NCR adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of the standard did not materially impact NCR's consolidated results of operations, financial condition or cash flows because this was essentially the method NCR used in the past to measure and record asset impairments.

     STOCK-BASED COMPENSATION

     In its Consolidated Financial Statements for the year ending December 31, 1996, NCR is required to adopt SFAS No. 123, "Accounting for Stock-Based Compensation." This standard establishes a fair value method of accounting for, or disclosing, stock-based compensation plans. NCR intends to adopt the disclosure provisions of this standard which require disclosing the pro forma consolidated net income and earnings per share amounts assuming the fair value method was effective on January 1, 1995. The adoption of the disclosure provisions will not affect consolidated financial condition, results of operations, or cash flows.

PRODUCTS AND TECHNOLOGY

     The markets for many of NCR's products are characterized by rapidly changing technology, evolving industry standards, and frequent new product introductions. Shortening product life cycles in the information technology industry pose a challenge for the effective management of the transition from existing products to new products. The transition to new products can also result in inventories of old or obsolete products and components.

     NCR uses many standard parts and components in its products and believes there are a number of competent vendors for most parts and components. However, a number of important components are developed by and purchased from single sources due to price, quality, technology or other considerations. In some cases, those components are available only from single sources. In order to secure components for production and introduction of new products, NCR may make advance payments to certain suppliers and may enter into noncancelable purchase commitments with vendors with respect to the purchase of components. See "Risk Factors -- Reliance on Suppliers and Partners."

LEGAL PROCEEDINGS AND ENVIRONMENTAL MATTERS

     In the normal course of business, NCR is subject to regulations, proceedings, lawsuits, claims, and other matters, including actions under laws and regulations related to the environment, health, and safety, among others. Such matters are subject to the resolution of many uncertainties, and accordingly, outcomes are not predictable with assurance. Although NCR believes that amounts provided in its financial statements are currently adequate in light of the probable and estimable liabilities, there can be no assurances that the amounts required to discharge alleged liabilities from lawsuits, claims, and other legal proceedings and environmental matters, and to comply with applicable environmental laws, will not exceed the amounts reflected in NCR's financial statements or will not have a material adverse effect on the Company's consolidated financial condition, results of operations, or cash flows. Any amounts of costs that may be incurred in excess of those amounts provided as of September 30, 1996 cannot be determined.

     Among the lawsuits and claims pending against NCR as of September 30, 1996, there were approximately 80 individual product liability claims alleging that the Company's products, including PCs, supermarket barcode scanners, cash registers, and check encoders, caused so-called "repetitive strain injuries" or "cumulative trauma disorders," such as carpal tunnel syndrome. In such lawsuits, the plaintiff typically alleges that he or she suffers from injuries caused by the design of the product at issue or a failure to warn of alleged hazards. These plaintiffs seek compensatory damages and, in many cases, punitive damages. Most other manufacturers of these products have also been sued by plaintiffs on similar theories. Ultimate resolution of the litigation against the Company may substantially depend on the outcome of similar matters of this type pending in various state and federal courts. The Company has denied the merits and basis for the pending claims against it and intends to continue to contest these cases vigorously.

     NCR's facilities and operations are subject to a wide range of environmental protection laws in the United States and other countries related to solid and hazardous waste disposal, the control of air emissions and water discharges, and the mitigation of impacts to the environment from past operations and practices. NCR has investigatory and remedial activities, including characterization and cleanup actions, underway at a number of currently and formerly owned or operated facilities to comply, or to determine compliance, with applicable environmental protection laws. NCR has been identified, either by a governmental agency or by a private party seeking contribution to site cleanup costs, as a PRP at a number of sites pursuant to a variety of statutory schemes, both state and federal, including the FWPCA and comparable state statutes, and CERCLA, and comparable state statutes.

     In February 1996, NCR received notice from the USF&WS that it considers NCR a PRP under the FWPCA and CERCLA with respect to alleged natural resource restoration and damages to the Fox River System due to, among other things, sediment contamination in the Fox River System allegedly resulting from liability arising out of NCR's former carbonless paper manufacturing operations at Appleton and Combined Locks, Wisconsin. USF&WS has also notified a number of other manufacturing companies of their status as PRPs under the FWPCA and CERCLA for natural resource restoration and damages in the Fox River System resulting from their ongoing or former paper manufacturing operations in the Fox River Valley. USF&WS and two Indian Tribes have stated their intention to conduct a Natural Resource Damage Assessment to determine and quantify the nature and extent of alleged injury to natural resources. In addition, NCR has been identified, along with a number of other companies, by the WDNR with respect to alleged liability arising out of alleged past discharges that have contaminated sediments in the Fox River System. NCR is also actively pursuing discussions with the WDNR regarding the Company's alleged liability. NCR's share, if any, of such cleanup costs or natural resource restoration and damages liability cannot be predicted with certainty at this time due to (i) the unknown magnitude, scope, and source of any alleged contamination, (ii) the absence of identified remedial objectives and methods, and (iii) the uncertainty of the amount and scope of any alleged natural resource restoration and damages. At this point, NCR believes that there are additional PRPs who may be liable for such natural resource damages and remediation costs. Further, in 1978, NCR sold the business to which the claims apply and believes the claims described above are the responsibility of the buyer and its former parent company pursuant to the terms of the sales agreement. In this connection, the Company has commenced litigation against the buyer to enforce its position.

     It is difficult to estimate the future financial impact of environmental laws, including potential liabilities. NCR accrues environmental provisions when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. Management expects that the amounts provided as of December 31, 1995 and September 30, 1996 will be paid out over the period of investigation, negotiation, remediation, and restoration for the applicable sites, which may be 30 years or more. Provisions for estimated losses from environmental remediation are, depending on the site, based primarily on internal and third-party environmental studies, estimates as to the number, and participation level of any other PRPs, the extent of the contamination, and the nature of required remedial and restoration actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for environmental matters in NCR's consolidated financial statements are the estimated gross undiscounted amount of such liabilities, without deductions for insurance or third-party indemnity claims. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements.


     NCR has received notice of a purported class action suit filed on or about November 8, 1996, in the Circuit Court for Pinellas County, Florida (Case No. 96-7077-CI-8), in which NCR is named as one of the defendants. The complaint seeks, among other things, damages from the defendants in the aggregate amount of $200 million, trebled, plus attorneys fees, based on state antitrust and common law claims of unlawful restraints of trade, monopolization, and unfair business practices. The portions of the complaint pertinent to NCR, among other things, assert a purported agreement between Siemens and NCR regarding the servicing of certain "ultra-high speed printers" manufactured by Siemens and the agreement's impact upon independent service organizations, brokers, and end-users of such printers. The amount of any liabilities or other costs that may be incurred in connection with this matter cannot currently be determined.


FORWARD LOOKING STATEMENTS

     Management's Discussion and Analysis of Financial Condition and Results of Operations contains information regarding management's planned revenue growth and expenditure levels, its financing plans, and plans for information technology development. These statements are forward looking statements that involve a number of risks and uncertainties. The following is a list of factors, among others, that could cause actual results to differ materially from the forward looking statements: business conditions and growth in certain market segments and industries and the general economy; competitive factors including increased competition and price pressures; availability of third party component products at reasonable prices; technological obsolescence; foreign currency exposure; financial condition of business partners; changes in product mix between and among product lines; lower than expected customer orders and quarterly seasonal fluctuation of those orders; and product shipment interruptions. See "Risk Factors."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF NCR


     Set forth below is certain information concerning the directors, director nominees and executive officers of NCR. The NCR Board is currently comprised of three directors as indicated in the table below. Of the current directors, only Mr. Nyberg will continue to serve as a director after the Distribution. In addition to Mr. Nyberg, NCR's new board is expected to consist of six or seven directors, who are not officers or employees of NCR. Information regarding five such persons is set forth below. One or two additional board members are expected to be named later. NCR's Board of Directors is divided into three classes. Commencing with the annual meeting of stockholders to be held in 1997, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years. See "Certain Antitakeover Effects -- Board of Directors." It is expected that the executive officers of NCR following the Distribution Date will be the persons who currently serve as executive officers of NCR.



               NAME                  AGE            POSITION AND OFFICES HELD
-----------------------------------  ---   --------------------------------------------
Lars Nyberg........................  45    Chairman of the Board, Chief Executive
                                           Officer and President
Duane L. Burnham...................  54    Director Nominee
Linda Fayne Levinson...............  54    Director Nominee
Ronald A. Mitsch...................  62    Director Nominee
C.K. Prahalad......................  55    Director Nominee
William S. Stavropoulos............  57    Director Nominee
Raymond G. Carlin..................  41    Senior Vice President, Americas Region
Robert R. Carpenter................  41    Senior Vice President, Worldwide Customer
                                             Support Services
Robert A. Davis....................  46    Senior Vice President and Chief Quality
                                           Officer
William J. Eisenman................  50    Senior Vice President, Computer Systems
                                           Group
Daniel J. Enneking.................  49    Senior Vice President, Systemedia Group
Richard H. Evans...................  50    Senior Vice President, Global Human
                                           Resources and Chief Strategy Officer
Anthony Fano.......................  53    Senior Vice President, Retail Systems Group
John L. Giering....................  52    Senior Vice President and Chief Financial
                                           Officer, and a Director
Jonathan S. Hoak...................  47    Senior Vice President and General Counsel,
                                           and a Director
Per-Olof Loof......................  46    Senior Vice President, Financial Systems
                                           Group
Alice H. Lusk......................  48    Senior Vice President, Worldwide
                                           Professional Services and Information
                                             Systems Operations
Dennis Roberson....................  47    Senior Vice President and Chief Technical
                                           Officer
Jose Luis Solla....................  48    Senior Vice President, Europe/Middle
                                             East/Africa Region
Hideaki Takahashi..................  48    Senior Vice President, Asia/Pacific Region
Michael P. Tarpey..................  51    Senior Vice President, Public Relations


     Lars Nyberg. Mr. Nyberg was named Chairman of the Board, Chief Executive Officer and President of NCR effective June 1, 1995. From June 1995 to December 1995, Mr. Nyberg also served as Executive Vice President, AT&T. From 1993 to 1995, Mr. Nyberg held the position of Chairman and Chief Executive Officer of the Communication Division of Philips Electronics NV ("Philips"), an electronics and electrical products company. At that time, Mr. Nyberg was a member of the Philips Group Management Committee. In 1992, Mr. Nyberg was appointed Managing Director, Philips Consumer Electronics Division. From 1990 to 1992, he was the Chairman and Chief Executive Officer of Philips Computer Division. Mr. Nyberg's initial term as a director will expire at the Annual Meeting of stockholders held in 1997.



     Duane L. Burnham. Mr. Burnham is Chairman and Chief Executive Officer of Abbott Laboratories, a global provider of pharmaceutical, nutritional, hospital and laboratory products and services. He has been the Chief Executive Officer since 1989 and Chairman since 1990. Mr. Burnham is also a director of Sara Lee Corporation. Mr. Burnham's initial term as a director will expire at the Annual Meeting of stockholders held in 1998.



     Linda Fayne Levinson. Ms. Levinson has been President of Fayne Levinson Associates, an independent consulting firm advising both major corporations and start-up entrepreneurial ventures in the areas of strategy, market and corporate development. Ms. Levinson founded Fayne Levinson Associates in 1994. In 1993, she was an executive of Creative Artists Agency, Inc. From 1989 through 1992, she was a partner in the merchant banking operations of Alfred Checchi Associates, Inc. She is also a director of Genentech, Inc., Egghead, Inc., Administaff Inc. and Jacobs Engineering Group Inc. Ms. Levinson's initial term as a director will expire at the Annual Meeting of stockholders held in 1998.



     Ronald A. Mitsch. Dr. Mitsch is Vice Chairman and Executive Vice President of Minnesota Mining and Manufacturing Company, a global, diversified manufacturing company. He has been the Executive Vice President, Industrial and Consumer Sector and Corporate Services, since 1991 and Vice Chairman since 1996. Dr. Mitsch is also a director of Lubrizol Corporation. Dr. Mitsch's initial term as a director will expire at the Annual Meeting of stockholders held in 1999.



     C.K. Prahalad. Mr. Prahalad is a Professor of Business Administration at the University of Michigan. He is also a director of OIS Optical Imaging Systems, Inc. Mr. Prahalad's initial term as a director will expire at the Annual Meeting of stockholders held in 1999.



     William S. Stavropoulos. Since 1995, William S. Stavropoulos has been President and Chief Executive Officer of The Dow Chemical Company, a producer of basic chemicals and plastics, industrial specialities and agricultural and household products. Mr. Stavropoulos became President in 1993 and was Chief Operating Officer from 1993 to 1995. He was a Senior Vice President from 1991 to 1993 and the President of Dow U.S.A. from 1990 to 1993. Mr. Stavropoulos is also a director of Dow Corning Corporation. Mr. Stavropoulos's initial term as a director will expire at the Annual Meeting of stockholders held in 1999.


     Raymond G. Carlin. Mr. Carlin became Senior Vice President of NCR in January 1995, responsible for all sales and services activities in the Americas Region. From 1994 to 1995, Mr. Carlin was Vice President, U.S. Area, and from 1993 to 1994, Mr. Carlin was Vice President, NCR Worldwide Industry Marketing. In 1992, Mr. Carlin was appointed an officer by the Board of Directors of NCR and served as Vice President, U.S. Retail Systems Division. Prior to that, he was Vice President of the Northeast Division, NCR U.S. Group.

     Robert R. Carpenter. Mr. Carpenter became Senior Vice President, Worldwide Customer Support Services for NCR in September 1996. From 1994 to 1996, he was Senior Vice President, Worldwide Services for NCR. Mr. Carpenter joined AT&T in 1992 as Vice President, Marketing and Sales Operations for AT&T Network Systems. From 1988 to 1992, Mr. Carpenter held the position of Corporate Vice President, Support Operations, for Square D Corporation, a maker of electrical distribution, automation and industrial control products, systems and services.

     Robert A. Davis. Mr. Davis became Senior Vice President and Chief Quality Officer in 1995. From 1994 to 1995, Mr. Davis was with Ideon Group, Inc., a provider of credit card registry services, as Senior Vice President and Chief Quality Officer. From 1990 to 1994, Mr. Davis was Vice President and Chief Quality Officer with AT&T Universal Card Services Corp.

     William J. Eisenman. Mr. Eisenman became Senior Vice President, Computer Systems Group in 1995. In 1994, he was appointed Vice President, NCR Worldwide Services, Global Remote Services. From 1991 to 1994, he was Vice President, NCR Large Computer Products Division.

     Daniel J. Enneking. Mr. Enneking became Senior Vice President, Systemedia Group in 1993. Mr. Enneking was appointed an officer by the Board of Directors of NCR in 1991, and from 1991 to 1993, Mr. Enneking held the position of Vice President, Finance & Administration, NCR U.S. Group.

     Richard H. Evans. Mr. Evans became Senior Vice President, Global Human Resources and Chief Strategy Officer for NCR in November 1995. Prior to his appointment with NCR, Mr. Evans was Global Human Resources Vice President for AT&T. From 1991 to 1993, Mr. Evans was President and Regional Managing Director for AT&T's International Operations Division Asia/Pacific in Hong Kong.

     Anthony Fano. Mr. Fano became Senior Vice President, Retail Systems Group in 1995. From 1994 to 1995, Mr. Fano was Senior Vice President, NCR Europe and Middle East/Africa, responsible for all NCR sales and services activity in that geographic region. From 1993 to 1994, he was Senior Vice President, Quality and Re-engineering. From 1991 to 1993, he was Vice President, NCR Latin America/Middle East/Africa Group.

     John L. Giering. Mr. Giering has held the position of Senior Vice President and Chief Financial Officer of NCR since 1990. He has been a director of the Company since January 1994.

     Jonathan S. Hoak. Mr. Hoak became Senior Vice President and General Counsel in December 1993 and a director of the Company effective September 3, 1996. From 1990 to 1993, Mr. Hoak was with AT&T Federal Systems as a General Attorney.

     Per-Olof Loof. Mr. Loof became Senior Vice President, Financial Systems Group in November 1995. From 1994 to 1995, Mr. Loof was President and Chief Executive Officer, AT&T Istel Co. Mr. Loof served as Vice President, Sales and Marketing for Europe with Digital, a computer and related equipment and software company, in 1994, and from 1990 to 1993 was Vice President, Financial Industry, with Digital Europe.

     Alice H. Lusk. Ms. Lusk became Senior Vice President, Worldwide Professional Services and Information Systems Operations effective September 23, 1996. From 1992 to 1995, she was Corporate Vice President and Group Executive for Healthcare and Life, Property, Casualty and Workers Compensation Insurance Business Units at EDS, an information technology services company. Ms. Lusk served as President, Healthcare Strategic Business Unit at EDS from 1991 to 1992. Ms. Lusk is a director of Access Health, Inc.

     Dennis Roberson. Mr. Roberson became Senior Vice President and Chief Technical Officer in September 1995. Mr. Roberson joined NCR as Vice President, NCR Computer Products and Systems in May 1994. From 1988 to 1994, Mr. Roberson was Vice President, Software, with Digital.

     Jose Luis Solla. Mr. Solla became Senior Vice President in November 1995, responsible for all sales and services activities in the Europe/Middle East/Africa Region. Mr. Solla joined AT&T Iberia as a Country Leader in 1995. During 1995, Mr. Solla also held the position of Area Manager, Iberia with Olivetti, an office and computer equipment company. Mr. Solla joined Olivetti Spain in 1992 and held the position of Managing Director until 1995. Prior to 1992, Mr. Solla was Area Director, ICL Spain, a computer and telecommunications systems company.

     Hideaki Takahashi. Mr. Takahashi became Senior Vice President in January 1996, responsible for all sales and services activities in the Asia/Pacific Region. In July 1994, Mr. Takahashi was appointed Vice President Asia/Pacific Region. From 1992 to 1994, Mr. Takahashi was Vice President, Operations, Japan. In 1992 he became Director, NCR Japan, Ltd. From 1987 to 1992, he was General Manager of NCR's engineering and manufacturing facility in Oiso, Japan.

     Michael P. Tarpey. Mr. Tarpey was appointed Senior Vice President of Public Relations in January 1996. From 1994 to 1995, Mr. Tarpey was Public Relations Vice President for AT&T's Consumer Communications Services business. From 1990 to 1993, he was Vice President, Public Relations for AT&T's Business Long Distance Unit.

COMMITTEES OF THE NCR BOARD OF DIRECTORS

     Shortly after the Distribution Date, the NCR Board of Directors is expected to establish the following committees: the Audit and Finance Committee, the Compensation Committee, and the Committee on Directors. The NCR Board of Directors may also establish other committees to facilitate its work.

     The Audit and Finance Committee, which is expected to be comprised of at least three non-employee directors, will be primarily responsible for providing a means of direct contact and communication between NCR's independent accountants and the NCR Board of Directors. The Audit and Finance Committee will review (a) NCR's accounting principles and policies; (b) NCR's internal and independent auditors' reports; (c) the adequacy of NCR's internal controls; (d) NCR's annual audited financial statements; and (e) compliance with NCR's Code of Conduct and key regulatory issues. The Audit and Finance Committee will also be responsible for recommending to the Board of Directors the appointment of NCR's independent accountants, reviewing, approving and recommending to the Board of Directors NCR's financial policies and strategies, and reviewing significant capital or other expenditures.

     The Compensation Committee will consist of at least three non-employee directors. Its primary functions will be to review the performance of NCR's executive officers and make recommendations to the Board of Directors with respect to the compensation of NCR's directors and executive officers. In addition, the Compensation Committee will review NCR's executive compensation plans in relation to its corporate strategies, NCR's stock option and other incentive plans, and NCR's plans for management succession and development.

     The Committee on Directors will establish procedures for the selection and retention of directors, review the composition of the NCR Board of Directors and the qualifications of persons identified as prospective directors, and recommend for approval by the Board of Directors the candidates to be nominated for election as directors. The Committee on Directors will consist of Mr. Nyberg and at least two non-employee directors.

COMPENSATION OF DIRECTORS

     NCR expects that each non-employee director will receive an annual retainer of approximately $30,000, consisting of cash, deferred equity compensation, or a combination thereof. The equity portion of the retainer is expected to be granted on the date of each annual stockholders meeting and to vest pro rata over the year that service is rendered. Cash payments would be made pro rata on a quarterly basis.

     The deferred equity component of the retainer will be in the form of deferred shares credited to an NCR Common Stock equivalent account. Dividend payments on NCR Common Stock, if any, will be reinvested in additional deferred shares. It is further contemplated that, at the time of the grant, NCR's non-employee directors will be entitled to elect either (a) to defer until retirement the receipt of shares of NCR Common Stock with a value equivalent to that of their respective vested deferred shares, or (b) to receive such shares annually over a predetermined period of time.

     NCR also plans to offer its new non-employee directors a one-time stock option or deferred share grant upon their election to the Board of Directors. It is contemplated that the amount of this grant will be one to two times the annual retainer.

     In addition to an annual retainer, NCR's non-employee directors will receive stock option grants at each annual stockholders meeting with a value, based on a specified formula, of approximately $30,000. Such stock option grants will vest pro rata during the subsequent year of service and will be fully exercisable one year from the date of the grant. The options will have an exercise price equal to the fair market value of the underlying shares of NCR Common Stock on the date of the grant.

ANNUAL MEETING

     The NCR Bylaws provide that the Company's annual meetings of stockholders will be held during the 31 day period commencing the third Wednesday of April of each year at NCR's principal office or on such other date and at such other place and time as may be fixed by resolution of the NCR Board of Directors. The first annual meeting for which proxies will be solicited from stockholders will be held in 1997.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

     No present or future executive officer or director currently owns any shares of NCR Common Stock, all of which are currently owned by AT&T. Such executive officers and directors will receive shares of NCR Common Stock in the Distribution in respect of shares of AT&T Common Stock held by them on the Record Date. In addition, with certain exceptions, existing incentive plan awards under NCR and AT&T incentive plans based on AT&T Common Stock will be converted into comparable awards based on NCR Common Stock under the NCR Management Stock Plan (the "NCR Stock Plan") as described below. See "-- NCR Stock Incentive Plans" and "Arrangements Among AT&T, NCR and Lucent -- Employee Benefits Agreement." The following table sets forth the number of shares of AT&T Common Stock beneficially owned on November 1, 1996 by each of NCR's directors, the persons expected to serve as directors after the Distribution, the executive officers named in the Summary Compensation Table below, and all directors, director nominees and executive officers of NCR as a group. Except as otherwise noted, the individual director, director nominee or executive officer or his or her family members had sole voting and investment power with respect to such securities.



                                                                                  BENEFICIALLY
                                     NAME                                         OWNED(1)(2)
------------------------------------------------------------------------------    -----------
Lars Nyberg...................................................................        17,289
Duane L. Burnham..............................................................             0
Linda Fayne Levinson..........................................................           200
Ronald A. Mitsch..............................................................             0
C.K. Prahalad.................................................................             0
William S. Stavropoulos.......................................................             0
Raymond G. Carlin.............................................................        19,059
Robert R. Carpenter(3)........................................................        26,022
Anthony Fano..................................................................        35,682
John L. Giering...............................................................        47,324
Directors, Director Nominees and Executive Officers as a Group (21 persons)...       312,212


---------------

(1) No individual director, director nominee or named executive officer beneficially owns 1% or more of the outstanding AT&T Common Stock, nor do the directors, director nominees and executive officers as a group.



(2) Includes beneficial ownership of the following number of shares of AT&T Common Stock which may be acquired within 60 days of November 1, 1996 pursuant to stock options awarded under employee incentive compensation plans of AT&T. Mr. Nyberg - 17,289; Mr. Carlin - 16,736; Mr. Carpenter - 24,731; Mr. Fano - 35,511; Mr. Giering - 41,368; and all other directors and executive officers as a group - 148,034. One executive officer owns 1,000 shares of NCR Japan Ltd., a subsidiary of NCR.



(3) Does not include share units representing 1,792 shares of AT&T Common Stock held in elective deferred compensation accounts.


     To the knowledge of AT&T and NCR, no person or entity beneficially owns more than 5% of the outstanding AT&T Common Stock. Options to purchase NCR Common Stock and other awards based on NCR Common Stock are expected to be granted in the future to NCR directors, officers and employees under NCR's benefit plans. See "-- NCR Stock Incentive Plans" and "Arrangements Among AT&T, NCR and Lucent -- Employee Benefits Agreement."

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information for Lars Nyberg, the Chairman of the Board, Chief Executive Officer and President of NCR, and the four other executive officers of NCR as of December 31, 1995 who, based on employment with NCR, AT&T or their respective subsidiaries, were the most highly compensated executive officers for the year ended December 31, 1995. Information set forth in the table reflects compensation earned by such individuals for services with NCR, AT&T or their respective subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION(2)
                                                                     ----------------------------------
                                     ANNUAL COMPENSATION(2)                   AWARDS            PAYOUTS
                             --------------------------------------  ------------------------   -------
                                                          OTHER          AT&T                    AT&T        ALL
                                                          ANNUAL      RESTRICTED       AT&T      LTIP       OTHER
                                    SALARY     BONUS    COMPENSA-       STOCK         OPTIONS   PAYOUTS   COMPENSA-
   NAME AND POSITION(1)      YEAR     ($)       ($)     TION($)(3)   AWARD($)(4E)       (#)     ($)(5)    TION($)(6)
---------------------------  ----   -------   -------  ------------  ------------     -------   -------   ----------
Lars Nyberg(7).............  1995   295,384   760,506     122,198        990,942(4a)  438,484         0          0
  Chairman of the Board,                                                  45,036(4b)
  Chief Executive Officer                                              2,222,500(4c)
  and President              1994         0         0           0                           0         0          0
                             1993         0         0           0                           0         0          0
Raymond G. Carlin..........  1995   265,000    64,382       9,080        178,054(4a)   13,200    50,000      5,625
  Senior Vice President                                                   39,774(4b)
  Americas Region            1994   215,771   115,700       9,859         27,049(4b)    8,760    49,140      5,625
                             1993   156,780    58,821      11,481         23,520(4b)    4,500    63,000      5,635
Robert R. Carpenter........  1995   305,000   167,900      62,451        171,806(4a)    6,219    92,598     25,904
  Senior Vice President      1994   283,333   220,400      39,671              0        5,278    88,856     20,374
  Worldwide Customer         1993   235,000   110,900      29,261              0        5,278    51,549     21,371
  Support Services
Anthony Fano...............  1995   286,000    45,383      94,772        204,452(4a)   15,380    80,900      5,625
  Senior Vice President      1994   225,000   120,998       9,785        501,165(4d)    9,220    79,560      5,625
  Retail Systems Group       1993   196,000    93,379       9,510              0        9,140   102,000     11,230
John L. Giering............  1995   310,000    84,476      15,523        303,832(4a)   21,280   144,000    399,149
  Senior Vice President      1994   297,570   167,364      14,143              0       20,120   141,570    281,495
  & Chief Financial Officer  1993   273,000   122,276      25,808              0       20,420   181,500    252,784

---------------
(1) Includes the Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

(2) Compensation deferred at the election of named executive officers is included in the category (e.g., salary, bonus, long term incentive plan payouts, etc.) and year it would have otherwise been reported had it not been deferred.

(3) Includes (a) dividend equivalents paid with respect to long-term performance shares prior to the end of the three-year performance period, (b) tax payment reimbursements, (c) the value of certain personal benefits and perquisites, (d) relocation reimbursements, and (e) payments of above-market interest on deferred compensation.

(4) (a) During 1995, awards classified as performance share awards were granted to Messrs. Nyberg, Carlin, Carpenter, Fano, and Giering. At the time of such grant, the payout of such awards was tied to achieving specified levels of performance, customer satisfaction, or employee satisfaction. The target amount would have been earned if 100% of each participant's specific objectives was achieved over a three-year period. Awards are distributed as common stock, or as cash equal to the value of these shares, or partly in common stock and partly in cash. At its December 1995 meeting, the Compensation Committee of the AT&T Board recommended and approved that the performance amounts for the 1995-1997 performance cycle be deemed to have been met at the target level. This action was taken in acknowledgment that AT&T's restructuring had rendered the original performance criteria inapplicable and of the difficulty of establishing revised criteria while the restructuring was in process. As a result of such action, this award will vest in one installment and be payable in the first quarter of 1998 if the participant remains in the employ of NCR for the three full years ending December 31, 1997, with certain exceptions in the case of death, disability, or retirement. Dividend equivalents on such awards are paid in cash. The number of shares of AT&T Common Stock represented by the awards made for the 1995-1997 performance cycle for Messrs. Nyberg, Carlin, Carpenter, Fano, and Giering, respectively, were 10,555, 2,123, 1,798, 2,291, and 3,104. The value of such awards at the date of grant is reflected in the table above.

    A similar determination was made by such Compensation Committee with respect to the 1994-1996 cycle for similar awards. Accordingly, such awards will vest in one installment and be payable in the first quarter of 1997 if the participant remains in the employ of NCR through December 31, 1996, subject to the same exceptions described above. The number of shares of AT&T Common Stock represented by the

    1994-96 awards for Messrs. Nyberg, Carlin, Carpenter, Fano, and Giering, respectively, were 8,783, 1,364, 1,553, 1,705, and 2,818. The value of such awards at the date of grant is reflected in the table above.

    (b) Messrs. Nyberg and Carlin received 834 and 754 restricted shares of AT&T Common Stock, respectively, in 1995, and Mr. Carlin received 514 and 448 restricted shares of AT&T Common Stock in 1994 and 1993, respectively, in each case pursuant to the Officer Plan (as defined below). Dividends on these shares are reinvested in additional shares of restricted stock. The value of such awards at the date of grant is reflected in the table above.

    (c) During 1995, Mr. Nyberg received a special restricted stock unit grant of 35,000 shares of AT&T Common Stock. The grant to Mr. Nyberg is part of an AT&T special equity incentive/retention program. The grant vests four years after the date of grant and carries stringent penalties for competition and other specified adverse activities. Dividends on such units are paid in cash. The grant to Mr. Nyberg will not be converted into awards based on NCR Common Stock on the Distribution Date but will remain restricted stock units based on AT&T Common Stock. The value of this award at the date of grant is reflected in the table above.

    (d) In March 1994, Mr. Fano received a phantom stock grant equivalent to 9,546 shares of AT&T Common Stock. The phantom stock vests after four years, except in the event of death or disability, in which event the grant vests ratably over the four-year period. The phantom stock is payable in cash, and dividends are reinvested in additional shares of phantom stock. The value of this award at the date of grant is reflected in the table above.

    (e) The aggregate value at December 31, 1995 (based on an AT&T Common Stock price of $64 1/2 per share) for the 1995-1997 and 1994-1996 performance share awards for Messrs. Nyberg, Carlin, Carpenter, Fano, and Giering, respectively, was $1,252,135, $225,783, $216,977, $258,741, and $383,450.
    The aggregate value at December 31, 1995 (based on an AT&T Common Stock price of $64 1/2 per share) for awards of restricted shares of AT&T Common Stock, restricted stock units, or phantom share units for Messrs. Nyberg, Carlin, and Fano, respectively, was $2,311,293, $110,682, and $615,717.

(5) Includes distribution in 1995 to Messrs. Carlin, Carpenter, Fano, and Giering of performance units for the three-year performance period ended December 31, 1994.

(6) Includes in 1995 for Mr. Carpenter, AT&T contributions to the AT&T Savings Plan of $6,000, AT&T contributions under a non-qualified savings plan of $5,201, and premiums for split-dollar life insurance policies of $14,885. Also, includes in 1995 for each of Mr. Fano and Mr. Carlin, NCR contributions to the Savings Plan of $5,625. For Mr. Giering, includes in 1995, NCR contributions to the Savings Plan of $5,625 and accrued interest of $393,524 on a lump-sum amount payable in 1997 pursuant to an employment agreement. See "-- Employment Agreements."

(7) Mr. Nyberg became Chairman of the Board, Chief Executive Officer and President of NCR effective June 1995. For a summary of his employment agreements, see "-- Employment Agreements" below.

OPTION AND SAR GRANTS OF AT&T COMMON STOCK TO EXECUTIVE OFFICERS

     The following tables disclose information regarding stock options and stock appreciation rights granted to the executive officers named in the Summary Compensation Table above in respect of shares of AT&T Common Stock under the AT&T 1987 Long Term Incentive Plan (the "AT&T Stock Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                 ------------------------------------------------------------------------
                                   NUMBER OF        PERCENT OF                                    GRANT
                                    SHARES            TOTAL                                       DATE
                                  UNDERLYING         OPTIONS        EXERCISE                     PRESENT
                                    OPTIONS         GRANTED TO       PRICE       EXPIRATION       VALUE
            NAME(1)              GRANTED(#)(2)     EMPLOYEES(3)      ($/SH)         DATE         ($)(4)
-------------------------------  -------------     ------------     --------     ----------     ---------
Lars Nyberg....................      38,484D                         54.0000         7/5/05       451,032
                                    400,000C           3.29%         63.5000        9/25/05     5,384,000
Raymond G. Carlin..............      13,200            0.10%         49.9375         1/3/05       175,428
Robert R. Carpenter............       6,219            0.05%         49.9375         1/3/05        83,894
Anthony Fano...................      15,380            0.12%         49.9375         1/3/05       204,400
John L. Giering................      21,280            0.16%         49.9375         1/3/05       282,811

---------------
(1) Includes the Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

(2) Includes the regular annual January 1995 grant of options to Messrs. Carlin, Carpenter, Fano, and Giering. For Mr. Nyberg, includes a July 1995 grant in connection with his initial employment and a special AT&T September 1995 equity incentive/retention grant following the announcement of AT&T's restructuring. The options granted in January 1995 to Messrs. Fano, and Giering vest in equal annual installments over four years. Grants to Messrs. Carlin and Carpenter, and to Mr. Nyberg in January and July, respectively, vest in equal annual installments over three years. Options granted in September 1995 to Mr. Nyberg become exercisable four years after the date of grant provided that applicable price performance criteria have been satisfied. Regardless of price performance, all options granted in September 1995 will vest six years after the date of grant. All options expire on the tenth anniversary of the date of grant.

(3) Percent of total options granted based on total options granted to AT&T employees.

(4) In accordance with Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. NCR's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require certain assumptions to be made. The following assumptions were made for purposes of calculating the Grant Date Present Value: for the January grant, an option term of 7 years, a standard deviation of 17.69%, a dividend yield of 2.77%, an interest rate of 7.83%, and a 3% per year discount for each year in the vesting period for risk of forfeiture over the three or four-year vesting schedule, as appropriate; for the July grant, an option term of 7 years, a standard deviation of 15.72%, a dividend yield of 2.66%, an interest rate of 6.10%, and a 3% per year discount for each year in the vesting period for risk of forfeiture over a three-year vesting schedule; and for the September grant, an option term of 7 years, a standard deviation of 15.72%, a dividend yield of 2.66%, an interest rate of 6.40%, and a 3% per year discount for each year in the vesting period for risk of forfeiture over the four-year cliff vesting period. The real value of the options in this table depends upon the actual performance of the stock underlying the options during the applicable period.

                  AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
                     EXERCISES IN 1995 AND YEAR-END VALUES

                                                                                              VALUE OF
                                                                         UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS/SARS AT     OPTIONS/SARS AT
                                                                       YEAR END(#)(2)      YEAR END($)(2)
                                         SHARES                        ---------------     ---------------
                                       ACQUIRED ON        VALUE         EXERCISABLE/        EXERCISABLE/
               NAME(1)                 EXERCISE(#)     REALIZED($)      UNEXERCISABLE       UNEXERCISABLE
-------------------------------------  -----------     -----------     ---------------     ---------------
Lars Nyberg..........................         0                0                 0                    0
                                                                           438,484              913,703
Raymond G. Carlin....................     8,095          205,458             4,440               57,503
                                                                            23,385              340,804
Robert R. Carpenter..................     5,278          156,031            21,556              425,318
                                                                             6,219               92,119
Anthony Fano.........................     7,974          228,758            15,155              306,490
                                                                            29,625              445,818
John L. Giering......................         0                0            34,050              691,408
                                                                            52,850              800,669

---------------
(1) Includes the Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus. Sets forth information regarding options regardless of year of grant.

(2) None of the individuals set forth in the table above have stock appreciation rights.

EMPLOYMENT AGREEMENTS

     AT&T entered into letter employment agreements with Lars Nyberg on April 18, 1995 (the "1995 Agreement") and June 7, 1996 (the "1996 Agreement") providing for Mr. Nyberg's employment with NCR. The 1995 Agreement provides for an initial base salary of $600,000 per year, a guaranteed 1995 annual incentive award of $590,000, and awards under the AT&T Stock Plan of 10,555 performance units and options to purchase 38,484 shares of AT&T Common Stock. The 1995 Agreement also provides for an award to Mr. Nyberg of 7,397 performance units that were payable in the first quarter of 1996 and 8,783 performance units that are payable in the first quarter of 1997. At the time of the Distribution, such performance units will be converted into comparable awards based on NCR Common Stock under the NCR Stock Plan, as more fully set forth below under "Arrangements Among AT&T, NCR and Lucent -- Employee Benefits Agreement." Mr. Nyberg also received additional equity-based awards in 1995, which are reflected in the tables set forth above under " -- Executive Compensation."

     The 1996 Agreement supplements the 1995 Agreement and provides for an annual bonus of $375,000, payable by NCR to Mr. Nyberg on June 1 of each of the years 1996 through 1998, and a bonus of $3,875,000, payable by NCR to Mr. Nyberg on June 1, 1999, provided in each case that Mr. Nyberg is employed by NCR on such dates. In the event his employment is terminated as a result of death, Disability, involuntary termination other than for Cause, or Termination for Good Reason (as such terms are defined in the 1996 Agreement), Mr. Nyberg (or his estate) will receive a one-time payment of $5,000,000, less any bonus payments already received. The 1996 Agreement also provides for a bonus of $2,000,000 to be paid to Mr. Nyberg on or after June 1, 1999 upon execution of an employment contract with NCR for an additional two-year period beyond June 1, 1999.

     The 1996 Agreement provides that, after the Distribution, 400,000 stock options for AT&T Common Stock and 35,000 AT&T restricted stock units that were granted to Mr. Nyberg in September 1995 will continue to become exercisable or vest, as applicable, in accordance with the terms under which such awards were granted, and that such restricted stock units will not be converted into comparable awards based on NCR Common Stock but will remain outstanding. The 1996 Agreement also provides that, after the Distribution, NCR will provide Mr. Nyberg with (i) a grant of options to purchase a number of shares of NCR Common Stock such that the market price per share of NCR Common Stock at the date of grant multiplied by such number of shares equals $5,000,000, and (ii) a grant of a number of restricted shares of NCR Common Stock such that the market price per share of NCR Common Stock at the date of grant multiplied by such number of restricted shares equals $5,000,000. Such options and restricted shares will become exercisable or vest, as applicable, in September 1999. Finally, the 1996 Agreement also provides for a lump-sum cash payment by AT&T to Mr. Nyberg of $1,900,000 upon consummation of the Distribution in lieu of benefits and entitlements that would have become payable to Mr. Nyberg under a special pension arrangement established for him by AT&T, had he remained employed by AT&T.


     AT&T and NCR entered into an employment agreement with John L. Giering on September 23, 1991, which provides for Mr. Giering's employment as Senior Vice President, Finance and Administration of NCR, commencing on the date of the agreement and ending on December 31, 1996. Thereafter, Mr. Giering's employment with NCR will be "at will" and upon such terms and conditions as NCR and Mr. Giering may agree. Pursuant to the terms of the employment agreement, Mr. Giering received a lump sum payment of $2,275,000 plus interest.


     AT&T entered into an employment agreement with Robert R. Carpenter on March 2, 1992, which provides for Mr. Carpenter's employment with AT&T through March 2, 1997. Pursuant to the terms of the employment agreement, if Mr. Carpenter is terminated by AT&T other than for cause (as defined in the agreement) during the term of the agreement, Mr. Carpenter will be entitled to the greater of $225,000 or 100% of his annual base salary in effect on the date of termination. NCR entered into a letter agreement with Mr. Carpenter on February 18, 1994, which provides for Mr. Carpenter's assignment to NCR as Senior Vice
President -- Worldwide Services, but which does not negate any rights under the 1992 agreement.


     NCR is evaluating entering into severance agreements, or adopting similar arrangements, to provide specified employees with certain benefits in the event of a change of control of NCR.



SAVINGS PLAN


     All eligible NCR employees in the United States may elect to participate in the NCR Savings Plan (the "Savings Plan"). The Savings Plan is a qualified plan under the Code. A participant in the Savings Plan may elect to contribute, on a "pre-tax" basis, up to a fixed percentage (ranging from 7% to 16% depending on a participant's pay) of his or her pay, collected through payroll deductions. A participant also can contribute, on an "after-tax" basis, provided, however, that a participant's total contribution (both pre-tax and after-tax) cannot exceed a fixed percentage (ranging from 11% to 20% depending on a participant's pay) of his or her pay. By law, no participant can contribute more than $9,500 on a pre-tax basis in 1996. NCR makes matching contributions equal to 75% of the amount contributed by the participating employee up to 3% of pay and matching contributions equal to 50% of the amount contributed by the participating employee from 4% to 6% of pay.

     Participants may invest both their own contributions and NCR's matching contributions to the Savings Plan in one or more of several funds, including a company stock fund consisting of shares of AT&T Common Stock. At the Distribution Date, an investment fund consisting solely of shares of NCR Common Stock will be added to the Savings Plan. During the one-year period following the Distribution Date, participants will not be able to direct investments into the AT&T Common Stock fund, but will be able to transfer investments out of such fund. At the end of such one-year period, all remaining investments in the AT&T Common Stock fund will be automatically transferred to the Saving Plan's money market fund and the AT&T Common Stock fund will be terminated.

     A participant's contributions to the Savings Plan are always fully vested; matching contributions by NCR vest in one-fifth increments over a five-year period which begins on the first day of the employee's employment and vest no later than the employee's attainment of age 65. Also, in the event of death, disability or termination of employment due to a reduction-in-force, a participant becomes fully vested in all matching contributions made by NCR and is entitled to full distribution of all amounts held for his or her account under the Savings Plan. If a participant's employment is terminated for any other reason, all non-vested NCR matching contributions will be forfeited. Subject to a tax penalty, withdrawals may be made from the Savings Plan during a participant's employment in the case of a "hardship" (as defined in the Savings
Plan). A
participant may receive a loan from his or her vested account balances of up to the lesser of $50,000 or 50% of the vested account balances.

RETIREMENT BENEFITS


     Employees of NCR are covered by the NCR Pension Plan and a separate pension plan for certain employees represented by a collective bargaining unit (the "Pension Plans"). Each of the Pension Plans is a qualified, non-contributory defined benefit plan which provides retirement benefits to employees based in the United States (including executive officers of NCR), who have completed one year of service and meet certain age requirements. Benefits payable under the Pension Plan are funded solely by contributions made by NCR on an actuarial basis to a trust. Generally, benefits for non-collectively bargained exempt employees are based on a participant's years of credited service with NCR and its subsidiaries and the participant's Modified Average Pay (as defined in the Pension Plan). For each year of credited service, such a participant receives between 1.3% and 1.7% of his or her Modified Average Pay and such benefits vest after a participant has completed five years of service with NCR or its subsidiaries, as well as at age 65. An additional benefit (the "PensionPlus benefits") equivalent to 1.5% of such a participant's Compensation (as defined in the Pension Plan) paid in each month since January 1, 1992 and 2% of Compensation paid in 1991 is also provided.



     Benefits for non-exempt and collectively bargained employees are generally based upon a specific dollar amount and years of service.


     The NCR Nonqualified Excess Plan (the "Excess Plan") provides supplemental retirement benefits to the employees of NCR whose retirement benefits under the Pension Plan are affected by Code limits. The supplemental pension benefits provided by the Excess Plan equal the difference between the benefits under the Pension Plan without regard to Code limits and the actual pension benefits payable under the Pension Plan. The supplemental benefits under the Excess Plan will be paid at the same time and in the same form as the benefits under the Pension Plan. The Excess Plan is a nonqualified plan, funded from general corporate assets.

     NCR also maintains two nonqualified, unfunded supplemental retirement plans for executive officers designated as participants thereunder by NCR's Board of Directors (the "Plan Committee"). The NCR Senior Executive Retirement, Death & Disability Plan (the "Senior Plan") covers three active executive officers. The Retirement Plan for Officers of NCR (the "Officer Plan") is generally designed to replace the Senior Plan for executive officers appointed after November 30, 1988 and covers 12 active executive officers.

     The Senior Plan provides monthly benefits upon termination of employment based upon 4% of a final average monthly pay per year of service. Final average monthly pay is determined by taking into account the participant's highest consecutive 36 months of compensation (i.e., salary, any Management Incentive Plan (the "MIP") award and 50% of certain long-term incentive plan awards) during the last 6 years of employment. The benefit is actuarially reduced to the extent that the participant is under age 62 at the time of termination. The benefit is offset by the participant's Social Security primary insurance amount, by the benefit under the Pension Plan, the Excess Plan or under any other pension, profit sharing, savings or other retirement plan of NCR, an NCR affiliate or a prior employer, and any disability income benefits received pursuant to a disability income plan sponsored by NCR. The Senior Plan also provides for disability benefits in the event that a participant's employment is terminated due to total disability and for death benefits in a reduced amount. No benefits are payable under the Senior Plan if a participant voluntarily terminates employment with NCR before attaining age 55, or is involuntarily terminated by the Company before attaining age 52. The Plan Committee has discretion to disallow benefits in the event that a participant engages in certain competition with NCR during the three-year period following termination of employment with NCR.

     The Senior Plan contains a change in control provision that, upon the occurrence of any of certain enumerated events, enhances the benefits of an officer who has been a participant for at least one year prior to a change in control. Upon termination of employment for any reason, certain executive officers identified by NCR's Board of Directors ("Designated Officer") are entitled to an additional five years of service and a guaranteed minimum compensation amount for purposes of calculating the pension benefit under the Senior Plan, and may commence receiving benefits at any time after attaining age 50, subject to more favorable early retirement reduction factors. Other NCR officers who are not Designated Officers become entitled to these enhanced benefits if involuntarily terminated within three years after a change in control, or if terminated for any reason thereafter. The change in control provision was triggered when NCR's stockholders approved the merger of NCR with a wholly owned subsidiary of AT&T.

     Messrs. Giering and Fano are entitled to benefits under the Senior Plan that are enhanced by the change in control provision.

     The Officer Plan provides for monthly benefits upon termination of employment based upon 2.5% of career average monthly salary for service as an executive officer, including salary, the MIP award and certain long-term incentive plan awards. The monthly benefit is actuarially reduced to the extent that the participant is under age 62 at the time of termination. The monthly benefit is offset by the participant's benefit under the Pension Plan (other than the PensionPlus benefits) and any employer-provided benefit under any other retirement plan of NCR, an NCR affiliate or a prior employer, and any disability income benefits received pursuant to a disability income plan sponsored by NCR. The Officer Plan permits participants to elect a joint and survivor form of annuity providing for reduced lifetime benefits and an annuity for the life of the participant's surviving spouse. Under the Officer Plan, no benefit is payable if the officer terminates employment prior to one year from the effective date of participation in the plan. In addition, a participant whose employment is terminated prior to age 55 for any reason other than death receives no benefits, unless he or she has been employed by NCR for at least ten years prior to termination of employment. The Officer Plan also provides death benefits in reduced amount. The Plan Committee has discretion to disallow benefits in the event that a participant engages in certain competition with NCR during the three-year period following termination of employment with NCR. Officers participating in the Officer Plan also have received annual grants of restricted AT&T Common Stock ("Restricted Stock") equal to 15% of annual base pay. The Restricted Stock vests when the officer reaches age 55 while still employed by AT&T, or upon death, retirement or total and permanent disability, and the restrictions on transferability lapse at age 62. After the Distribution, this program will be discontinued and outstanding awards will be converted into awards based on NCR Common Stock.

     The Officer Plan contained a change of control provision that became effective when NCR's stockholders approved the merger of NCR with a wholly owned subsidiary of AT&T. Officers who had been participants in the Officer Plan for at least one year prior to the effective date of the merger became eligible for certain enhanced pension benefits. Upon termination of employment for any reason, executive officers were entitled to an additional five years of service and a guaranteed minimum compensation amount for purposes of calculating the pension benefit under the Officer Plan, and could commence receiving benefits at any time after attaining age 50, subject to more favorable early retirement reduction factors. Officers who were not executive officers became entitled to these enhanced benefits if involuntarily terminated within three years after the merger, or if terminated for any reason thereafter.

     In 1995, Mr. Nyberg entered into an individual pension arrangement with AT&T that required certain minimum service requirements. Since this arrangement terminates upon the Distribution, pursuant to the 1996 Agreement, Mr. Nyberg will not attain the minimum service requirements. Upon the Distribution, AT&T has agreed to pay $1.9 million to Mr. Nyberg in lieu of all potential benefits and entitlements under his individual pension arrangements.

     NCR also maintains two nonqualified, unfunded supplemental retirement plans for officers meeting specified requirements. The Supplemental Pension Plan for Transfers Between AT&T and NCR (the "Transfer Plan") pays a benefit to an individual who transfers employment directly from AT&T to NCR at a level of "D-Band" (middle management) or above, who serves a total of at least five years at the "E-Band" level or above at NCR (officer/key employee), and who is eligible for an immediate pension from both AT&T and NCR at the time of termination of employment with NCR. The benefit equals the difference, if any, between the total retirement benefits that the participant would have received if he or she had remained with AT&T, and the total retirement benefits actually received from AT&T and NCR. NCR intends to amend the Transfer Plan effective as of the Distribution Date to allow no further participants in the plan. Current participants as of the Distribution Date will continue to be entitled to a benefit, provided the eligibility requirements are satisfied at termination of employment. The Transfer Plan covers three active executive officers.

     The NCR Mid-Career Hire Supplemental Pension Plan (the "Mid-Career Plan") pays a benefit to an employee hired by NCR for the first time at age 35 or over, at a level of D-Band or higher, who is working at a level of E-Band or higher at termination of employment from NCR, and whose total service with NCR and its affiliates at the E-Band level is five or more years. An employee is also eligible if he or she transfers to NCR from AT&T and was covered by the AT&T Mid-Career Pension Plan. The benefit equals 1% of annual pay for each "Pension Credit Year," which is each year worked for NCR, up to a maximum equal to the number of years between age 30 and the age on the date of hire with NCR. NCR intends to amend the Mid-Career Plan effective as of the Distribution Date to cease recognition of service with AT&T after the Distribution Date. The Mid-Career Plan covers five active executive officers.

     Certain of NCR's non-qualified executive pension plan benefits are supported by a benefits trust, the assets of which are subject to the claims of NCR's creditors.


     If Messrs. Nyberg, Carlin, Fano, and Giering continue in their current positions, at current salaries and at target bonus levels and retire at age 62 from NCR, the estimated annual pension amounts payable from NCR's qualified and non-qualified defined benefit pension plans, including supplemental pension plans, would be $823,685, $423,512, $301,880, and $391,200, respectively. For
Mr. Carpenter, the estimated annual pension amount so payable under AT&T's qualified and non-qualified defined benefit pension plans, including supplemental pension plans, would be $219,682.


NCR STOCK INCENTIVE PLANS

     Substitute Awards. Prior to the Distribution, eligible employees of NCR participated in the AT&T Stock Plan under which they were granted stock option awards and other equity-based awards. In addition, employees of NCR hold stock option awards and other equity-based awards originally granted under plans of NCR and Teradata, which were subsequently assumed by AT&T and converted into awards based on AT&T Common Stock. On the Distribution Date, with certain exceptions, such awards will be converted into comparable awards based on NCR Common Stock (the "Substitute Awards") under the NCR Stock Plan as described under "Arrangements Among AT&T, NCR and Lucent -- Employee Benefits Agreement."

     NCR Stock Plan. NCR intends to adopt, with the approval of AT&T in its capacity as the sole stockholder of NCR, the NCR Stock Plan. The NCR Stock Plan will be administered by the Compensation Committee of the NCR Board of Directors. In order to assure that compensation paid pursuant to the NCR Stock Plan can qualify as "performance-based compensation" not subject to the limitations on deductibility of certain executive compensation in excess of $1 million, NCR intends to seek stockholder approval of the material terms of the performance goals under the NCR Stock Plan at either its 1997 or 1998 annual meeting of stockholders. Such stockholder approval is not required for any other purpose.

     The NCR Stock Plan provides for the grant of incentive stock options that qualify under Section 422 of the Code ("ISOs"), nonstatutory stock options, stock appreciation rights, restricted stock awards, performance awards, other stock unit awards and other rights, interests or options relating to shares of NCR Common Stock or other securities of NCR (collectively, "Awards") to employees and non-employee directors (except that non-employee directors may not receive ISOs). No determination has been made as to the number of employees of NCR who will participate in the NCR Stock Plan. However, as described under "Arrangements Among AT&T, NCR and Lucent -- Employee Benefits Agreement," employees of NCR who hold awards under the AT&T Stock Plan ("AT&T Stock Awards") (approximately 850 individuals as of August 31, 1996) are expected to receive Substitute Awards under the NCR Stock Plan in substitution therefor, following the consummation of the Distribution. NCR expects that additional awards under the NCR Stock Plan will be made.

     The NCR Stock Plan contains a formula for establishing an annual limit on the number of shares of NCR Common Stock that may be awarded (or with respect to which non-stock Awards may be made) in any given year, except that Substitute Awards will not be counted against such limit. Subject to customary anti-dilution adjustments, the total number of shares of NCR Common Stock available for grant under the NCR Stock Plan is 5.6% for 1997 and 4% in each calendar year thereafter of the total outstanding shares of NCR Common Stock as of the first day of each such year for which the NCR Stock Plan is in effect; provided that such number will be increased in any year by the number of shares of NCR Common Stock available for grant under the NCR Stock Plan in previous years but not covered by Awards granted thereunder in such years; provided, further, that, subject to certain conditions, if any shares of NCR Common Stock subject to an Award (including a Substitute Award) are forfeited or if any Award (including a Substitute Award) based on shares of NCR Common Stock is otherwise terminated without issuance of such shares or other consideration in lieu of such shares, the shares of NCR Common Stock subject to such Award will, to the extent of such forfeiture or termination, again be available for Awards; provided, further, that no more than one million shares of NCR Common Stock will be cumulatively available for the grant of ISOs. Any shares of NCR Common Stock issued by NCR throughout the assumption or substitution of outstanding grants from an acquired company ("Rollover Awards") will not reduce the number of shares of NCR Common Stock available for grants thereunder. In addition, no one individual may be granted Awards with respect to more than one million shares of NCR Common Stock in any one year (not including Substitute Awards or Rollover Awards). See "Arrangements Among AT&T, NCR and Lucent -- Employee Benefits Agreement" for certain information concerning Substitute Awards.


     The Compensation Committee, which will be comprised of at least three non-employee directors, none of whom may receive any Awards under the NCR Stock Plan, will administer the NCR Stock Plan after the Distribution. Except in the case of Substitute Awards and Rollover Awards, the purchase price per share of NCR Common Stock purchasable under stock options granted pursuant to the NCR Stock Plan will be determined by the Compensation Committee, in its sole discretion, provided that such purchase price will not be less than the Fair Market Value (as defined in the NCR Stock Plan) of a share of NCR Common Stock on the date of grant of the stock options. The NCR Stock Plan also provides that, unless the Compensation Committee determines otherwise at the time of grant with respect to a particular award, in the event of a Change in Control (as defined in the NCR Stock Plan), with certain exceptions, Awards will, among other things, become fully exercisable and vested, earned and payable in full, or otherwise free of all restrictions, limitations and other conditions, as applicable to the particular type of Award.

     NCR intends to adopt a new NCR Long Term Incentive Program, offered under the NCR Stock Plan, after the Distribution Date. Awards for the 1996-1998 performance cycle will be offered under the NCR Stock Plan, with performance targets to be established by NCR's Compensation Committee.

     NCR also expects to grant certain executive officers and key employees (62 individuals) options to acquire shares of NCR Common Stock, which shares have an aggregate fair market value at time of grant of $27 million, including grants for shares of NCR Common Stock, which shares have a fair market value of $1 million to each of Messrs. Carlin, Carpenter, Fano, and Giering. Such options will have an exercise price equal to the fair market value of the NCR Common Stock on the Distribution Date, will vest at the end of two years, and will expire five years after the date of grant. See "-- Employment Agreements."

     NCR WorldShares Plan. NCR intends to adopt, with the approval of AT&T in its capacity as the sole stockholder of NCR, the NCR WorldShares Plan ("WorldShares Plan") effective as of the Distribution Date.

     The WorldShares Plan provides for the grant of nonstatutory stock options to substantially all NCR's employees in the United States and abroad. The WorldShares Plan will be administered by the Compensation Committee of the NCR Board of Directors (the "Administrator"). The Administrator will have the discretion to modify the terms and conditions of the options, substitute alternative benefits (including phantom stock grants), or establish subplans, for foreign jurisdictions where it deems necessary to accomplish the purposes of the WorldShares Plan.


     NCR intends to grant nonstatutory stock options, or substitute benefits where deemed necessary by the Administrator in foreign jurisdictions, to substantially all NCR's employees following the Distribution Date for a number of shares of NCR Common Stock with a value as of the Distribution Date of $3,000, or of $4,500 if certain performance goals for NCR are met in 1996. Such options will have an exercise price of the market value of the NCR Common Stock on the Distribution Date and will have a five-year term. Subject to certain conditions, participants will be fully vested and able to exercise their options one year after the date of grant. Subject to certain conditions, awards under the WorldShares Plan will vest and become exercisable upon a Change in Control (as defined in the WorldShares Plan). The number of shares of NCR Common Stock available for grant under the WorldShares Plan is expected to be approximately 6.6% of the shares of NCR Common Stock outstanding as of the Distribution Date.



     Copies of the NCR Stock Plan and the WorldShares Plan have been filed as Exhibits to the Registration Statement, and the foregoing summaries are qualified in their entirety by reference thereto. See "Available Information."


OTHER BENEFIT PLANS

     Prior to the Distribution Date, eligible employees of NCR participated in the 1994 Employee Stock Purchase Plan for NCR (the "1994 Stock Purchase Plan"), which provided full-time employees of NCR and of designated participating subsidiaries who completed six months of eligible service with an opportunity to purchase AT&T Common Stock through payroll deductions. Effective at the Distribution Date, the 1994 Stock Purchase Plan will terminate. NCR intends to adopt, with the approval of AT&T in its capacity as the sole shareholder of NCR, the 1997 NCR Employee Stock Purchase Plan (the "New Stock Purchase Plan"), which will provide eligible employees with an opportunity to purchase NCR Common Stock through payroll deductions. The New Stock Purchase Plan will allow participants to purchase NCR Common Stock through payroll deductions during monthly purchase periods. Eligible employees on each offering date will each be allowed to purchase shares of NCR Common Stock through payroll deductions of up to 10% of compensation. The purchase price will be 85% of the fair market value of a share of NCR Common Stock on the last day of the applicable purchase period. The New Stock Purchase Plan is expected to remain in effect until December 31, 2006, unless terminated prior thereto in accordance with its terms.

     Prior to the Distribution Date, eligible management and key employees participated in the NCR MIP, which paid an annual cash bonus if certain specified objectives were met. In 1996, the objectives were based on NCR's worldwide profits and asset turnover, levels of customer satisfaction and employee satisfaction, and discretionary objectives that varied by work groups. MIP bonuses for a particular year are paid in the first quarter of the following year. To receive a MIP bonus, an employee must be employed throughout the applicable year, or terminate employment during the year on account of retirement, death, disability or transfer of employment, in which cases a prorated bonus is awarded. NCR intends to continue the MIP after the Distribution Date.

     NCR also maintains a number of benefit plans that provide certain welfare benefits to both active and retired employees of NCR, including medical, dental, vision, prescription drug, short- and long-term disability, life insurance, severance and other benefits.

                    ARRANGEMENTS AMONG AT&T, NCR AND LUCENT


     For the purposes of governing certain of the relationships among AT&T, Lucent and NCR following the Distribution, AT&T, NCR and, in certain cases, Lucent have entered into, or expect to enter into, a series of agreements. These agreements include (a) the Separation and Distribution Agreement, dated as of February 1, 1996, as amended and restated as of March 29, 1996, by and among AT&T, Lucent and NCR (the "Separation and Distribution Agreement") and certain ancillary agreements related thereto (collectively, the "Ancillary Agreements," and, collectively with the Separation and Distribution Agreement, the "Initial Transaction Agreements") executed prior to the initial public offering of Lucent Common Stock and (b) the Distribution Agreement, dated as of November 20, 1996, by and between AT&T and NCR (the "NCR Distribution Agreement") and certain ancillary agreements related thereto (collectively, the "NCR Ancillary Agreements," and, collectively with the NCR Distribution Agreement, the "NCR Transaction Agreements," and, collectively with the NCR Distribution Agreement and the Initial Transaction Agreements, the "Transaction Agreements"). The Initial Transaction Agreements include the Interim Services and Systems Replication Agreement; the Patent License Agreement and other patent-related agreements; the Technology License Agreement and other technology-related agreements; the Tax Sharing Agreement (as such terms are defined in the Initial Transaction Agreements) and other tax-related agreements; certain agreements providing for the assignment of, and the establishment of transitional arrangements with respect to, real property; the Technology Access and Development Project Agreement governing the future commercial relationship between NCR and Bell Labs; and agreements pursuant to which NCR will sell certain products to Lucent. The NCR Transaction Agreements include the NCR Employee Benefits Agreement and the AT&T Volume Purchase Agreement (as such terms are defined in the NCR Distribution Agreement.)


     Certain of the Transaction Agreements summarized below have been filed (or incorporated by reference) as exhibits to the Registration Statement and the summaries of such agreements are qualified in their entirety by reference to the full text of such agreements. See "Available Information." Certain capitalized terms used in this Section without definition have the respective meanings assigned to them in the Transaction Agreements.

NCR DISTRIBUTION AGREEMENT

     The NCR Distribution Agreement provides that, subject to the terms and conditions thereof, AT&T will effect the Distribution.

     CONDITIONS; TERMINATION

     Pursuant to the NCR Distribution Agreement, the AT&T Board has the sole discretion to determine the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution, provided that the Distribution will not occur prior to such time as each of the following conditions have been satisfied or waived by the AT&T Board in its sole discretion:

          (i) a private letter ruling from the IRS shall have been obtained, and shall continue in effect, to the effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and such ruling shall be in form and substance satisfactory to AT&T in its sole discretion;

          (ii) any material Governmental Approvals and Consents necessary to consummate the Distribution shall have been obtained and be in full force and effect;

          (iii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents the consummation of the Distribution;

          (iv) the Registration Statement on Form 10 of which this Information Statement forms a part shall have been declared effective by the Commission;

          (v) AT&T shall have received a favorable response from the Staff of the Commission to a request for a no-action letter concerning, among other matters, whether the Distribution and related transactions may be effected without registration of the NCR Common Stock (and related Preferred Share Purchase Rights) under the Securities Act;

          (vi) the NCR Common Stock (and related Preferred Share Purchase Rights) shall have been accepted for listing on a mutually agreed stock exchange or quotations system, which is expected to be the NYSE; and

          (vii) the AT&T Board shall have formally approved the Distribution;


provided that the satisfaction of such conditions will not create any obligation on the part of AT&T, NCR or any other Person to effect or to seek to effect the Distribution or in any way limit AT&T's right to terminate the NCR Distribution Agreement or alter the consequences of any such termination from those specified therein. The IRS has issued a private letter ruling to the effect set forth in clause (i) above. The NCR Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE.


     The NCR Distribution Agreement may be terminated at any time prior to the Distribution Date by AT&T. In the event of any such termination, no party thereto (or any of its directors or officers) will have any Liability or further obligation to any other party.

     RELEASES AND INDEMNIFICATION

     The NCR Distribution Agreement provides for a full and complete discharge effective as of the Distribution Date of all Liabilities whatsoever existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among NCR or any member of the NCR Group, on the one hand, and AT&T or any member of the AT&T Services Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in the NCR Distribution Agreement.


     Pursuant to the NCR Distribution Agreement, NCR has agreed to indemnify, defend and hold harmless AT&T and each other AT&T Indemnitee from and against any and all Liabilities of the AT&T Indemnitees relating to, arising out of or resulting from any of the following, in each case whether arising before, on or after the Distribution Date: (i) the failure of NCR or any other member of the NCR Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of any member of the NCR Group in accordance with their respective terms, whether prior to or after the Distribution Date or the date thereof; (ii) the NCR Business, any Liability of any member of the NCR Group or any NCR Covered Liability; (iii) any Asset (including contracts, agreements, real property and leasehold interests) of any member of the NCR Group at any time (other than Assets transferred to any member of the AT&T Services Group prior to the Distribution Date), and contracts, agreements, letters of credit or other commitments or obligations for which NCR has primary responsibility; (iv) the operation of the NCR Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); (v) any guarantee, indemnity, representation, warranty or other Liability of or made by any member of the AT&T Services Group in respect of any Liability or alleged Liability of any member of the NCR Group;
(vi) any breach by NCR or any member of the NCR Group of the NCR Distribution Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any of the NCR Ancillary Agreements or any other agreement or contract that survives the Distribution Date; (vii) any Liabilities relating to, arising out of or resulting from the NCR Business (including any NCR Covered Liabilities) for which AT&T has agreed to indemnify and hold harmless the Lucent Indemnitees pursuant to the Separation and Distribution Agreement; (viii) actions taken by any member of the AT&T Group on behalf of any member of the NCR Group pursuant to the Separation and Distribution Agreement or any Ancillary Agreement; (ix) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in this Information Statement or the Form

10; (x) any Liability relating to, arising out of or resulting from any actual or threatened Action or other claim alleging that any Liability was improperly allocated to the NCR Group or that any Asset was improperly withheld from the NCR Group, in each case pursuant to any of the Transaction Agreements; and (xi) any Liability relating to, arising out of or resulting from certain specified actions or other claims filed against any member of the NCR Group.



     Pursuant to the NCR Distribution Agreement, AT&T has agreed to indemnify, defend and hold harmless NCR and each other NCR Indemnitee from and against any and all Liabilities of the NCR Indemnitees relating to, arising out of or resulting from any of the following, in each case whether arising before, on or after the Distribution Date: (i) the failure of AT&T or any other member of the AT&T Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the AT&T Services Group whether prior to or after the Distribution Date or the date thereof; (ii) the AT&T Services Business or any Liability of the AT&T Services Group; and (iii) any breach by AT&T or any member of the AT&T Services Group of any Transaction Agreement or any other agreement or contract that survives the Distribution Date; provided however that such provision will not apply to any Liability relating to the NCR Business.


     The NCR Distribution Agreement also specifies certain procedures with respect to claims subject to indemnification and related matters. The dispute resolution procedures (including the arbitration provisions) of the Separation and Distribution Agreement apply to disputes under the NCR Transaction Agreements, unless otherwise expressly provided therein. See "--Separation and Distribution Agreement -- Dispute Resolution" below.

     NO REPRESENTATIONS OR WARRANTIES

     Except as expressly set forth in any Transaction Agreement, no party to any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement either has or is representing or warranting in any way as to the Assets, businesses or Liabilities retained, transferred or assumed as contemplated thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered thereunder to convey title to any Asset or thing of value upon the execution, delivery and filing thereof. Except as may expressly be set forth in any Transaction Agreement, all such Assets were, or are being, transferred, or are being retained, on an "as is," "where is" basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest.

     QUALIFICATION AS TAX-FREE DISTRIBUTION

     Pursuant to the NCR Distribution Agreement, each of AT&T and NCR has agreed that it will not take, or permit any member of its respective Group to take, any action after the Distribution Date which could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code or any other transaction contemplated by the NCR Distribution Agreement or any other Transaction Agreement which is intended by the parties to be tax-free from failing so to qualify. In addition, each of AT&T and NCR has agreed that it will not take, or permit any member of its respective group to take, any action after the Distribution Date which could reasonably be expected to have a material adverse impact on the known tax consequences to the other party (except that each party may take any actions in the ordinary course or in connection with any tax audit or filing).

     The NCR Distribution Agreement provides that, notwithstanding anything to the contrary in any Transaction Agreement, if as a result of the acquisition of all or a portion of the capital stock or assets of NCR, the Distribution fails to qualify as a tax-free distribution under Section 355 of the Code, then NCR will be liable for any and all increases in Tax attributable thereto.

     AMENDMENTS; FURTHER ASSURANCES

     No provision of the NCR Distribution Agreement or any NCR Ancillary Agreement will be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

     In addition to the actions specifically provided for elsewhere in the NCR Distribution Agreement, each of the parties thereto has agreed to use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the NCR Distribution Agreement and the NCR Ancillary Agreements.

     FRACTIONAL SHARES

     The NCR Distribution Agreement provides that as soon as practicable after the Distribution Date, AT&T will direct the Distribution Agent to determine the number of fractional shares of NCR Common Stock allocable to each holder of record or beneficial owner of AT&T Common Stock as of the Record Date who receives certificates for shares of NCR Common Stock or who would be entitled to less than one whole share of NCR Common Stock, to aggregate all such fractional shares and sell the whole shares obtained by aggregating such fractional shares either in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of a fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

     ADDITIONAL CAPITAL CONTRIBUTIONS

     It is expected that, pursuant to the NCR Distribution Agreement, AT&T will
(i) make additional contributions of capital to NCR after September 30, 1996 and prior to the Distribution Date and (ii) contribute intercompany advances outstanding from AT&T to NCR as of September 30, 1996. The consolidated financial statements included elsewhere herein reflect these advances in shareholder's equity as having been contributed. The additional capital contributions are expected to consist of $306 million in cash and the contribution of additional cash in an amount sufficient to retire or defease a total of $68 million of NCR debt (including payment of related expenses). A portion of the $306 million in cash may be provided by means of additional intercompany advances from AT&T to NCR after September 30, 1996 that will be contributed at the Distribution Date. See "Capitalization."

SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement sets forth the agreements among AT&T, NCR and Lucent with respect to the principal corporate transactions required to effect the separation of the Lucent business from AT&T and NCR and to effect the transactions relating to the Lucent initial public offering and distribution of shares of Lucent Common Stock. In addition, the Separation and Distribution Agreement sets forth certain on-going agreements governing the relationship among AT&T, NCR and Lucent.

     RELEASES AND INDEMNIFICATION

     The Separation and Distribution Agreement provides for a full and complete release and discharge as of the closing date of the Lucent initial public offering (April 10, 1996) (the "Closing Date") of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between or among Lucent or any member of the Lucent Group, on the one hand, and AT&T, NCR or any member of the AT&T Services Group or the NCR Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in the Separation and Distribution Agreement.

     Except as provided in the Separation and Distribution Agreement, Lucent has agreed to indemnify, defend and hold harmless each of AT&T and NCR, each member of the AT&T Group and the NCR Group, and each of their respective directors, officers and employees, from and against all Liabilities relating to, arising out of or resulting from (i) the failure of Lucent or any member of the Lucent Group or any other Person to pay, perform or otherwise promptly discharge any Lucent Liabilities, any Environmental Liabilities of a Subsidiary of Lucent not directly assumed by Lucent, or any Lucent Contract, in accordance with their respective terms, (ii) the Lucent Business, any Lucent Liability, the Environmental Liabilities referred to above or any Lucent Contract, (iii) any breach by Lucent or any member of the Lucent Group of the Separation and Distribution Agreement or any of the Ancillary Agreements, and (iv) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Prospectus or the registration statement of which it forms a part relating to the initial public offering of the Lucent Common Stock. Also, in the Separation and Distribution Agreement, Lucent has indemnified the members of the AT&T Group, subject to limited exceptions, against any claims of patent, copyright or trademark infringement or trade secret misappropriation with respect to any product, software or other material provided by or ordered from Lucent Business (whether alone or in combination with other items provided by Lucent Business or third parties) prior to the Closing Date.

     AT&T has agreed to indemnify, defend and hold harmless Lucent, each member of the Lucent Group and each of their respective directors, officers and employees from and against all Liabilities relating to, arising out of or resulting from (i) the failure of AT&T or any member of the AT&T Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the AT&T Group other than Lucent Liabilities or the NCR Covered Liabilities,
(ii) the AT&T Services Business or any Liability of the AT&T Group other than Lucent Liabilities and the NCR Covered Liabilities, and (iii) any breach by AT&T or any member of the AT&T Services Group of the Separation and Distribution Agreement or any of the Ancillary Agreements.

     NCR has agreed to indemnify, defend and hold harmless Lucent, each member of the Lucent Group and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from (i) the failure of NCR or any member of the NCR Group or any other Person to pay, perform or otherwise promptly discharge any Exclusive NCR Contingent Liability or any Shared NCR Percentage of any Shared Contingent Liability, and (ii) any breach by NCR or any member of the NCR Group of the Separation and Distribution Agreement or any of the Ancillary Agreements, or any other agreement that is not contemplated to be terminated as of the Closing Date pursuant to the Separation and Distribution Agreement. NCR has also agreed to indemnify, defend and hold harmless each AT&T Indemnitee from and against any and all Liabilities of the AT&T Indemnitees relating to, arising out of or resulting from any NCR Covered Liability.

     The Separation and Distribution Agreement also specifies certain procedures with respect to claims subject to indemnification and related matters.

     CONTINGENT LIABILITIES AND CONTINGENT GAINS

     The Separation and Distribution Agreement provides for indemnification by Lucent, AT&T and NCR with respect to Contingent Liabilities primarily relating to their respective businesses or otherwise assigned to them ("Exclusive Contingent Liabilities"), subject to the sharing provisions described below. In the event the aggregate Value (as defined herein) of all amounts paid by Lucent, AT&T or NCR (in each case, together with any members of its respective Group) in respect of any single Exclusive Contingent Liability of such Group or any set or group of Related Exclusive Contingent Liabilities of such Group is in excess of $100 million, NCR, AT&T and Lucent will share such portion in excess of $100 million (the "Excess Portion") in accordance with the following percentages:

          (i) if the Exclusive Contingent Liability primarily relates to the business of AT&T, AT&T will bear 75% of such Excess Portion, Lucent will bear 22% of such Excess Portion, and NCR will bear 3% of such Excess Portion;

          (ii) if the Exclusive Contingent Liability primarily relates to the business of Lucent, Lucent will bear 50% of such Excess Portion, AT&T will bear 47% of such Excess Portion, and NCR will bear 3% of such Excess Portion; and

          (iii) if the Exclusive Contingent Liability primarily relates to the business of NCR, NCR will bear 50% of such Excess Portion, AT&T will bear 37% of such Excess Portion, and Lucent will bear 13% of such Excess Portion.

     For purposes of the foregoing, the term "Value" is defined as the aggregate amount of all cash payments, the fair market value of all non-cash payments and the incremental cost of providing any goods or services made or provided in respect of any Exclusive Contingent Liability or Related Exclusive Contingent Liabilities, net of: (a) any Insurance Proceeds received or realized in respect of the applicable Exclusive Contingent Liability or Related Exclusive Contingent Liabilities, (b) any Tax benefits associated with such payments or the provision of such goods or services (calculated in the manner specified in the Separation and Distribution Agreement), (c) any amounts received pursuant to certain specified third party agreements in respect of the Exclusive Contingent Liability or Related Exclusive Contingent Liabilities, (d) any other amounts recovered (including by way of set off) from a third party in connection with any such Action or threatened Action and (e) the amount of any reserve, account payable or similar accrual in respect of the Exclusive Contingent Liability or Related Exclusive Contingent Liabilities (net of any offsetting receivables in respect of such Exclusive Contingent Liability or Related Exclusive Contingent Liabilities), in each case as reflected on the Lucent Balance Sheet or the audited consolidated balance sheet of AT&T, including the notes thereto, as of December 31, 1995 (and without giving effect to any subsequent adjustment of any such reserve, account payable, accrual or offsetting receivable).

     As a result of the foregoing provisions, if the Value of amounts paid in respect of any Exclusive Contingent Liability or Related Exclusive Contingent Liabilities of AT&T or Lucent exceeds $100 million, NCR will be required to pay 3% of the Excess Portion, notwithstanding the fact that the Exclusive Contingent Liability or Related Exclusive Contingent Liabilities do not relate to the business and operations of NCR or any other member of the NCR Group. Conversely, if the Value of amounts paid in respect of any NCR Exclusive Contingent Liability or Related Exclusive Contingent Liabilities exceeds $100 million, NCR will be entitled to reimbursement from AT&T and Lucent of 50%, in the aggregate, of the Excess Portion, notwithstanding the fact that the Exclusive Contingent Liability or Related Exclusive Contingent Liabilities do not relate to the business and operations of AT&T or Lucent or the members of their Groups.

     The Separation and Distribution Agreement also provides for the sharing of Shared Contingent Liabilities, which are defined as (a) any Contingent Liabilities that are not Exclusive AT&T Contingent Liabilities, Exclusive Lucent Contingent Liabilities or Exclusive NCR Contingent Liabilities, (b) any RBOC Liability, and (c) certain specifically identified Liabilities, including certain Liabilities relating to terminated, divested or discontinued businesses or operations of AT&T or its current or former Affiliates. With respect to any Shared Contingent Liability, the parties have agreed that AT&T will be responsible for 75%, Lucent for 22% and NCR for 3% of such Shared Contingent Liability. AT&T will assume the defense of, and may seek to settle or compromise, any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses thereof will be included in the amount to be shared by the parties.

     The Separation and Distribution Agreement provides that Lucent, AT&T and NCR will have the exclusive right to any benefit received with respect to any Contingent Gain that primarily relates to the business of, or that is expressly assigned to, Lucent, AT&T or NCR, respectively (an "Exclusive Contingent Gain"). Each of Lucent, AT&T and NCR will have sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to an Exclusive Contingent Gain that primarily relates to its respective business. The parties have agreed to share any benefit that may be received from any Contingent Gain that is not an Exclusive Contingent Gain (a "Shared Contingent Gain"), with AT&T receiving 75%, Lucent receiving 22% and NCR receiving 3% of any such benefit. The parties have agreed that AT&T will have the sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to any Shared Contingent Gain. Pursuant to the Separation and Distribution Agreement, each of Lucent and NCR acknowledges that AT&T may elect not to pursue any Shared

Contingent Gain for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than Lucent or NCR or any business reasons that are in the best interests of AT&T or a member of the AT&T Services Group, without regard to the best interests of any member of Lucent Group or the NCR Group) and that no member of the AT&T Group will have any liability to any Person (including any member of Lucent Group or the NCR Group) as a result of any such determination.

     The Separation and Distribution Agreement provides for the establishment of a Contingent Claims Committee comprised of one representative designated from time to time by each of AT&T, Lucent and NCR and sets forth procedures for the purpose of resolving disagreements among the parties as to Contingent Gains and Contingent Liabilities.

     DISPUTE RESOLUTION

     The Separation and Distribution Agreement contains provisions that govern, except as otherwise provided in any Ancillary Agreement, the resolution of disputes, controversies or claims ("disputes") that may arise between or among the parties. These provisions contemplate that efforts will be made to resolve disputes by escalation of the matter to senior management (or other mutually agreed) representatives of the parties. If such efforts are not successful, any party may submit the dispute to mandatory, binding arbitration, subject to the provisions of the Separation and Distribution Agreement. The Separation and Distribution Agreement contains procedures for the selection of a sole arbitrator of the dispute and for the conduct of the arbitration hearing, including certain limitations on discovery rights of the parties. These procedures are intended to produce an expeditious resolution of any such dispute.

     In the event that any dispute is, or is reasonably likely to be, in excess of $100 million, or in the event that an arbitration award in excess of $100 million is issued in any arbitration proceeding commenced under the Separation and Distribution Agreement, subject to certain conditions, any party may submit such dispute to a court of competent jurisdiction and the arbitration provisions contained in the Separation and Distribution Agreement will not apply. In the event that the parties do not agree that the amount in controversy is in excess of $100 million, the Separation and Distribution Agreement provides for arbitration of such disagreement.

     CERTAIN BUSINESS TRANSACTIONS

     The Separation and Distribution Agreement states that, subject to the terms and conditions thereof, no member of any Group will have any duty to refrain from engaging in the same or similar activities or lines of business as any member of any other Group, or from doing business with any potential or actual supplier or customer of any member of any other Group.

EMPLOYEE BENEFITS AGREEMENT


     AT&T and NCR have entered into the NCR Employee Benefits Agreement pursuant to which NCR will assume or retain, as applicable, and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, and to indemnify AT&T against, with certain exceptions: (i) all Liabilities to or relating to persons who are, as of the Distribution Date, NCR employees and former employees ("NCR Individuals") relating to, arising out of or resulting from employment by AT&T or any AT&T Controlled Person, before the Close of the Distribution Date (including Liabilities under NCR Plans); (ii) all Liabilities to or relating to NCR Individuals and other employees or former employees of NCR or an NCR Entity, and their dependents and beneficiaries, relating to, arising out of or resulting from employment with NCR or an NCR Controlled Person before, at or after the Close of the Distribution Date (including Liabilities under NCR Plans); (iii) all Liabilities relating to, arising out of or resulting from any other actual or alleged employment relationship with NCR or an NCR Entity; (iv) all other Liabilities relating to, arising out of or resulting from obligations, liabilities and responsibilities expressly assumed or retained by NCR, an NCR Entity, or an NCR Plan pursuant to the NCR Employee Benefits Agreement; and (v) all Liabilities relating to, arising out of or resulting from NCR Plans (other than Liabilities to AT&T employees under certain executive benefit plans).



     The NCR Employee Benefits Agreement also provides that NCR will use its reasonable best efforts to take all actions necessary or appropriate so that, with certain exceptions, each outstanding Award based on AT&T Common Stock granted under any AT&T Long Term Incentive Plan held by any NCR employee as of the Close of the Distribution Date will be replaced, effective immediately after the Distribution Date, with an

Award based on NCR Common Stock, as described below. Pursuant to the NCR Employee Benefits Agreement, each such Award consisting of an AT&T Option will be replaced, effective immediately after the Distribution Date, with an NCR Option. Such NCR Option will provide for the purchase of a number of shares of NCR Common Stock equal to the number of shares of AT&T Common Stock subject to such AT&T Option as of the Close of the Distribution Date, multiplied by the Ratio, (as defined below) and then rounded down to the nearest whole share. The per-share exercise price of such NCR Option will equal the per-share exercise price of such AT&T Option as of the Close of the Distribution Date divided by the Ratio. Each such Award consisting of AT&T performance shares or AT&T stock units will be replaced with a new performance share award or a new stock unit award, as the case may be, consisting of a number of NCR performance shares or NCR stock units, as the case may be, equal to the number of AT&T performance shares or AT&T stock units, as the case may be, constituting such Award as of the Close of the Distribution Date, multiplied by the Ratio, and then rounded down to the nearest whole share.

     Each such Award consisting of non-vested restricted shares of AT&T Common Stock or restricted stock units relating to shares of AT&T Common Stock, with certain exceptions, will be replaced with either a replacement Award or such other form of compensation not based on NCR Common Stock as NCR may determine. Any such replacement Award will be a new Award consisting of a number of non-vested restricted shares of NCR Common Stock and/or restricted stock units relating to shares of NCR Common Stock equal to the number of non-vested restricted shares or restricted stock units of AT&T Common Stock constituting such Award as of the Close of the Distribution Date multiplied by the Ratio, and then rounded down to the nearest whole share.

     Each replacement Award described above will otherwise have the same terms and conditions as were applicable to the corresponding AT&T Award as of the Close of the Distribution Date, except that references to AT&T and its Affiliates will be amended to refer to NCR and its Affiliates and dividend equivalent payments, if any, with respect to dividends, the record date for which is payable after the Distribution Date will be paid with reference to dividends, if any, on NCR Common Stock. For purposes of the replacements described above, the "Ratio" means the amount obtained by dividing (a) the average of the daily high and low per-share prices of the AT&T Common Stock during each of the five trading days immediately preceding the Distribution Date by (b) the average of the daily high and low per-share prices of the NCR Common Stock on a when-issued basis during each of the five trading days immediately preceding the Distribution Date.


     As of September 30, 1996, NCR employees held stock options representing approximately six million shares of AT&T Common Stock, at exercise prices ranging from $15 to $50 per share of AT&T Common Stock. These stock options are expected to be converted into NCR stock options immediately after the Distribution Date on the terms set forth above. Of such stock options, Awards for approximately three million shares of AT&T Common Stock are currently exercisable at prices ranging from approximately $15 to $39 per share of AT&T
Common Stock. As of November   , 1996, the per share price of the AT&T Common
Stock was $     .


     If, at any time after the Close of the Distribution Date, AT&T is required to deliver shares of AT&T Common Stock, or shares of AT&T Common Stock vest, pursuant to an Award that NCR does not replace as summarized above NCR will pay AT&T the following amounts: (i) with respect to each such Award that is an AT&T Option, the Spread on such Option; (ii) with respect to the vesting or delivery of shares of AT&T Common Stock pursuant to such an Award (other than an AT&T Option), the Value of such AT&T Common Stock on the date of such vesting or delivery; and (iii) with respect to each such Award, the amount of any withholding taxes with respect thereto which are not paid or reimbursed to AT&T by the holder of such Award. The "Spread" on an Option means the excess, if any, of the Value of the purchased shares on the date of exercise of such Option over the price paid for such shares. The "Value" of a share of AT&T Common Stock on a given date means the average of the high and the low per-share prices of the AT&T Common Stock as listed on the NYSE on such date, or if there is no trading on the NYSE on such date, on the most recent previous date on which such trading takes place. NCR will also pay cash in lieu of fractional shares or other interests in the case of all of the foregoing replacements and substitutions.

PURCHASE AGREEMENTS


     NCR and AT&T have entered into the AT&T Volume Purchase Agreement and certain related agreements, including a General Procedures Agreement (the "AT&T Procedures Agreement"), pursuant to which NCR will provide products and services to AT&T and certain affiliates of AT&T (other than Lucent). The AT&T Volume Purchase Agreement provides that payments through the three-year period ending December 31, 1999 made to NCR for purchases of products and services by AT&T and such affiliates will total at least $350 million cumulatively, subject to certain conditions.


     The AT&T Procedures Agreement sets forth certain terms, conditions and procedures with respect to transactions between NCR and AT&T, including provisions governing (i) ordering and delivery, (ii) payment terms, (iii) certain intellectual property matters, (iv) warranties and indemnities, (v) product support and documentation, (vi) site preparation, installation, maintenance and other services, and (vii) dispute resolution. NCR and AT&T also expect to enter into an agreement setting forth the specific terms and conditions applicable to the provision by NCR to AT&T of certain product support and maintenance services.

     NCR and Lucent have entered into a Volume Purchase Agreement (the "Lucent Volume Purchase Agreement") under which Lucent has committed to purchase at least $150 million of products and services from NCR during the three-year period ending December 31, 1998. As of September 30, 1996, approximately $106 million of such commitment had been purchased by Lucent.

INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT

     NCR, AT&T and Lucent have entered into the Interim Services and Systems Replication Agreement, governing the provision by each to one or more of the others, on an interim basis, of certain data processing and telecommunications services (including voice telecommunications and data transmission), and certain corporate support services (including accounting, financial management, tax, payroll, stockholder and public relations, legal, human resources administration, procurement, real estate management and other administrative functions), each as specified and on the terms set forth therein and in the schedules thereto. Specified charges for such services are generally intended to allow the providing company to recover the fully allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit. The Interim Services and System Replication Agreement also provides for the provision of certain additional services identified from time to time after the Closing Date that a party reasonably believes were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the Separation and Distribution Agreement (so long as the provision of such services would not significantly disrupt the providing party's operations).

     In addition, the Interim Services and Systems Replication Agreement provides for the replication and transfer, from each party to one or more of the others, of certain computer systems, including hardware, software, data storage or maintenance and support components, specified therein and in the schedules thereto. Except where otherwise specified, the costs and expenses of separating or replicating a system are intended to be borne by the parties in proportion to their prior usage of the system. Costs and expenses of purchasing new hardware or obtaining new software licenses will be borne by the party purchasing the new hardware or licensing the new software.

     With limited exceptions, these interim services are not expected to extend beyond January 1, 1998 and many are expected to terminate at or prior to the Distribution.

PATENT LICENSES AND RELATED MATTERS

     Lucent, AT&T and NCR have executed and delivered assignments and other agreements, including a patent license agreement, related to patents owned or controlled by AT&T and its subsidiaries. The patent assignments divide ownership of patents, patent applications and foreign counterparts among Lucent, AT&T and NCR, with the substantial portion of those previously owned or controlled by AT&T and its subsidiaries (other than NCR) being assigned to Lucent and the substantial portion of those previously owned or controlled by NCR and its subsidiaries being retained by NCR. Certain patents and patent applications previously owned or controlled by AT&T and its subsidiaries were assigned to NCR. A small number of the patents assigned to Lucent are jointly owned with NCR. The patents that Lucent jointly owns with NCR are subject to a defensive protection agreement under which Lucent holds most ownership rights in the patents exclusively. Under this defensive protection agreement, NCR has the ability, subject to specified restrictions, to assert infringement claims under the patents against companies that assert patent infringement claims against NCR, and has consent rights in the event Lucent wishes to license the patents to certain third parties. The defensive protection agreement also provided for a one-time payment from NCR to Lucent, which has been paid.

     The patent license agreement entered into by Lucent, AT&T and NCR provides for cross-licenses to each company, under each of the other company's patents that are covered by the licenses, to use, lease, sell and import any and all products and services of the businesses in which the licensed company (including specified related companies) is now or hereafter engaged. Except for the payment of specified up-front amounts, such cross-licenses are royalty-free. The cross-licenses also permit each company, subject to specified limitations, to have third parties make items under the other companies' patents, as well as to pass through to customers certain rights under the other companies' patents with respect to products and services furnished to customers by the licensed company. In addition, the rights granted to Lucent and AT&T include the right to license third parties under each of the other company's patents to the extent necessary to meet existing patent licensing obligations.

     The cross-licenses between AT&T and NCR cover all of each company's patents, including patents issued on patent applications filed on or before December 31, 1999, except for certain patents and patents on filed applications owned or controlled by AT&T Wireless. The cross-licenses between Lucent and NCR cover all of each company's patents, including patents issued on patent applications filed on or before December 31, 1999. In the event of a change in control of NCR or certain acquisitions by NCR, the licenses granted to NCR under the patent license agreement will extend only to a specific annual volume of products and services of a kind offered by NCR prior to the change in control or specified acquisition.

TECHNOLOGY LICENSES AND RELATED MATTERS

     Lucent, AT&T and NCR have executed and delivered assignments and other agreements, including the Technology License Agreement, related to technology previously owned or controlled by AT&T and its subsidiaries. Technology includes copyrights, mask works and other intellectual property other than trademarks, trade names, trade dress, service marks and patent rights. The technology assignments divide ownership of technology among Lucent, AT&T and NCR, with Lucent and AT&T owning technology that was developed by or for, or purchased by, Lucent's business or AT&T's services business, respectively, and NCR owning technology that was developed by or for, or purchased by, NCR. Technology that is not covered by any of these categories is owned jointly by Lucent and AT&T or, in the case of certain specified technology, owned jointly by Lucent, AT&T and NCR.

     The Technology License Agreement entered into by Lucent, AT&T and NCR provides for royalty-free cross-licenses to each company to use the other companies' technology existing as of the Closing Date, except for specified portions of each company's technology as to which use by the other companies is restricted or prohibited.

TAX AGREEMENTS

     TAX ALLOCATION AGREEMENTS

     The parties have entered into agreements to govern the allocation of consolidated or combined federal and state and local income tax liabilities (the "Tax Allocation Agreements") among AT&T, Lucent, NCR and all other domestic subsidiaries of AT&T for the period before the Distribution Date. The Tax Allocation Agreement applies to Lucent in respect of the period prior to the date of the Lucent Distribution. No party will pay an amount of income tax greater than the income tax it would have paid had it filed its income tax return as a separate entity (prior to credits), except in cases in which the consolidated or combined group as a whole realizes a detriment from consolidation or combination. The Tax Allocation Agreements also provide that profitable entities will compensate loss entities to the extent that the losses are utilized in the consolidated tax return. No loss entity, however, will be compensated for an amount of losses in excess of the amount of losses that it would have shown had it filed its income tax return separately. Consolidated or combined credits allowed against tax on a consolidated or combined income tax return will be allocated to each entity in proportion to the creditable expenditures by such entity (or, in the case of credits not based on expenditures, in proportion to its contribution to such credits). To the extent that the consolidated or combined group is subject to alternative minimum tax ("AMT"), such AMT will be allocated proportionately among those members of the group that would have owed AMT had they filed their income tax return separately.

     TAX SHARING AGREEMENT

     The Tax Sharing Agreement, by and among Lucent, AT&T and NCR (the "Tax Sharing Agreement"), governs contingent tax liabilities and benefits, tax contests and other tax matters with respect to tax returns filed with respect to tax periods ending or deemed to end on or before the Distribution Date. The Tax Sharing Agreement applies to Lucent in respect of the period prior to the date of the Lucent Distribution. Under the Tax Sharing Agreement, Adjustments (as defined in the Tax Sharing Agreement) to Taxes (other than state, local, or municipal income or franchise taxes) that are clearly attributable to the business of one party will be borne solely by that party. Under the Tax Sharing Agreement, Adjustments to state, local, or municipal income or franchise taxes will be borne by each party in accordance with a specified formula. Adjustments to all other Tax liabilities will be borne 75% by AT&T, 22% by Lucent and 3% by NCR.

REAL ESTATE AGREEMENTS

     AT&T, Lucent and NCR have executed a series of instruments that assign AT&T's worldwide real estate portfolio, consisting of both owned and leased property, among the parties. Generally, such real estate was assigned by reference to which party was the dominant tenant in the applicable facility. The parties also have agreed to share, pursuant to intercompany leases, subleases and sub-subleases, certain facilities, consisting predominantly of office space and laboratory sites.

     With certain exceptions the terms of such leases, subleases and sub-subleases are substantially the same regardless of which company is tenant or landlord. In the case of owned real estate to be leased, the lease terms will be either two or three years, except that a limited number of leases for smaller premises may be terminated on 90 days' notice by the tenant. In the case of subleases or sub-subleases of property, the lease term will generally coincide with the remaining term of the primary lease or sublease, respectively. In the case of owned property, rent payments are generally determined by reference to prevailing market rents or previously specified internal budget levels. In the case of subleases of third-party leases, or sub-subleases, rent payments are generally determined by reference to the rent specified in the underlying lease or sublease, plus an administrative fee. The leases, subleases and sub-subleases provide generally that the owner, landlord or sub-landlord will provide property services for specified fees. In the case of owned property, furniture becomes the property of the owner, but may be used by the tenant. In the case of leased property, the furniture becomes the property of the occupant.

OTHER AGREEMENTS

     Pursuant to the Technology Access and Development Project Agreement, NCR will have access to the results of certain Bell Labs research and development activities, and Bell Labs will perform specific research and development projects on a contract basis for NCR. NCR will pay a periodic retainer fee for such access and an additional fee for each research and development project. Such agreement will terminate on December 31, 1999, but is subject to renewal by mutual consent.

     Prior to October 1, 1996, AT&T owned approximately 86% of the common stock of AT&T Capital. In 1993, in connection with the initial public offering of a minority interest in AT&T Capital, AT&T and AT&T Capital entered into an operating agreement (the "Operating Agreement") pursuant to which AT&T provides AT&T Capital with the right to be the preferred provider of leasing and financing services for AT&T's products. The Operating Agreement expires in August 2000. NCR, as a subsidiary of AT&T, has operated under the Operating Agreement and, pursuant to the terms thereof, has entered into a comparable operating agreement with AT&T Capital having the same term. In connection therewith, NCR has also agreed that AT&T Capital and certain subsidiaries will be entitled to use certain of NCR's marks for use in connection with the provision of financing services under the operating agreement in accordance with the existing license agreement between AT&T and AT&T Capital. NCR has further agreed that it will continue to be bound by the provisions of an intercompany agreement between AT&T and AT&T Capital to the extent NCR is currently bound thereby under which NCR will continue to give AT&T Capital the right to bid for the provision of leasing and financing services in connection with NCR's internal equipment purchasing and leasing in the United States, Canada, the United Kingdom, France, and Germany.

     AT&T and NCR have also entered into a trademark licensing agreement pursuant to which NCR will be entitled to use the "AT&T" name and related logo for a specified royalty in connection with the sale of certain of its products to a specified customer for up to two years.

                        DESCRIPTION OF NCR CAPITAL STOCK
AUTHORIZED CAPITAL STOCK


     Immediately after the Distribution, NCR's authorized capital stock will consist of 100 million shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and 500 million shares of NCR Common Stock. Immediately following the Distribution, approximately 101 million shares of NCR Common Stock are expected to be outstanding. All of the shares of NCR Common Stock that will be outstanding immediately following the Distribution will be validly issued, fully paid and nonassessable, free of preemptive rights. The following summarizes certain Charter provisions as they are expected to be in effect after the Distribution.


COMMON STOCK

     The holders of NCR Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the NCR Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. There is no cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the NCR Board of Directors from time to time, the holders of NCR Common Stock will be entitled to such dividends as may be declared from time to time by the NCR Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of NCR available for distribution to such holders. See "Dividend Policy." Any such series of preferred stock may be created by the NCR Board of Directors from time to time without the consent of the holders of the NCR Common Stock. In any such event, the rights of the holders of the NCR Common Stock will be subject to the preferential rights of the holders of the preferred stock.
See "-- Preferred Stock."

PREFERRED STOCK

     The Charter authorizes the NCR Board of Directors to establish one or more series or classes of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series.

     NCR believes that the ability of the NCR Board of Directors to issue one or more series of Preferred Stock will provide NCR with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of NCR Common Stock, will be available for issuance without further action by NCR's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which NCR's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of NCR's stockholders is not required for the issuance of shares of Preferred Stock or NCR Common Stock, the NCR Board of Directors may determine not to seek stockholder approval.

     Although the NCR Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The NCR Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of NCR and its stockholders. The NCR Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the NCR Board of Directors, including a tender offer or other transaction that some, or a majority, of NCR's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.


     As of the Distribution Date, 1,500,000 Junior Preferred Shares (as defined herein) will be reserved for issuance upon exercise of the Rights. See "Certain Antitakeover Effects -- Rights Plan."


     Copies of the Charter, Bylaws and Rights Plan are filed as Exhibits to the Registration Statement and the summaries thereof in this Information Statement are qualified in their entirety by reference thereto. See "Available Information."

                          CERTAIN ANTITAKEOVER EFFECTS

BOARD OF DIRECTORS


     The Charter provides that the directors, other than those who may be elected in accordance with the terms of any Articles Supplementary relating to any series of Preferred Stock created from time to time, will be divided into three classes. Each such class will consist, as nearly as may be possible, of one-third of the total number of directors. The Charter also provides that except as otherwise fixed by or pursuant to the provisions of any Articles Supplementary, NCR will have three directors, which number may be increased or decreased from time to time in such lawful manner as the Bylaws provide. The Bylaws provide that the number of directors may be increased to not more than 20 or decreased to not less than three from time to time by a majority of the total number of directors which NCR would have if there were no vacancies (the "Whole Board"). Except as provided by law with respect to directors elected by stockholders of a class or series, any director or the entire Board of Directors may be removed for cause, by the affirmative vote of the holders of not less than 80% of the voting power of all Voting Stock then outstanding, voting together as a single class.


     Except as provided by law with respect to directors elected by stockholders of a class or series, a vacancy on the Board of Directors which results from the removal of a director may be filled by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, and a vacancy which results from any such removal or from any other cause may be filled by a majority of the remaining directors, whether or not sufficient to constitute a quorum.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the NCR Board of Directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the NCR Board of Directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of NCR.

STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT; LIMITATIONS ON CALL OF SPECIAL MEETINGS

     The Charter provides that except as may be provided in any Articles Supplementary, any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders only with the unanimous written consent of stockholders entitled to vote thereon. As a practical matter, this provision will make action by written consent impossible in a public corporation such as NCR after the Distribution Date.

     The Charter further provides that except as otherwise required by the GCL or as provided in any Articles Supplementary, special meetings of stockholders of NCR for any purpose or purposes may be called only by the Board of Directors or by the President of NCR. No business other than that stated in the notice will be transacted at any such special meeting. Each of the Board of Directors, the President and Secretary of NCR will have the maximum power and authority permitted by the GCL with respect to the establishment of the date of any special meeting of stockholders, the establishment of the record date for stockholders entitled to vote thereat, the imposition of conditions on the conduct of any special meeting of stockholders and all other matters relating to the call, conduct, adjournment or postponement of any such special meeting, regardless of whether the meeting was convened by the Board of the Directors, the President, the stockholders of NCR or otherwise. Under current provisions of the GCL and the Bylaws, the holders of a majority of the outstanding shares of NCR Common Stock may require the Secretary of NCR to call a special meeting of stockholders of NCR.

     These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the NCR Board of Directors, the President or a majority of the holders of the shares of NCR Common Stock.

ADVANCE NOTICE PROCEDURES

     The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of NCR (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of NCR prior to the meeting at which directors are to be elected, will be eligible for election as directors of NCR. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the NCR Board of Directors, or by a stockholder who has given timely written notice to the Secretary of NCR of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by NCR not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting (except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by NCR). For purposes of the Stockholder Notice Procedure, the first anniversary of the 1996 annual meeting will be deemed to be April 16, 1997.

     Notwithstanding the foregoing, in the event that the number of directors to be elected to the NCR Board of Directors is increased and there is no public announcement by NCR naming all of the nominees for director or specifying the size of the increased NCR Board of Directors at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by NCR. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by NCR not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the NCR Board of Directors to be elected at such meeting.

     In addition, under the Stockholder Notice Procedure, a stockholder's notice to NCR proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     Although the Stockholder Notice Procedures do not give the NCR Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NCR and its stockholders.

AMENDMENT

     The Charter provides that the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend provisions of the Charter relating to stockholder action without a meeting; the calling of special meetings; the number, election and term of NCR's directors; the filling of vacancies; and the removal of directors. The Charter further provides that the related Bylaws described above (including the Stockholder Notice Procedure) may be amended only by the NCR Board of Directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. Other amendments to the Charter require the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class. In all cases, amendments to the Charter require that the Board of Directors of NCR determine that the proposed amendment is advisable.

RIGHTS PLAN

     The NCR Board of Directors currently expects to adopt the Rights Plan on or prior to the Distribution Date. Pursuant to the Rights Plan, the NCR Board of Directors will cause to be issued one Right for each outstanding share of NCR Common Stock. The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire NCR on terms not approved by the NCR Board of Directors. The Rights should not interfere with any merger or other business combination approved by the NCR Board of Directors prior to the time that a person or group has acquired beneficial ownership of 15% percent or more of the NCR Common Stock since the Rights may be redeemed by NCR until such time.


     Each Right will entitle the registered holder to purchase from NCR one one-hundredth of a share of a new series of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Shares"), of NCR at a price of $150 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights will be set forth in a Rights Agreement (the "Rights Agreement"), between NCR and the designated Rights Agent (the "Rights Agent"). The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the Rights Agreement, which will be filed as an exhibit to the Registration Statement. See "Available Information."


     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of NCR Common Stock or (ii) 10 business days (or such later date as may be determined by action of the NCR Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of NCR Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing the NCR Common Stock.

     The Rights Agreement will provide that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the NCR Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the NCR Common Stock certificates will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the NCR Common Stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on December 31, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by NCR, in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons become an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of NCR Common Stock having a market value of two times the exercise price of the Right. In the event that NCR is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the then outstanding NCR Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding NCR Common Stock, the NCR Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of NCR Common Stock, or one one-hundredth of a Junior Preferred Share, per Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the then outstanding NCR Common Stock, the NCR Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the NCR Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the rights will terminate and the only right of the holders of the Rights will be eligible to receive the Redemption Price.

     The terms of the Rights may be amended by the NCR Board of Directors without the consent of the holders of the Rights; provided, however, that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of NCR, including, without limitation, the right to vote or to receive dividends.

     The number of outstanding Rights and the number of one one-hundredths of a Junior Preferred Share issuable upon exercise of each Right also will be subject to adjustment in the event of a stock split of the NCR Common Stock or a stock dividend on the NCR Common Stock payable in NCR Common Stock or subdivisions, consolidations or combinations of the NCR Common Stock occurring, in any such case, prior to the Rights Distribution Date. The Purchase Price payable, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares, (ii) upon the grant to holders of the Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, less than the then-current market price of the Junior Preferred Shares or (iii) upon the distribution to holders of the Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractional Junior Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Junior Preferred Share, which may, at the election of NCR, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Shares on the last trading day prior to the date of exercise.

     Junior Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of NCR Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of NCR Common Stock. Each Junior Preferred Share will have 100 votes voting together with the NCR Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of NCR Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount received per NCR Common Stock. These rights are protected by customary antidilution provisions.

     Due to the nature of the Junior Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of NCR Common Stock.

MARYLAND BUSINESS COMBINATION STATUTE

     Section 3-602 of the GCL provides that, subject to certain exceptions specified therein, any holder of 10% of the voting stock of a Maryland corporation (an "interested stockholder") may not engage in any merger or other business combination with the corporation for a five-year period following the date that such stockholder becomes an interested stockholder unless prior to such date, the board of directors of the corporation approved the 10% acquisition. After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least 80% of the outstanding Voting Stock and 66 2/3% of the outstanding Voting Stock which is not owned by the interested stockholder, unless certain fair price and other conditions are met.

     The provisions of Section 3-602 will apply to NCR. Under certain circumstances, Section 3-602 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a five-year period. Such provisions could make it more difficult to accomplish transactions which NCR's stockholders may otherwise deem to be in their best interests. Such provision may also have the effect of preventing changes in the management of NCR.

GCL BUSINESS COMBINATION VOTE REQUIREMENTS

     Pursuant to the GCL, with certain exceptions, the affirmative vote of the holders of at least two-thirds of all votes entitled to be cast on the matter is required to approve any merger, consolidation, share exchange, or transfer of assets outside the ordinary course of business.

CONTROL SHARE ACQUISITION STATUTE

     NCR has elected not to be covered by the "Control Share Acquisition Statute" of the GCL.

     Copies of the Charter, Bylaws and Rights Plan are filed as Exhibits to the Registration Statement and the summaries thereof in this Information Statement are qualified in their entirety by reference thereto. See "Available Information."

              LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

     NCR's Charter limits the personal liability of its directors and officers to NCR and its stockholders for money damages to the maximum extent permitted by Maryland law. The Charter provides that, to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of NCR will be personally liable to NCR or its stockholders for money damages. No amendment of the Charter or repeal of any of its provisions will limit or eliminate the benefits provided to directors and officers thereunder with respect to any act or omission which occurred prior to such amendment or repeal or with respect to any cause of action, suit or claim that, but for such provision would accrue or arise, prior to such amendment or repeal.

     As a result, neither NCR nor any NCR stockholder can hold the directors or officers personally liable for monetary damages, if they acted in good faith, with a reasonable belief that they were acting in the best interests of NCR, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under current law, however, such limitation does not apply (a) to the extent that a director or officer received an improper benefit; or (b) to the extent an award was based on a finding that the director or officer was actively and deliberately dishonest and such finding was material to the cause of action.

     The NCR Charter provides that NCR will indemnify (a) its directors and officers, whether serving NCR or, at its request, any other entity, to the fullest extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law and (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the Bylaws and be permitted by law. The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out such indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the NCR Charter, or of any such bylaw, resolution or contract, or repeal of any of their provisions will limit or eliminate the right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal. The NCR Bylaws currently contain provisions implementing the foregoing.

     Under current law, directors and officers will be indemnified when serving in their capacity as directors or officers, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding brought against him or her and was either committed in bad faith or was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     NCR also expects to purchase insurance for the benefit of its directors and officers in order to protect them against liability, including with respect to the matters covered by the foregoing indemnities.

                                NCR CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Consolidated Statements of Operations for the three years ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 (Unaudited)...................  F-3
Consolidated Balance Sheets at December 31, 1995 and 1994 and at September 30, 1996
  (Unaudited).........................................................................  F-4
Consolidated Statements of Cash Flows for the three years ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 (Unaudited)...................  F-5
Consolidated Statements of Changes in Shareholder's Equity for the three years ended
  December 31, 1995...................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of NCR Corporation:

     We have audited the consolidated balance sheets of NCR Corporation and subsidiaries (NCR) at December 31, 1995 and 1994 and the related consolidated statements of operations, changes in shareholder's equity, and cash flows for the three years ended December 31, 1995. We have also audited the financial statement schedule of NCR appearing on page S-1 of this Form 10. These financial statements and financial statement schedule are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCR at December 31, 1995 and 1994, and the consolidated results of their operations, changes in their shareholder's equity, and their cash flows for the three years ended December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

     As discussed in Note 3 to the consolidated financial statements, in 1993 NCR changed its methods of accounting for postretirement benefits, postemployment benefits and income taxes.

Coopers & Lybrand L.L.P.
Dayton, Ohio
January 25, 1996

                                NCR CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)


                                       NINE MONTHS ENDED
                                          SEPTEMBER 30                 YEARS ENDED DECEMBER 31
                                     ----------------------         ------------------------------
                                      1996           1995            1995        1994       1993
                                     ------         -------         -------     ------     -------
                                          (UNAUDITED)
REVENUES
Sales..............................  $2,738         $ 3,713         $ 5,138     $5,524     $ 4,460
Services and rentals...............   2,185           2,180           3,024      2,937       2,805
                                     ------          ------         --------    -------    --------
          TOTAL REVENUES...........   4,923           5,893           8,162      8,461       7,265
OPERATING EXPENSES
Cost of sales......................   1,916           3,618           4,699      3,736       2,795
Cost of services and rentals.......   1,656           1,948           2,617      2,158       2,044
Selling, general and administrative
  expenses.........................   1,075           2,070           2,632      2,169       2,136
Research and development
  expenses.........................     273             441             585        500         571
                                     ------          ------         --------    -------    --------
          TOTAL OPERATING
            EXPENSES...............   4,920           8,077          10,533      8,563       7,546
                                     ------          ------         --------    -------    --------
INCOME (LOSS) FROM OPERATIONS......       3          (2,184)         (2,371)      (102)       (281)
Interest expense...................      40              66              90         44          41
Other (income), net................     (17)            (86)            (45)      (130)        (42)
                                     ------          ------         --------    -------    --------
LOSS BEFORE INCOME TAXES
  AND CUMULATIVE EFFECTS OF
  ACCOUNTING CHANGES...............     (20)         (2,164)         (2,416)       (16)       (280)
Income tax expense (benefit).......      96            (189)           (136)       187         138
                                     ------          ------         --------    -------    --------
LOSS BEFORE CUMULATIVE EFFECTS OF
  ACCOUNTING CHANGES...............    (116)         (1,975)         (2,280)      (203)       (418)
Cumulative effects of accounting
  changes, net of taxes............      --              --              --         --        (869)
                                     ------          ------         --------    -------    --------
NET LOSS...........................  $ (116)        $(1,975)        $(2,280)    $ (203)    $(1,287)
                                     ======          ======         ========    =======    ========
Pro Forma Net Loss Per Common Share
  (Unaudited)......................  $(1.15)                        $(22.57)
                                     ======                         ========


  The notes on pages F-7 through F-29 are an integral part of the consolidated financial statements

                                NCR CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                                  AT DECEMBER 31
                                                                                 -----------------
                                                                                  1995       1994
                                                             AT SEPTEMBER 30     ------     ------
                                                             ---------------
                                                                  1996
                                                             ---------------
                                                               (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents................................      $   695         $  314     $  463
  Short-term investments...................................           72             24        198
  Accounts receivable, net.................................        1,376          1,908      1,860
  Inventories..............................................          559            621        952
  Deferred income taxes....................................          172            320         98
  Other current assets.....................................          100            131        121
                                                                  ------         ------     ------
          TOTAL CURRENT ASSETS.............................        2,974          3,318      3,692
Rental equipment and service parts, net....................          301            258        228
Property, plant and equipment, net.........................          922            957      1,234
Other assets...............................................          743            723        682
                                                                  ------         ------     ------
          TOTAL ASSETS.....................................      $ 4,940         $5,256     $5,836
                                                                  ======         ======     ======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Short-term borrowings....................................      $    42         $   45     $   73
  Accounts payable.........................................          360            478        493
  Taxes payable............................................           22            118         47
  Payroll and benefits liabilities.........................          424            367        392
  Customers' deposits and deferred service revenue.........          353            381        353
  Other current liabilities................................        1,003          1,532        640
                                                                  ------         ------     ------
          TOTAL CURRENT LIABILITIES........................        2,204          2,921      1,998
Long-term debt.............................................           90            330        642
Pension and indemnity liabilities..........................          323            329        264
Postretirement and postemployment benefit liabilities......          754            718        637
Other liabilities..........................................          424            276        271
Minority interests.........................................          309            324        334
                                                                  ------         ------     ------
          TOTAL LIABILITIES................................        4,104          4,898      4,146
Commitments and contingencies
Shareholder's equity
  Shareholder's net investment.............................          832            310      1,556
  Foreign currency translation.............................           41             85        149
  Other....................................................          (37)           (37)       (15)
                                                                  ------         ------     ------
          TOTAL SHAREHOLDER'S EQUITY.......................          836            358      1,690
                                                                  ------         ------     ------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY.......      $ 4,940         $5,256     $5,836
                                                                  ======         ======     ======

  The notes on pages F-7 through F-29 are an integral part of the consolidated financial statements

                                NCR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                    NINE MONTHS
                                                       ENDED
                                                    SEPTEMBER 30        YEARS ENDED DECEMBER 31
                                                  ----------------    ----------------------------
                                                  1996      1995       1995       1994      1993
                                                  -----    -------    -------    ------    -------
                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................................  $(116)   $(1,975)   $(2,280)   $ (203)   $(1,287)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities
  Restructuring and other charges...............     --      1,597      1,649        --        219
  Cumulative effects of accounting changes......     --         --         --        --      1,171
  Depreciation and amortization.................    275        268        350       415        457
  Deferred income taxes.........................    109       (252)      (236)       73       (271)
  Net (gain) loss on sale of assets.............      6        (62)        (1)     (110)        --
Changes in operating assets and liabilities
  Receivables...................................    532         60       (102)     (572)       (60)
  Inventories...................................     62       (265)       (72)     (171)      (161)
  Payables and other current liabilities........   (714)       124         31      (202)       125
  Other operating assets and liabilities........    150          2       (163)      157       (151)
                                                  -----      -----    -------    ------    -------
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES....................................    304       (503)      (824)     (613)        42
INVESTING ACTIVITIES
Purchases of short-term investments.............   (208)      (469)      (493)     (875)      (892)
Sales of short-term investments.................    159        635        667       820        927
Expenditures for rental equipment & service
  parts.........................................   (177)      (124)      (172)     (253)      (216)
Expenditures for property, plant & equipment....   (133)      (257)      (326)     (371)      (380)
Proceeds from sale of assets....................     69        404        415       260         85
Other investing activities......................    (27)       (82)      (102)      (58)        50
                                                  -----      -----    -------    ------    -------
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES....................................   (317)       107        (11)     (477)      (426)
FINANCING ACTIVITIES
Short-term borrowings, net......................     (3)        (4)       (35)       33        (78)
Proceeds from issuance of long-term debt........     --         --          9       537         --
Repayments of long-term debt....................   (240)      (308)      (312)      (10)       (27)
Transfers from AT&T, net........................    638        459      1,034       770        425
                                                  -----      -----    -------    ------    -------
NET CASH PROVIDED BY FINANCING ACTIVITIES.......    395        147        696     1,330        320
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...................................     (1)        (7)       (10)       23          6
                                                  -----      -----    -------    ------    -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...................................    381       (256)      (149)      263        (58)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD........................................    314        463        463       200        258
                                                  -----      -----    -------    ------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......  $ 695    $   207    $   314    $  463    $   200
                                                  =====      =====    =======    ======    =======

  The notes on pages F-7 through F-29 are an integral part of the consolidated financial statements

                                NCR CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                             (DOLLARS IN MILLIONS)

                                                                        FOREIGN
                                                   SHAREHOLDER'S       CURRENCY
                                                   NET INVESTMENT     TRANSLATION     OTHER      TOTAL
                                                   --------------     -----------     -----     -------
January 1, 1993..................................     $  1,851           $  (6)       $ (14)    $ 1,831
  Net loss.......................................       (1,287)             --           --      (1,287)
  Foreign currency translation...................           --              69           --          69
  Other, principally additional minimum pension
     liability...................................           --              --           (6)         (6)
  Transfers from AT&T, net.......................          425              --           --         425
                                                       -------            ----         ----     -------
December 31, 1993................................          989              63          (20)      1,032
  Net loss.......................................         (203)             --           --        (203)
  Foreign currency translation...................           --              86           --          86
  Other, principally additional minimum pension
     liability...................................           --              --            5           5
  Transfers from AT&T, net.......................          770              --           --         770
                                                       -------            ----         ----     -------
December 31, 1994................................        1,556             149          (15)      1,690
  Net loss.......................................       (2,280)             --           --      (2,280)
  Foreign currency translation...................           --             (64)          --         (64)
  Other, principally additional minimum pension
     liability...................................           --              --          (22)        (22)
  Transfers from AT&T, net.......................        1,034              --           --       1,034
                                                       -------            ----         ----     -------
December 31, 1995................................     $    310           $  85        $ (37)    $   358
                                                       =======            ====         ====     =======

  The notes on pages F-7 through F-29 are an integral part of the consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

1.  COMPANY OPERATIONS AND BASIS OF PRESENTATION

  Company Operations

     NCR Corporation ("NCR" or the "Company") designs, develops, markets, and services information technology products, services, systems, and solutions worldwide. The Company's goal is to be a world-class provider of commercial, open computing systems for High Availability Transaction Processing and Scalable Data Warehousing solutions to customers in all industries. NCR also seeks to take advantage of its expertise and market presence in the retail, financial, and communications industries to provide specific information technology solutions to customers in these targeted industries. NCR's systems and solutions are supported by its Customer Support Services and Professional Services offerings, and its Systemedia business, which develops, produces and markets a complete line of consumable and media products.

     NCR's offerings cover a broad range of its customers information technology needs: from consumers' interaction and data collection, with products including point of sale workstations, barcode scanning equipment, and self-service devices such as automated teller machines ("ATMs"); through data processing, with NCR's High Availability Transaction Processing solutions; to data storage, manipulation, and usage, with NCR's Teradata relational database management system and Scalable Data Warehousing offerings. The Company's computing platforms and associated products span midrange servers, massively parallel processing computer systems, computer network servers and software systems, imaging and payment systems, workstations and peripherals, business forms, ink ribbons, customized paper rolls, and other consumable supplies and processing media.

     NCR also provides Worldwide Customer Support Services and Professional Services that include hardware maintenance, software maintenance, data warehousing service offerings, end-to-end networking service and design, and the implementation, integration, and support of complex solutions.

     NCR is a wholly owned subsidiary of AT&T Corp. ("AT&T"). The Company was merged with a wholly owned subsidiary of AT&T effective September 19, 1991. On September 20, 1995, AT&T announced its intention to separate into three independent public companies: NCR, the continuing AT&T and Lucent Technologies Inc. ("Lucent"). AT&T also announced its intention to distribute all of its interest in NCR (the "Distribution") to its shareholders by December 31, 1996, subject to certain conditions.

  Basis of Presentation

     The consolidated financial statements reflect the results of operations, financial position, changes in shareholder's equity and cash flows of NCR, as if NCR were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to NCR.

     Changes in shareholder's net investment represent capital contributions and interest bearing cash advances made by AT&T to NCR, net income (loss) of NCR and cost allocations from AT&T. NCR's financial requirements are primarily provided through capital contributions and interest bearing cash advances from AT&T. The Company's historical consolidated statements of operations include interest expense relating to such interest bearing cash advances, which were contributed to the Company by AT&T and included in shareholder's net investment. NCR will begin accumulating its retained earnings effective immediately following the date of the Distribution.

     General corporate overhead related to AT&T's corporate headquarters and common support functions has been allocated to NCR, to the extent such amounts are applicable to NCR, based on the ratio of NCR's external costs and expenses to AT&T's external costs and expenses. Management believes these allocations are reasonable. However, the costs of these services charged to NCR are not necessarily indicative of the costs that would have been incurred if NCR had performed these functions as a stand-alone entity. As a result of the Distribution, NCR will be required to perform these functions using its own resources or purchased

                             (DOLLARS IN MILLIONS)

services and will be responsible for the costs and expenses associated with the management of a public corporation.

     The financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in shareholder's equity and cash flows of NCR in the future or amounts that would have been reported had it been a separate, stand-alone entity during the periods presented.

  Interim Information (Unaudited)

     The consolidated interim financial statements as of and for the nine months ended September 30, 1996 and 1995 included herein are unaudited. Such information reflects all adjustments, consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the consolidated balance sheet as of September 30, 1996 and the consolidated results of operations and cash flows for the nine months ended September 30, 1996 and 1995. The reported results are not necessarily indicative of those expected for the entire year. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the consolidated interim financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Consolidation

     The consolidated financial statements include the accounts of NCR and its branches and majority-owned subsidiaries. Long-term investments in affiliated companies representing ownership interests of 20% to 50% are accounted for under the equity method. All significant intercompany transactions and accounts have been eliminated. Investments in which NCR has less than a 20% ownership interest are accounted for under the cost method of accounting. NCR changed the fiscal year for locations outside the U.S. to December from November in 1994 to align the reporting of all operations. This change added $223 in revenues to 1994; the effect on the reported loss from operations was not significant.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for allowance for uncollectible accounts receivable, inventory obsolescence, product warranty, depreciation and amortization, employee benefit plans, taxes, restructuring charges, and environmental and other contingencies, among others.

  Foreign Currency Translation

     For most international operations, assets and liabilities are translated into U.S. dollars at year-end exchange rates and revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments, resulting from fluctuations in exchange rates, are recorded as a separate component of shareholder's equity.

  Derivative Financial Instruments

     In the normal course of business, NCR has entered into various financial instruments, including derivative financial instruments, for purposes other than trading. Derivative financial instruments are not entered into for speculative purposes. Derivatives, used as part of NCR's risk management strategy, must be designated at inception as a hedge, and measured for effectiveness both at inception and on an ongoing basis.

                             (DOLLARS IN MILLIONS)

For qualifying foreign currency hedges, the gains and losses are deferred and recognized as adjustments of carrying amounts when the underlying hedged transaction is recorded. Gains and losses that do not qualify as hedges are recognized in other income or expense.

  Revenue Recognition

     Revenue from product sales is generally recognized upon performance of contractual obligations, such as shipment, installation or customer acceptance. To the extent significant obligations remain or significant uncertainties exist about customer acceptance of Company products at the time of sale, product sales revenue is not recognized until the obligations are satisfied or the uncertainties are resolved. Services and rental revenue is recognized proportionately over the contract period or as services are performed.

  Research and Development Expenses

     Research and development expenses are charged to operations as incurred. Costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. These costs are recorded as capitalized software and amortized over no more than three years. Capitalized software is subject to an ongoing assessment of recoverability based upon anticipated future revenues and changes in hardware and software technologies. Costs capitalized include direct labor and related overhead. Amortization of software development costs was $57, $34, and $35 in 1995, 1994, and 1993, respectively.

  Income Taxes

     NCR's operations have been included in the income tax returns filed by AT&T since the merger with a subsidiary of AT&T on September 19, 1991. Income tax expense (benefit) in NCR's consolidated financial statements has been calculated as if NCR had filed separate tax returns for all periods presented.

  Cash and Cash Equivalents

     All short-term, highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

  Inventories

     Inventories are stated at the lower of average cost or market.

  Property, Plant and Equipment and Service Parts

     Property, plant and equipment and rental equipment and service parts are stated at cost less accumulated depreciation. Reworkable service parts and rental equipment are comprised of service parts that can be reconditioned and equipment rented to customers under operating leases. Depreciation is computed over estimated useful lives primarily on the straight line basis. Buildings are depreciated over 25 to 45 years, machinery and equipment over three to ten years and reworkable service parts and rental equipment over three to five years.


  Pro forma Loss Per Common Share (Unaudited)



     The Company has approximately 72,000,000 shares of common stock outstanding, all of which are held by AT&T. In connection with the Distribution, AT&T will effect a distribution of all of its interest in NCR, on the basis of one share of NCR common stock for each 16 shares of AT&T common stock, resulting in approximately 101,000,000 shares of NCR common stock outstanding. The pro forma net loss per common share was calculated by dividing the net loss for the year ended December 31, 1995 and the nine months ended

                             (DOLLARS IN MILLIONS)


September 30, 1996, respectively, by the 101,000,000 shares of common stock, as if such shares were outstanding for all periods. Replacement stock options and awards have not been considered in calculating the pro forma net loss per common share since their effect would be antidilutive.


3.  CHANGES IN ACCOUNTING PRINCIPLES

  Postretirement Benefits Other Than Pensions

     NCR adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993. This standard requires accrual of estimated future retiree benefits other than pensions during the years employees are working and accumulating these benefits. Previously, health care benefits were expensed as claims were incurred and life insurance benefits were expensed as plans were funded. NCR recorded a one-time pre-tax charge for the estimated liability of $351 ($220 after taxes) at the beginning of 1993. This change in accounting did not affect cash flows.

  Postemployment Benefits

     NCR adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1993. This standard requires the accrual of estimated future postemployment benefits, including separation and related payments, during the years employees are working and accumulating these benefits, and for disability payments when the disabilities occur. Before this change in accounting, costs for separations were recognized when approved and disability benefits were recognized when paid. NCR recorded a one-time pre-tax charge for the unprovided portion of this liability of $477 ($306 after taxes) at the beginning of 1993. This change in accounting did not affect cash flows.

  Income Taxes

     NCR adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. Among other provisions, this standard requires the computation of deferred tax amounts arising from temporary differences using the enacted jurisdictional corporate income tax rates for the years in which the taxes are expected to be paid or refunds received. Before this change in accounting, deferred tax accounts reflected rates in effect when the deferrals were made. The change in calculating deferred tax amounts required by this standard resulted in a one-time charge of $343 at the beginning of 1993. This change in accounting did not affect cash flows.

  Impairment of Long-Lived Assets

     Effective October 1, 1995, NCR adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of the standard did not materially impact NCR's consolidated results of operations, financial condition or cash flows because this was essentially the method NCR used in the past to measure and record asset impairments.

  Stock-Based Compensation

     In its consolidated financial statements for the year ending December 31, 1996, NCR is required to adopt SFAS No. 123, "Accounting for Stock-Based Compensation." This standard establishes a fair value method of accounting for or disclosing stock-based compensation plans. NCR intends to adopt the disclosure provisions of this standard which requires disclosing the pro forma consolidated net income and earnings per share amounts assuming the fair value method was effective on January 1, 1995. The adoption of the disclosure provisions will not affect consolidated results of operations, financial position, or cash flows.

                             (DOLLARS IN MILLIONS)

4.  SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                                         AT DECEMBER 31
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    ACCOUNTS RECEIVABLE
    Trade............................................................  $ 1,592     $ 1,605
    Other............................................................      384         296
                                                                       -------     -------
                                                                         1,976       1,901
    Allowance for doubtful accounts..................................      (68)        (41)
                                                                       -------     -------
      Accounts receivable............................................  $ 1,908     $ 1,860
                                                                       =======     =======
    INVENTORIES
    Finished goods...................................................  $   401     $   580
    Work in process and raw materials................................      220         372
                                                                       -------     -------
      Inventories....................................................  $   621     $   952
                                                                       =======     =======
    RENTAL EQUIPMENT AND SERVICE PARTS
    Rental equipment and service parts...............................  $   737     $   762
    Less: accumulated depreciation...................................     (479)       (534)
                                                                       -------     -------
      Rental equipment and service parts.............................  $   258     $   228
                                                                       =======     =======
    PROPERTY, PLANT AND EQUIPMENT
    Land and improvements............................................  $    80     $    85
    Buildings and improvements.......................................      822         801
    Machinery and other equipment....................................    1,573       1,892
                                                                       -------     -------
                                                                         2,475       2,778
    Less: accumulated depreciation...................................   (1,518)     (1,544)
                                                                       -------     -------
      Property, plant and equipment..................................  $   957     $ 1,234
                                                                       =======     =======
    OTHER ASSETS
    Prepaid pension expense..........................................  $   367     $   379
    Other............................................................      356         303
                                                                       -------     -------
      Other assets...................................................  $   723     $   682
                                                                       =======     =======
    OTHER CURRENT LIABILITIES
    Business restructuring...........................................  $   820     $    71
    Other............................................................      712         569
                                                                       -------     -------
      Other current liabilities......................................  $ 1,532     $   640
                                                                       =======     =======

5.  BUSINESS RESTRUCTURINGS

     In 1995 a pre-tax charge of $1,649 was recorded to provide for restructuring and other charges. NCR's restructuring plans included discontinuing the manufacture of personal computers, consolidating facilities globally, and reducing industry markets served, as well as separating approximately 8,500 employees and contractors, including 3,500 in foreign locations. As of December 31, 1995 approximately 5,600 employees and contractors had separated and the remaining separations were expected to be effected during 1996. The restructuring charges also included costs associated with early termination of building leases and asset write-downs.

                             (DOLLARS IN MILLIONS)


     The pre-tax total of $1,649 for 1995 was recorded as $636 cost of sales, $294 cost of services, $616 selling, general and administrative expenses, and $103 research and development expenses. The charges include $676 for employee separations and related charges; $549 for asset write-downs; $147 for closing, selling and consolidating facilities; $146 for settling contractual commitments with customers and related charges primarily associated with the Company's decision to discontinue certain software products in non-targeted industries; $81 for contract settlements and related charges associated with the Company's decision to discontinue selling personal computers through high volume indirect channels; and $50 for other items.


     In 1993 a pre-tax charge of $219 was recorded to provide for restructuring costs. NCR's restructuring plans for 1993 included offering an early retirement program and a separation program to its U.S. based employees in order to better align its cost structure with business strategies. This charge was recorded as $15 cost of sales, $90 cost of services, $95 selling, general and administrative expenses, and $19 research and development cost. The charges include $155 for employee separations and other related costs; $43 for closing, selling and consolidating facilities; and $21 for other items.

     The following table displays a rollforward of the liabilities incurred for business restructurings from December 31, 1993 to December 31, 1995:

                                    DECEMBER 31,                   1994                   DECEMBER 31,
                                        1993         --------------------------------         1994
             TYPE OF COST             BALANCE        ADDITIONS     OTHER     PAYMENTS       BALANCE
    ------------------------------  ------------     ---------     -----     --------     ------------
    Employee separations..........      $119           $  --       $   3      $  (81)         $ 41
    Facility closings.............        47              --           2         (25)           24
    Other.........................        30              --         (19)         (5)            6
                                        ----            ----        ----       -----          ----
    Total.........................      $196           $  --       $ (14)     $ (111)         $ 71
                                        ====            ====        ====       =====          ====

                                    DECEMBER 31,                   1995                   DECEMBER 31,
                                        1994         --------------------------------         1995
             TYPE OF COST             BALANCE        ADDITIONS     OTHER     PAYMENTS       BALANCE
    ------------------------------  ------------     ---------     -----     --------     ------------
    Employee separations..........      $ 41           $ 589       $  (6)     $ (112)         $512
    Facility closings.............        24             147           2         (17)          156
    Other.........................         6             227          (1)        (42)          190
                                        ----            ----        ----       -----          ----
    Total.........................      $ 71           $ 963       $  (5)     $ (171)         $858
                                        ====            ====        ====       =====          ====

---------------
The "Other" column primarily represents releases of prior year reserves.

     Management believes that the liabilities for business restructuring of $858 at December 31, 1995 are adequate to complete its plans.

     In 1995, in addition to restructuring liabilities of $963, asset impairments of $549 (which reduced related asset balances), $87 of benefit plan losses, and $50 of other charges were included in the total restructuring and other charges of $1,649. Benefit plan losses relate to pension and other employee benefit plans and primarily represent losses in the current year for actuarial changes that otherwise would have been amortized over future periods.

     Of the total charges of $1,649 in 1995, $818 is expected to result in cash payments subsequent to December 31, 1995.

                             (DOLLARS IN MILLIONS)

6.  INCOME TAXES

     The following table presents the principal reasons for the difference between the effective tax rate and the United States federal statutory income tax rate for the years ended December 31:

                                                               1995        1994       1993
                                                               -----       ----       ----
    Federal income tax expense (benefit) at the statutory
      tax rate of 35%........................................  $(846)      $ (6)      $(98)
    Taxes on foreign income..................................     62         10         21
    Net domestic tax losses and credits......................    664        181        228
    Other differences, net...................................    (16)         2        (13)
                                                               -----       ----       ----
    Income tax expense (benefit).............................  $(136)      $187       $138
                                                               =====       ====       ====

     The Company's tax provisions result primarily from a provision for income taxes in those foreign tax jurisdictions where the Company's subsidiaries are profitable, and an inability on a stand-alone basis to reflect the tax benefits of the Company's net domestic tax losses and credits. The Company received payments of $438, $417 and $151 under its tax allocation agreement with AT&T for the net domestic tax losses and credits it generated during the years ended December 31, 1995, 1994 and 1993, respectively. These payments were recorded in shareholder's net investment.

     NCR paid income taxes of $73, $92, and $58 for the years ended 1995, 1994, and 1993, respectively.

     The following table presents the U.S. and foreign components of income before income taxes and cumulative effects of accounting changes and income tax expense (benefit) for the years ended December 31:

                                                            1995         1994        1993
                                                           -------       -----       -----
    INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
      EFFECTS OF ACCOUNTING CHANGES
    United States........................................  $(1,727)      $(353)      $(470)
    Foreign..............................................     (689)        337         190
                                                           -------       -----       -----
                                                           $(2,416)      $ (16)      $(280)
                                                           =======       =====       =====
    INCOME TAX EXPENSE (BENEFIT)
    CURRENT
    Federal..............................................  $    --       $  --       $  --
    State and local......................................       18          (4)          9
    Foreign..............................................       82         118          98
    DEFERRED
    Federal..............................................       13         (11)         72
    State and local......................................       --          (2)          4
    Foreign..............................................     (249)         86         (45)
                                                           -------       -----       -----
    Income tax expense (benefit).........................  $  (136)      $ 187       $ 138
                                                           =======       =====       =====

     Deferred income tax liabilities are taxes NCR expects to pay in future periods. Conversely, deferred income tax assets are taxes recognized for expected reductions in future taxes payable. Deferred income taxes

                             (DOLLARS IN MILLIONS)

arise because of differences in the book and tax bases of certain assets and liabilities. Deferred income tax assets and liabilities included in the balance sheet at December 31 were as follows:

                                                                        1995        1994
                                                                       ------       -----
    DEFERRED INCOME TAX ASSETS:
      Employee pensions and other benefits...........................  $  326       $ 285
      Business restructuring.........................................     372          --
      Balance sheet reserves and allowances..........................     470         330
      Net operating losses/credit carryforwards......................     199          63
      Other..........................................................     109          75
                                                                       ------       -----
    Total deferred income tax assets.................................   1,476         753
      Valuation allowance............................................    (472)       (405)
                                                                       ------       -----
    Net deferred income tax assets...................................   1,004         348
                                                                       ------       -----
    DEFERRED INCOME TAX LIABILITIES:
      Property, plant and equipment..................................      53          62
      Employee pensions and other benefits...........................     124         119
      Taxes on undistributed earnings of foreign subsidiaries........     244          30
      Other..........................................................     282          59
                                                                       ------       -----
    Total deferred income tax liabilities............................     703         270
                                                                       ------       -----
    Total net deferred income tax assets.............................  $  301       $  78
                                                                       ======       =====

     A valuation allowance was recorded as a reduction to the Company's estimate of the amount of deferred income tax assets due to the uncertainty of the ultimate realization of future benefits from such assets.

     The Company has foreign net operating loss carryforwards of approximately $430. The net operating loss carryforwards subject to expiration, expire in the years 1997 through 2002.

     The Company has not provided for federal income taxes or foreign withholding taxes on approximately $540 of undistributed earnings of a foreign subsidiary as of December 31, 1995 and December 31, 1994, because such earnings are intended to be reinvested indefinitely. It is not practicable to determine the amount of applicable taxes.

7.  DEBT OBLIGATIONS

     Debt with scheduled maturities within one year consisted of the following at December 31:

                                                                          1995       1994
                                                                         ------     ------
    Bank debt, foreign.................................................  $   37     $   73
    Current portion of long-term debt..................................       8         --
                                                                          -----      -----
    Total debt maturing within one year................................  $   45     $   73
                                                                          =====      =====
    Weighted average interest rate for short-term bank debt............   12.11%     12.55%

                             (DOLLARS IN MILLIONS)

     Long-term debt consisted of the following at December 31:

                                                               SCHEDULED
                                                                MATURITY
                                                                  DATE       1995     1994
                                                               ----------    ----     ----
    Long-term bank debt 4.86-8.50%...........................  1999-2000     $246     $546
    Medium-term notes 8.95-9.49%.............................  1999-2020       80       80
    Industrial Revenue Bonds 7.40%...........................  2001             3        3
    Lease obligations........................................                   9       13
                                                                             ----     ----
                                                                              338      642
    Less current portion of long-term debt...................                  (8)      --
                                                                             ----     ----
    Long-term debt...........................................                $330     $642
                                                                             ====     ====

     The amount of long-term debt with scheduled maturities during the next five years is $246 in 1999, $25 in 2000, and the remainder thereafter.

     Interest paid was approximately $94, $75, and $32 in 1995, 1994 and 1993, respectively.

8.  EMPLOYEE BENEFIT PLANS

     NCR sponsors both defined benefit and defined contribution plans for almost all United States employees and the majority of international employees. For salaried employees, the defined benefit plans are based primarily upon compensation and years of service. For certain hourly employees in the U.S., the benefits are based on a fixed dollar amount per year of service. The assets of the defined benefit plans are included with those of AT&T and Lucent and held as part of a Master Trust managed by AT&T. Assets of the Master Trust are primarily invested in publicly traded common stocks (of which, less than 1% of the Plan Assets are AT&T Stock), corporate and government debt securities, real estate investments, and cash or cash equivalents. NCR's funding policy is generally to contribute annually not less than the minimum required by applicable laws and regulations. The funded status for the defined benefit plans at December 31 was as follows:

                                                         PLANS WITH ASSETS IN EXCESS OF THE
                                                           ACCUMULATED BENEFIT OBLIGATION
                                                       --------------------------------------
                                                                              INTERNATIONAL
                                                           U.S. PLANS             PLANS
                                                       ------------------    ----------------
                                                        1995       1994       1995      1994
                                                       -------    -------    ------    ------
    Actuarial present value of plan obligations:
      Vested benefit obligation......................  $(1,637)   $(1,362)   $ (555)   $ (700)
                                                       =======    =======    ======    ======
      Accumulated benefit obligation.................  $(1,668)   $(1,375)   $ (597)   $ (738)
                                                       =======    =======    ======    ======
      Projected benefit obligation...................  $(1,760)   $(1,398)   $ (655)   $ (935)
    Plan assets at fair value........................    1,993      1,716     1,059     1,240
                                                       -------    -------    ------    ------
    Plan assets greater than projected benefit
      obligation.....................................      233        318       404       305
    Unrecognized net gain............................     (128)      (222)      (89)      (30)
    Unrecognized net prior service cost..............       78        115        37        42
    Unrecognized net asset at transition.............      (78)       (93)      (57)      (60)
                                                       -------    -------    ------    ------
    Prepaid pension cost.............................  $   105    $   118    $  295    $  257
                                                       =======    =======    ======    ======

                             (DOLLARS IN MILLIONS)

                                                        PLANS WITH ASSETS LESS THAN THE
                                                        ACCUMULATED BENEFIT OBLIGATION
                                                    ---------------------------------------
                                                                            INTERNATIONAL
                                                     U.S. PLANS                 PLANS
                                                    -------------         -----------------
                                                    1995     1994         1995        1994
                                                    ----     ----         -----       -----
    Actuarial present value of plan obligations:
      Vested benefit obligation...................  $(80)    $(59)        $(358)      $(144)
                                                    =====    =====        ======      ======
      Accumulated benefit obligation..............  $(81)    $(65)        $(384)      $(159)
                                                    =====    =====        ======      ======
      Projected benefit obligation................  $(85)    $(72)        $(498)      $(174)
    Plan assets at fair value.....................    --       --           160           2
                                                    -----    -----        ------      ------
    Plan assets less than projected benefit
      obligation..................................   (85)     (72)         (338)       (172)
    Unrecognized net (gain) loss..................    17       20           101         (20)
    Unrecognized net prior service cost...........    --        7            10           3
    Unrecognized net liability at transition......    --        3             9           7
    Additional minimum liability..................   (13)     (23)          (35)         (5)
                                                    -----    -----        ------      ------
    Accrued pension liability.....................  $(81)    $(65)        $(253)      $(187)
                                                    =====    =====        ======      ======

     The pension cost for the defined benefit plans for the years ended December 31 included the following components:

                                                                 1995      1994      1993
                                                                 -----     -----     -----
    Service costs -- benefits earned during the period.........  $  67     $  86     $  73
    Interest cost on the projected benefit obligation..........    209       194       169
    Net amortizations and deferrals............................    165      (120)       83
    Actual return on assets....................................   (430)     (137)     (349)
    Charges for special programs...............................     80        --        68
                                                                 ------    ------    ------
    Net pension cost (credit)..................................  $  91     $  23     $  44
                                                                 ======    ======    ======

     The weighted average rates and assumptions utilized in the calculation of pension cost for these plans were as follows:

                                                    U.S. PLANS              INTERNATIONAL PLANS
                                              ----------------------       ----------------------
                                              1995     1994     1993       1995     1994     1993
                                              ----     ----     ----       ----     ----     ----
    Discount rate...........................  7.0 %    8.7 %     7.5%      7.3 %    7.5 %    7.7 %
    Rate of increase in future compensation
      levels................................  4.5 %    4.5 %     4.5%      4.0 %    4.2 %    4.4 %
    Long-term rate of return on plan
      assets................................  9.0 %    9.0 %    10.0%      9.5 %    9.5 %    9.3 %

SAVINGS PLANS

     All U.S. employees and many international employees participate in defined contribution savings plans. These plans generally provide either a specified percent of pay or a matching contribution on participating employees' voluntary elections. The company matching contributions typically are subject to a maximum percentage or level of compensation. Employee contributions can be either pre-tax, post-tax or a combination thereof. The expense under these plans for 1995, 1994 and 1993 was $36, $33, and $35, respectively.

9.  POSTRETIREMENT BENEFITS

     Substantially all U.S. employees that reach retirement age while working for the company are eligible to participate in a postretirement benefit plan. The plan provides medical care and life insurance to retirees and their eligible dependents. Non-U.S. employees are typically covered under government sponsored programs,

                             (DOLLARS IN MILLIONS)

and NCR does not provide postretirement benefits other than pensions to non-U.S. retirees. The company generally funds these benefits on a pay-as-you-go basis out of operations. The funded status of the postretirement benefit plans and the accrued liability at December 31 was as follows:

                                                                          1995      1994
                                                                          -----     -----
    Accumulated postretirement benefit obligation
      Retirees..........................................................  $(358)    $(295)
      Fully eligible active participants................................    (18)      (20)
      Other active participants.........................................    (62)      (56)
                                                                          ------    ------
    Unfunded accumulated postretirement benefit obligation..............   (438)     (371)
    Unrecognized prior service costs....................................     35        45
    Unrecognized net (gain) loss........................................    (36)      (94)
                                                                          ------    ------
    Accrued postretirement benefit obligation...........................  $(439)    $(420)
                                                                          ======    ======

     The postretirement benefit cost included the following components;

                                                                      1995     1994     1993
                                                                      ----     ----     ----
    Service costs -- benefits earned during the period..............  $ 4      $ 6      $11
    Interest cost on the projected benefit obligation...............   32       31       28
    Net amortizations and deferrals.................................   --        3       --
    Charges for special programs....................................    7       --       29
                                                                      ---      ---      ---
    Net postretirement benefit cost.................................  $43      $40      $68
                                                                      ===      ===      ===

     The discount rate utilized in determining the expense and liabilities of the postretirement plans was 7.0%, 8.7%, and 7.5% for the years ended December 31, 1995, 1994, and 1993, respectively. NCR also assumed that the growth in the per capita cost of covered health care benefits (the health care cost trend rate) would gradually decline from 9.6% in 1996 to 5.5% by the year 2005 and then remain level. Increasing the assumed trend rate by 1% in each year would raise NCR's accumulated postretirement benefit obligation at December 31, 1995 by approximately $35 and NCR's 1995 postretirement benefit costs by approximately $3.

                             (DOLLARS IN MILLIONS)

10.  SEGMENT INFORMATION

  Industry Segment

     NCR operates in one industry segment, the information technology industry, which includes designing, developing, marketing, and servicing information technology products, services, systems and solutions worldwide.

  Concentrations

     No single customer accounts for more than 10% of revenue. As of December 31, 1995, NCR is not aware of any significant concentration of business transacted with a particular customer that could, if suddenly eliminated, have a material adverse impact on NCR's operations. NCR also does not have a concentration of available sources of labor, services, licenses, or other rights that could, if suddenly eliminated, have a material adverse impact on NCR's operations.

     A number of NCR's products, systems, and solutions, rely primarily on specific suppliers for microprocessors, operating systems, commercial databases and other central components. There can be no assurances that any sudden impact to the availability or cost of these technologies would not have a material adverse impact on NCR's operations.

  Geographic Segments

     Transfers between geographic areas are principally made at market-based prices. The methods followed in developing the geographic area data require the use of estimation techniques and do not take into account the extent to which NCR's product development, manufacturing, and marketing depend upon each other. Thus, the information may not be indicative of results if the geographic areas were independent organizations.

     There are various differences between income before income taxes for the United States and foreign operations as shown in Note 6 and operating income shown on the following page. In the following geographic information, interest income, interest expense and non-allocable general, corporate expenses are not included in operating income, while certain corporate operating expenses incurred for the benefit of the geographic areas are included on an allocated basis.

                             (DOLLARS IN MILLIONS)

                                                             1995        1994        1993
                                                            -------     -------     -------
    REVENUE FOR THE YEAR ENDED DECEMBER 31
      United States
         Customer.........................................  $ 3,577     $ 4,214     $ 3,645
         Intercompany.....................................      697         821         710
                                                            -------     -------     -------
                                                              4,274       5,035       4,355
      Europe/Middle East/Africa
         Customer.........................................    2,551       2,375       2,055
         Intercompany.....................................      239         222         192
                                                            -------     -------     -------
                                                              2,790       2,597       2,247
      Japan
         Customer.........................................    1,008         905         737
         Intercompany.....................................       66          75          64
                                                            -------     -------     -------
                                                              1,074         980         801
      Asia/Pacific (excluding Japan)
         Customer.........................................      533         478         361
         Intercompany.....................................      109          82          60
                                                            -------     -------     -------
                                                                642         560         421
      Americas (excluding United States)
         Customer.........................................      493         489         467
         Intercompany.....................................        6           6           6
                                                            -------     -------     -------
                                                                499         495         473
         Intercompany eliminations........................   (1,117)     (1,206)     (1,032)
                                                            -------     -------     -------
    Consolidated revenue..................................  $ 8,162     $ 8,461     $ 7,265
                                                            =======     =======     =======
    OPERATING INCOME (LOSS) FOR THE YEAR ENDED DECEMBER 31
      United States.......................................  $(1,502)    $  (232)    $  (511)
      Europe/Middle East/Africa...........................     (397)        208         207
      Japan...............................................     (189)         63          48
      Asia/Pacific (excluding Japan)......................       12          24          50
      Americas (excluding United States)..................      (64)        (10)         36
                                                            -------     -------     -------
      Operating income (loss) before non allocable
         expenses.........................................   (2,140)         53        (170)
         General corporate expenses, interest, and other
           income.........................................     (276)        (69)       (110)
                                                            -------     -------     -------
    Consolidated loss before income taxes and cumulative
      effect of accounting change.........................  $(2,416)    $   (16)    $  (280)
                                                            =======     =======     =======
    IDENTIFIABLE ASSETS AS OF DECEMBER 31
      United States.......................................  $ 1,596     $ 2,447     $ 1,737
      Europe/Middle East/Africa...........................    2,246       1,698       1,311
      Japan...............................................      849       1,100       1,258
      Asia/Pacific (excluding Japan)......................      344         319         178
      Americas (excluding United States)..................      221         272         180
                                                            -------     -------     -------
    Consolidated total assets.............................  $ 5,256     $ 5,836     $ 4,664
                                                            =======     =======     =======

     Excluding restructuring and other charges, operating income (loss) before non-allocable expenses for the year ended December 31, 1995 was $(747), $161, $43, $53 and $(1) for the United States, Europe/Middle East/Africa, Japan, Asia/Pacific (excluding Japan) and Americas (excluding United States), respectively. The 1993 restructuring charge of $219 impacted the United States only.

                             (DOLLARS IN MILLIONS)

11.  FINANCIAL INSTRUMENTS

     In the normal course of business, NCR has entered into various financial instruments, including derivative financial instruments, for purposes other than trading. Derivative financial instruments are not entered into for speculative purposes. These instruments primarily include letters of credit, guarantees of debt, and foreign currency exchange contracts.

  Concentration of Credit Risk

     Financial instruments which potentially subject NCR to concentrations of credit risk consist primarily of cash, investments, trade receivables, and certain other off-balance sheet instruments. By their nature, all such financial instruments involve risk, including the credit risk of nonperformance by counterparties, and the maximum potential loss may exceed the amount recognized in the balance sheet. At December 31, 1995 and 1994, in management's opinion, there was no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments. Exposure to credit risk is controlled through credit approvals, credit limits and monitoring procedures and management believes that the reserves for losses are adequate. NCR had no significant exposure to any individual customer or counterparty at December 31, 1995 and December 31, 1994, nor does NCR have any major concentration of credit risk related to any financial instruments.

  Letters of Credit

     Letters of credit are purchased guarantees that ensure NCR's performance or payment to third parties in accordance with specified terms and conditions. Letters of credit may expire without being drawn upon. Therefore, the total notional or contract amounts do not necessarily represent future cash flows.

  Foreign Currency Exchange Contracts

     Foreign exchange contracts are used to manage exposure to changes in currency exchange rates. The use of foreign exchange contracts allows NCR to reduce its exposure to the risk that the eventual dollar net cash inflows and outflows resulting from the sale of products to foreign customers and purchases from foreign suppliers will be adversely affected by changes in exchange rates. The foreign exchange contracts are designated for firmly committed or forecasted purchases and sales. These transactions are generally expected to occur in less than one year. For firmly committed sales and purchases, gains and losses are deferred in other current assets and liabilities. These deferred gains and losses are recognized as adjustments to the underlying hedged transactions when the future sales or purchases are recognized, or immediately if the commitment is canceled. Gains or losses on foreign exchange contracts that are designated for forecasted transactions are recognized in other income as the exchange rates change. At December 31, 1995 and 1994, deferred unrealized gains were $3 and $4 and deferred unrealized losses were $2 and $8, respectively.

  Fair Value of Financial Instruments Including Derivative Financial Instruments

     The tables below present the valuation methods and the carrying or notional amounts and estimated fair values of material financial instruments. The notional amounts represent agreed upon amounts on which calculations of dollars to be exchanged are based and are an indication of the extent of NCR's involvement in

                             (DOLLARS IN MILLIONS)

such instruments. They do not represent amounts exchanged by the parties and, therefore, are not a measure of the instruments.

        FINANCIAL INSTRUMENT                          VALUATION METHOD
Cash and cash equivalents............  The carrying amount is a reasonable estimate of fair value
Investments..........................  Market quotes of similar investments
Short-term debt......................  The carrying amount is a reasonable estimate of fair value
Long-term debt.......................  Market quotes of similar debt with similar remaining maturities
Letters of credit....................  Fees paid to obtain the obligations
Foreign currency exchange
  contracts..........................  Market quotes

                                                               1995                   1994
                                                        ------------------     ------------------
                                                        CARRYING     FAIR      CARRYING     FAIR
                     ON BALANCE SHEET                    AMOUNT      VALUE      AMOUNT      VALUE
                                                        --------     -----     --------     -----
    Assets:
      Cash and cash equivalents.......................    $314       $ 314       $463       $ 463
      Short-term investments..........................      24          24        198         198
      Long-term investments...........................      42          42         26          26
    Liabilities:
      Debt............................................     375         389        715         719

           DERIVATIVE AND OFF BALANCE         CONTRACT/       CARRYING AMOUNT           FAIR VALUE
                                              NOTIONAL      -------------------     -------------------
      SHEET INSTRUMENTS                        AMOUNT       ASSET     LIABILITY     ASSET     LIABILITY
                                              ---------     -----     ---------     -----     ---------
    1995
      Foreign exchange forward contracts....   $   890       $ 8         $ 5         $ 7         $ 6
      Foreign exchange swap contracts.......       491         1           8          --          58
      Letters of credit.....................        82        --          --          --          --
    1994
      Foreign exchange forward contracts....   $ 1,317       $12         $15         $11         $14
      Letters of credit.....................        78        --          --          --          --

                                                                      1995            1994
                                                                    CONTRACT/       CONTRACT/
                                                                    NOTIONAL        NOTIONAL
               ADDITIONAL FORWARD CONTRACT INFORMATION               AMOUNT          AMOUNT
                                                                    ---------       ---------
    Forward contracts
      British Pounds..............................................    $ 285          $   558
      German Marks................................................      118              150
      Canadian Dollars............................................      109              325
      Swiss Francs................................................       92               38
      Spanish Pesetas.............................................       75               37
      French Francs...............................................       47               40
      Dutch Guilders..............................................       36               50
      Other.......................................................      128              119
                                                                       ----           ------
                                                                      $ 890          $ 1,317
                                                                       ====           ======

                             (DOLLARS IN MILLIONS)

12.  TRANSACTIONS WITH AT&T AND AFFILIATES (INCLUDING LUCENT AND AT&T CAPITAL)

     For the years ended 1995, 1994 and 1993, NCR had the following revenues from AT&T and affiliates:

                                                                 YEARS ENDED DECEMBER 31
                                                                --------------------------
                                                                1995       1994       1993
                                                                ----       ----       ----
    Sales.....................................................  $415       $404       $226
    Services and rentals......................................   215        118        159
                                                                ----       ----       ----
      Total...................................................  $630       $522       $385
                                                                ====       ====       ====

     At December 31, 1995 and 1994, the related receivables amounted to $30 and $119, respectively.

     AT&T allocated general corporate overhead expenses amounting to $96, $66, and $46 in 1995, 1994 and 1993, respectively. Interest expense charged by AT&T on certain cash advances was $29, $20 and $16 for the years ended, 1995, 1994, 1993, respectively. The historical financial statements reflect these interest-bearing cash advances in shareholder's net investment.

     Additionally, NCR purchased products and services from AT&T and affiliates primarily for long distance, Bell Labs services, PBX systems, and miscellaneous inventory of $157, $166, and $140 for the years ended December 31, 1995, 1994 and 1993, respectively. Amounts payable to AT&T were $11 and $25 at December 31, 1995 and 1994.

     AT&T's finance subsidiary, AT&T Capital Corporation, provides NCR's customers with financing and ancillary services arising from the sale of NCR products. Sales to AT&T Capital Corporation were $182, $290 and $212 for 1995, 1994, and 1993, respectively.

13.  CONTINGENCIES


     In the normal course of business, NCR is subject to regulations, proceedings, lawsuits, claims, and other matters, including actions under laws and regulations related to the environment, health and safety, among others. Such matters are subject to the resolution of many uncertainties, and accordingly, outcomes are not predictable with assurance. Although NCR believes that amounts provided in its financial statements are currently adequate in light of the probable and estimable liabilities, there can be no assurances that the amounts required to discharge alleged liabilities from lawsuits, claims, and other legal proceedings and environmental matters, and to comply with applicable environmental laws, will not exceed the amounts reflected in NCR's financial statements or will not have a material adverse effect on the Company's consolidated financial condition, results of operations, or cash flows. Any amounts of costs that may be incurred in excess of those amounts provided as of December 31, 1995 and September 30, 1996 cannot be determined.


     Legal Proceedings

     Among the lawsuits and claims pending against NCR as of December 31, 1995 and September 30, 1996, there were a number of individual product liability claims alleging that the Company's products, including personal computers, supermarket barcode scanners, cash registers and check encoders, caused so-called "repetitive strain injuries" or "cumulative trauma disorders," such as carpal tunnel syndrome. As of September 30, 1996, approximately 80 such claims were pending against NCR. In such lawsuits, the plaintiff typically alleges that he or she suffers from injuries caused by the design of the product at issue or a failure to warn of alleged hazards. These plaintiffs seek compensatory damages and, in many cases, punitive damages. Most other manufacturers of these products have also been sued by plaintiffs on similar theories. Ultimate resolution of the litigation against the Company may substantially depend on the outcome of similar matters of this type pending in various state and federal courts. The Company has denied the merits and basis for the pending claims against it and intends to continue to contest these cases vigorously.

                             (DOLLARS IN MILLIONS)

     Environmental Matters

     NCR's facilities and operations are subject to a wide range of environmental protection laws in the United States and other countries related to solid and hazardous waste disposal, the control of air emissions and water discharges, and the mitigation of impacts to the environment from past operations and practices. NCR has investigatory and remedial activities, including characterization and cleanup actions, underway at a number of currently and formerly owned or operated facilities to comply, or to determine compliance, with applicable environmental protection laws. NCR has been identified, either by a governmental agency or by a private party seeking contribution to site cleanup costs, as a potentially responsible party ("PRP") at a number of sites pursuant to a variety of statutory schemes, both state and federal, including the Federal Water Pollution Control Act ("FWPCA") and comparable state statutes, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), and comparable state statutes.

     In February 1996, NCR received notice from the United States Department of the Interior, Fish & Wildlife Service ("USF&WS") that USF&WS considers NCR a PRP under the FWPCA and CERCLA with respect to alleged natural resource restoration and damages to the Fox River and related Green Bay environment ("Fox River System") due to, among other things, sediment contamination in the Fox River System allegedly resulting from liability arising out of NCR's former carbonless paper manufacturing operations at Appleton and Combined Locks, Wisconsin. USF&WS has also notified a number of other manufacturing companies of their status as PRPs under the FWPCA and CERCLA for natural resource restoration and damages in the Fox River System resulting from their ongoing or former paper manufacturing operations in the Fox River Valley. USF&WS and two Indian Tribes have stated their intention to conduct a Natural Resource Damage Assessment to determine and quantify the nature and extent of alleged injury to natural resources. In addition, NCR has been identified, along with a number of other companies, by the Wisconsin Department of Natural Resources ("WDNR") with respect to alleged liability arising out of alleged past discharges that have contaminated sediments in the Fox River System. NCR is also actively pursuing discussions with the WDNR regarding the Company's alleged liability. NCR's share, if any, of such cleanup costs or natural resource restoration and damages liability cannot be predicted with certainty at this time due to (i) the unknown magnitude, scope, and source of any alleged contamination, (ii) the absence of identified remedial objectives and methods, and (iii) the uncertainty of the amount and scope of any alleged natural resource restoration and damages. At this point, NCR believes that there are additional PRPs who may be liable for such natural resource damages and remediation costs. Further, in 1978, NCR sold the business to which the claims apply and believes the claims described above are the responsibility of the buyer and its former parent company pursuant to the terms of the sales agreement. In this connection, the Company has commenced litigation against the buyer to enforce its position.

     It is difficult to estimate the future financial impact of environmental laws, including potential liabilities. NCR accrues environmental provisions when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. Management expects that the amounts provided as of December 31, 1995 and September 30, 1996 will be paid out over the period of investigation, negotiation, remediation, and restoration for the applicable sites, which may be 30 years or more. Provisions for estimated losses from environmental remediation are, depending on the site, based primarily on internal and third-party environmental studies, estimates as to the number, and participation level of any other PRPs, the extent of the contamination, and the nature of required remedial and restoration actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for environmental matters in NCR's consolidated financial statements are the estimated gross undiscounted amount of such liabilities, without deductions for insurance or third-party indemnity claims. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements.

                             (DOLLARS IN MILLIONS)

14.  LEASES

     NCR conducts certain of its sales and manufacturing operations using leased facilities, the initial lease terms of which vary in length. Many of the leases contain renewal options and escalation clauses. Future minimum lease payments under noncancelable leases as of December 31, 1995, follow:

                                                                                     LATER
                                        1996     1997     1998     1999     2000     YEARS     TOTAL
                                        ----     ----     ----     ----     ----     -----     -----
    Operating Leases..................  $54      $43      $37      $33      $22       $76      $ 265

     Total rental expense for all operating leases amounted to $96 in 1995, $81 in 1994, and $109 in 1993.

15.  SUBSEQUENT EVENTS (UNAUDITED)

     For the purposes of governing certain of the relationships among AT&T, Lucent and NCR following the Distribution, AT&T, NCR and, in certain cases, Lucent have entered, or expect to enter, into a series of agreements. These agreements include (a) the Separation and Distribution Agreement, dated as of February 1, 1996, as amended and restated as of March 29, 1996, by and among AT&T, Lucent and NCR (the "Separation and Distribution Agreement") and certain ancillary agreements related thereto executed prior to the initial public offering of Lucent Common Stock and (b) the Distribution Agreement, by and between AT&T and NCR (the "NCR Distribution Agreement") and certain ancillary agreements related thereto. This summary is qualified in all respects by the terms of the Separation and Distribution Agreement, the NCR Distribution Agreement and the other agreements referred to below, copies of which are filed as exhibits to the Registration Statement on Form 10.

  Separation and Distribution Agreement

     The Separation and Distribution Agreement, among other things, provides that NCR will indemnify AT&T and Lucent for all contingent liabilities relating to NCR's present and former business and operations or otherwise assigned to NCR. In addition, the Separation and Distribution Agreement provides for the sharing of contingent liabilities not allocated to one of the parties, in the following proportions: AT&T: 75%, Lucent: 22%, and NCR: 3%. The Separation and Distribution Agreement also provides that each party will share specified portions of contingent liabilities related to the business of any of the other parties that exceed specified levels.

  NCR Distribution Agreement


     The NCR Distribution Agreement provides that, subject to the terms and conditions thereof, AT&T will effect the Distribution. The NCR Distribution Agreement, among other things, contains certain mutual release and indemnification provisions and specifies the procedures necessary to effect the Distribution. It is expected that, pursuant to the NCR Distribution Agreement, AT&T will (i) make additional contributions of capital to NCR after September 30, 1996 and prior to the Distribution Date and (ii) contribute intercompany advances outstanding from AT&T to NCR as of September 30, 1996. The consolidated financial statements included elsewhere herein reflect these advances in shareholder's equity as having been contributed. The additional capital contributions are expected to consist of $306 in cash and the contribution of additional cash in an amount sufficient to retire or defease a total of $68 of NCR debt (including payment of related expenses). A portion of the $306 in cash may be provided by means of additional intercompany advances from AT&T to NCR after September 30, 1996 that will be contributed at the Distribution Date. See "Capitalization."


  Federal, State and Local Tax Allocation Agreements

     NCR has entered into agreements with AT&T, Lucent and AT&T's other domestic subsidiaries that apply to income taxes attributable to the period before the Distribution Date. The agreements set forth

                             (DOLLARS IN MILLIONS)

principles to be applied in allocating tax liabilities among those entities filing income tax returns on a consolidated or combined basis.

  Tax Sharing Agreement

     NCR has entered into an agreement with AT&T and Lucent that governs contingent tax liabilities and benefits, tax contests and other tax matters with respect to tax periods ending or deemed to end on the date of the distribution of the common stock of NCR. Under such agreement, adjustments to taxes that are clearly attributable to the business of one party will be borne solely by that party. Adjustments to all other tax liabilities generally will be borne 75% by AT&T, 22% by Lucent and 3% by NCR. The Tax Sharing Agreement applies to Lucent in respect of the period prior to the date of the Lucent spin-off.

  Purchase Agreements


     NCR and AT&T have entered into a Volume Purchase Agreement (the "AT&T Volume Purchase Agreement") and certain related agreements, including a General Procedures Agreement (the "AT&T Procedures Agreement"), pursuant to which NCR will provide products and services to AT&T and certain affiliates of AT&T (other than Lucent). The AT&T Volume Purchase Agreement provides that payments through the three-year period ending December 31, 1999 made to NCR for purchases of products and services by AT&T and certain of its affiliates will total at least $350 cumulatively, subject to certain conditions. The AT&T Procedures Agreement sets forth certain terms, conditions and procedures with respect to transactions between NCR and AT&T, including provisions governing (i) ordering and delivery,
(ii) payment terms, (iii) certain intellectual property matters, (iv) warranties and indemnities, (v) product support and documentation, (vi) site preparation, installation, maintenance and other services, and (vii) dispute resolution. NCR and AT&T also expect to enter into an agreement setting forth the specific terms and conditions applicable to the provision by NCR to AT&T of certain product support and maintenance services.


     NCR and Lucent have entered into a Volume Purchase Agreement under which Lucent committed to purchase at least $150 of products and services from NCR during the three-year period ending December 31, 1998. As of September 30, 1996, approximately $106 of such commitment has been purchased by Lucent.

  Interim Services and Systems Replication Agreement; Real Estate Sharing

     NCR, AT&T and Lucent have entered into an agreement governing the provision by each to one or more of the others on an interim basis of certain data processing and telecommunications services and certain corporate support services on specified terms. Specified charges are generally intended to allow the providing company to recover the fully allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit. This agreement also provides for the provision of certain additional services identified from time to time that a party reasonably believes were inadvertently or unintentionally omitted from the specified services or that are essential to effectuate an orderly transition of the separation of AT&T, Lucent and NCR. This agreement also provides for the replication and transfer of certain computer systems on specified terms. With limited exceptions, these interim services are not expected to extend beyond January 1, 1998 and many are expected to terminate at or prior to year-end 1997.

     AT&T, NCR and Lucent also have entered into various leases and sublease arrangements for the sharing of certain facilities for a transitional period on commercial terms. In the case of owned real estate to be leased, the lease terms will be either two or three years, except that a limited number of leases may be terminated on 90 days' notice by the tenant. In the case of subleases or sub-subleases of property, the lease term will generally coincide with the remaining term of the primary lease or sublease, respectively.

                             (DOLLARS IN MILLIONS)

  Technology Access and Development Project Agreement

     Pursuant to the Technology Access and Development Project Agreement dated as of February 1, 1996 between Lucent and NCR, NCR will have access to the results of certain Bell Labs research and development activities, and Bell Labs will perform specific research and development projects on a contract basis for NCR. NCR will pay a periodic retainer fee for such access and an additional fee for each research and development project. Such agreement will terminate on December 31, 1999, but is subject to renewal by mutual consent.

  Patent Licenses and Related Agreements

     NCR, Lucent and AT&T have executed and delivered assignments and other agreements, including a patent license agreement, related to patents owned or controlled by AT&T and its subsidiaries. The patent assignments divide ownership of patents, patent applications and foreign counterparts among NCR, Lucent and AT&T, with the substantial portion of those previously owned or controlled by AT&T and its subsidiaries (other than NCR) being assigned to Lucent and the substantial portion of those previously owned or controlled by NCR and its subsidiaries being retained by NCR. Certain patents and patent applications previously owned or controlled by AT&T and its subsidiaries were assigned to NCR. A small number of the patents assigned to Lucent are jointly owned with NCR. The patents that Lucent jointly owns with NCR are subject to a defensive protection agreement under which Lucent holds most ownership rights in the patents exclusively. Under this defensive protection agreement, NCR has the ability, subject to specified restrictions, to assert infringement claims under the patents against companies that assert patent infringement claims against NCR, and has consent rights in the event Lucent wishes to license the patents to certain third parties. The defensive protection agreement also provided for a one-time payment from NCR to Lucent, which has been paid.

     The patent license agreement entered into by Lucent, AT&T and NCR provides for cross-licenses to each company, under each of the other company's patents that are covered by the licenses, to use, lease, sell and import any and all products and services of the businesses in which the licensed company (including specified related companies) is now or hereafter engaged. Except for the payment of specified up-front amounts, such cross-licenses are royalty-free. The cross-licenses also permit each company, subject to specified limitations, to have third parties make items under the other companies' patents, as well as to pass through to customers certain rights under the other companies' patents with respect to products and services furnished to customers by the licensed company. In addition, the rights granted to Lucent and AT&T include the right to license third parties under each of the other company's patents to the extent necessary to meet existing patent licensing obligations.

     The cross-licenses between AT&T and NCR cover all of each company's patents, including patents issued on patent applications filed on or before December 31, 1999, except for certain patents and patents on filed applications owned or controlled by AT&T Wireless. The cross-licenses between Lucent and NCR cover all of each company's patents, including patents issued on patent applications filed on or before December 31, 1999. In the event of a change in control of NCR or certain acquisitions by NCR, the licenses granted to NCR under the patent license agreement will extend only to a specific annual volume of products and services of a kind offered by NCR prior to the change in control or specified acquisition.

  Technology Licenses and Related Agreements

     NCR, Lucent and AT&T have executed and delivered assignments and other agreements, including the Technology License Agreement, related to technology previously owned or controlled by AT&T and its subsidiaries, including copyrights, mask works and other intellectual property other than trademarks, trade names, trade dress, service marks and patent rights. The technology assignments divide ownership of technology among NCR, Lucent and AT&T, with NCR owning technology that was developed by or for, or purchased by, NCR. The Technology License Agreement provides for royalty-free cross-licenses to each company to use certain of the other companies' technology.

                             (DOLLARS IN MILLIONS)

  AT&T Capital Corporation Agreement

     In 1993, in connection with the initial public offering of a minority interest in AT&T Capital, AT&T and AT&T Capital entered into an operating agreement (the "Operating Agreement") pursuant to which AT&T provides AT&T Capital with the right to be the preferred provider of leasing and financing services for AT&T's products. The Operating Agreement expires in August 2000. NCR, as a subsidiary of AT&T, has operated under the Operating Agreement and, pursuant to the terms thereof, has entered into a comparable operating agreement with AT&T Capital having the same term. In connection therewith, NCR has also agreed that AT&T Capital and certain subsidiaries will be entitled to use certain of NCR's marks for use in connection with the provision of financing services under the Operating Agreement in accordance with the existing license agreement between AT&T and AT&T Capital. NCR has further agreed that it will continue to be bound by the provisions of an intercompany agreement between AT&T and AT&T Capital to the extent NCR is currently bound thereby, under which NCR will continue to give AT&T Capital the right to bid for the provision of leasing and financing services in connection with NCR's internal equipment purchasing and leasing in the United States, Canada, United Kingdom, France, and Germany.

  Stock Based Plans

     Prior to the Distribution, eligible employees of NCR and its subsidiaries participated in the AT&T equity-based plans, under which they received stock options and other equity-based awards. On the Distribution Date, with certain exceptions, such awards are expected to be converted into comparable awards based on NCR Common Stock (the "Substitute Awards") under NCR equity-based plans as summarized below. In addition, as of the Distribution, NCR intends to adopt the NCR Management Stock Plan (the "NCR Stock Plan").


     The NCR Stock Plan will provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, performance awards, other stock unit awards and other rights, interests or options relating to shares of NCR Common Stock or other securities of NCR. The total number of shares of NCR Common Stock available for grant under the NCR Stock Plan is 5.6% of the outstanding shares of NCR Common Stock in the 1997 calendar year and 4% of the outstanding shares of NCR Common Stock in each calendar year thereafter, with certain exceptions and subject to certain adjustments. Shares issuable pursuant to Substitute Awards are not included in the foregoing limits.



     NCR also intends to adopt the NCR WorldShares Plan ("WorldShares Plan") effective as of the Distribution Date. The WorldShares Plan provides for the grant of nonstatutory stock options to substantially all NCR's employees in the United States and abroad. NCR intends to grant each participant an option to purchase a number of shares of NCR Common Stock with a value as of the Distribution Date of three thousand dollars or of four thousand five hundred dollars if certain performance goals for NCR are met in 1996. Such options will have an exercise price of the market value of the NCR Common Stock on the Distribution Date and will have a five year expiration period. Subject to certain conditions, participants will be fully vested and able to exercise their options one year after the date of grant. The number of shares of NCR Common Stock available for grant under the WorldShares Plan is expected to be approximately 6.6% of the shares of NCR Common Stock outstanding as of the Distribution Date.


  Employee Benefits Agreement


     AT&T and NCR have entered into an Employee Benefits Agreement (the "Employee Benefits Agreement") pursuant to which NCR will assume or retain, and to indemnify AT&T against, with certain exceptions, all liabilities to or relating to past, current and future NCR employees and benefit plans. The Employee Benefits Agreement also provides that NCR will use its reasonable best efforts to take all actions necessary or appropriate so that, with certain exceptions, each outstanding Award granted under any AT&T Long Term Incentive Plan held by any NCR employee will be replaced with an Award based on NCR Common Stock otherwise containing the same terms. Pursuant to the Employee Benefits Agreement, each

                             (DOLLARS IN MILLIONS)

Award consisting of an AT&T Option that is outstanding and held by an NCR employee as the close of the Distribution Date will be replaced, effective immediately after the Distribution Date, with an NCR option. Such NCR option will provide for the purchase of a number of shares of NCR Common Stock equal to the number of shares of AT&T Common Stock subject to such AT&T Option as of the close of the Distribution Date, multiplied by the Ratio (as defined below), and then rounded down to the nearest whole share. The per-share exercise price of such NCR option will equal the per-share exercise price of such AT&T Option as of the close of the Distribution Date divided by the Ratio.

     Each Award consisting of AT&T performance shares or AT&T stock units that is outstanding and held by an NCR employee as of the close of the Distribution Date will be replaced, effective immediately after the Distribution Date, with a new performance share award or a new stock unit award, as the case may be, consisting of a number of NCR performance shares or NCR stock units, as the case may be, equal to the number of AT&T performance shares or AT&T stock units, as the case may be, constituting such Award as of the close of the Distribution Date, multiplied by the Ratio, and then rounded down to the nearest whole share.

     Each Award that consists of non-vested restricted shares of AT&T Common Stock or restricted stock units relating to shares of AT&T Common Stock that is outstanding and held by an NCR employee, as of the close of the Distribution Date will be replaced, with certain exceptions, effective immediately after the Distribution Date, with either a replacement Award or such other form of compensation not based on NCR Common Stock as NCR may determine. Any such replacement Award will be a new Award consisting of a number of non-vested restricted shares of NCR Common Stock and/or restricted stock units relating to shares of NCR Common Stock equal to the number of non-vested restricted shares or restricted stock units of AT&T Common Stock constituting such Award as of the close of the Distribution Date multiplied by the Ratio, and then rounded down to the nearest whole share.


     As of September 30, 1996, NCR employees held stock options representing approximately six million shares of AT&T Common Stock, at exercise prices ranging from $15 to $50 per share of AT&T Common Stock. These stock options are expected to be converted into NCR stock options immediately after the Distribution Date on the terms set forth above. Of such stock options, Awards for approximately three million shares of AT&T Common Stock are currently exercisable at prices ranging from approximately $15 to $39 per share of AT&T
Common Stock. As of November      1996, the per share price of the AT&T Common
Stock was $            .


     If, at any time after the close of the Distribution Date, AT&T is required to deliver shares of AT&T Common Stock, or shares of AT&T Common Stock vest, pursuant to an Award that NCR does not replace as summarized above NCR will be required to pay AT&T specified amounts determined pursuant to the Employee Benefits Agreement. For purposes of the replacements described above, the "Ratio" means the amount obtained by dividing (a) the average of the daily high and low per-share prices of the AT&T Common Stock during each of the five trading days immediately preceding the Distribution Date by (b) the average of the daily high and low per-share prices of the NCR Common Stock on a when-issued basis during each of the five trading days immediately preceding the Distribution Date.


Other



     The Company has entered into an agreement with the Pension Benefit Guaranty Corporation ("PBGC") concerning the provision by the Company of additional support for its domestic defined benefit pension plans. Under such agreement, among other terms and conditions, the Company has agreed to provide security interests in support of such plans in collateral with an aggregate collateral value (calculated by applying specified discounts to market value) of $80. Such collateral is initially expected to be comprised of certain domestic real estate. The Company does not believe that its agreement with the PBGC would have a material effect on its financial condition, results of operations or cash flow.



     The Company entered into the five-year, unsecured revolving Credit Facility with a syndicate of commercial banks and financial institutions. The Credit Facility provides that the Company may borrow from

                             (DOLLARS IN MILLIONS)


time to time on a revolving credit basis an aggregate principal amount of up to $600, subject to the terms and conditions thereof. The Company expects to be able to use the available funds at any time for capital expenditure needs, repayment of existing debt obligations, working capital, and general corporate purposes. The Credit Facility will initially mature within five years from the date of closing and contains certain representations and warranties, conditions, affirmative, negative and financial covenants, and events of default customary for such facilities. Interest rates charged on borrowings outstanding under the Credit Facility are based on market rates which can vary over time. In addition, subject to the terms and conditions thereof, a portion of the Credit Facility will be available for the issuance of letters of credit as required by the Company.



     NCR has received notice of a purported class action suit filed on or about November 8, 1996, in the Circuit Court for Pinellas County, Florida (Case No. 96-7077-CI-8), in which NCR is named as one of the defendants. The complaint seeks, among other things, damages from the defendants in the aggregate amount of $200, trebled, plus attorneys fees, based on state antitrust and common law claims of unlawful restraints of trade, monopolization, and unfair business practices. The portions of the complaint pertinent to NCR, among other things, assert a purported agreement between Siemens-Nixdorf entities ("Siemens") and NCR regarding the servicing of certain "ultra-high speed printers" manufactured by Siemens and the agreement's impact upon independent service organizations, brokers, and end-users of such printers. The amount of any liabilities or other costs that may be incurred in connection with this matter cannot currently be determined.


16.  QUARTERLY INFORMATION (UNAUDITED)


                                          FIRST      SECOND      THIRD      FOURTH      TOTAL
                                          ------     ------     -------     ------     -------
    1995
    Total revenues......................  $1,818     $2,042     $ 2,033     $2,269     $ 8,162
    Gross margin........................     420        416        (509)       519         846
    Net income (loss)...................    (146)      (243)     (1,586)      (305)     (2,280)
    1994
    Total revenues......................  $1,527     $2,011     $ 1,979     $2,944     $ 8,461
    Gross margin........................     479        610         580        898       2,567
    Net income (loss)...................     (94)       (77)        (41)         9        (203)


---------------
(1) First quarter of 1995 includes a pre-tax gain on the sale of the Microelectronics components business of $51

(2) Third quarter of 1995 includes a pre-tax charge of $1,597 to cover restructuring and other costs (See Note 5 of Notes to Consolidated Financial Statements)

(3) Fourth quarter of 1995 includes a pre-tax charge of $52 to cover restructuring and other costs (See Note 5 of Notes to Consolidated Financial Statements)

(4) Fourth quarter of 1994 includes revenue of $223 for an additional month of international sales, resulting from the change to conform international and domestic reporting periods

(5) Fourth quarter of 1994 includes a pre-tax gain of $110 for gain on sale of assets

                                EXHIBIT INDEX


EXHIBIT
 NO.                                         DESCRIPTION
------  -------------------------------------------------------------------------------------
 2      Form of Distribution Agreement, dated as of November 20, 1996, by and between AT&T
        Corp. and NCR Corporation
 3.1    Form of Articles of Amendment and Restatement of NCR Corporation
 3.2    Form of Bylaws of NCR Corporation
 4.1    Form of Common Stock Certificate of NCR Corporation**
 4.2    Form of Preferred Share Purchase Rights Plan of NCR Corporation**
10.1    Separation and Distribution Agreement, dated as of February 1, 1996 and amended and restated as of March 29, 1996 (incorporated by reference to Exhibit 10.1 to the
        Lucent Technologies Inc. Registration Statement on Form S-1 (No. 333-00703) dated
        April 3, 1996 (the "Lucent Registration Statement"))
10.2    Form of Employee Benefits Agreement, dated as of November 20, 1996, by and between
        AT&T Corp. and NCR Corporation
10.3    Form of Volume Purchase Agreement, dated as of November 20, 1996, by and between AT&T
        Corp. and NCR Corporation
10.4    Patent License Agreement, effective as of March 29, 1996, by and among AT&T Corp.,
        NCR Corporation and Lucent Technologies Inc. (incorporated by reference to Exhibit
        10.7 to the Lucent Registration Statement)
10.5    Amended and Restated Technology License Agreement, effective as of March 29, 1996, by and among AT&T Corp., NCR Corporation and Lucent Technologies Inc. (incorporated by reference to Exhibit 10.8 to the Lucent Registration Statement)
10.6    Tax Sharing Agreement, dated as of February 1, and amended and restated as of March
        29, 1996, by and among AT&T Corp., NCR Corporation and Lucent Technologies Inc.
        (incorporated by reference to Exhibit 10.6 to the Lucent Registration Statement)
10.7    Interim Service and Systems Replication Agreement by and among AT&T Corp., Lucent
        Technologies Inc. and NCR Corporation, dated as of February 1, 1996 (incorporated by reference to Exhibit 10.4 to the Lucent Registration Statement)
10.8    Form of NCR Management Stock Plan
10.9    Form of NCR WorldShares Plan
10.10   NCR Senior Executive Retirement, Death & Disability Plan**
10.11   The Retirement Plan for Officers of NCR**
10.12   Employment Agreements with Lars Nyberg**
10.13   Employment Agreement with John L. Giering**
10.14   Employment Agreement with Robert R. Carpenter**
10.15   Credit Agreement, dated as of November 20, 1996, among NCR Corporation, The Lenders
        Party thereto, and The Chase Manhattan Bank, as Administrative Agent and Bank of
        America National Trust & Savings Association, as Documentation Agent
21      Subsidiaries of NCR Corporation**
27      Financial Data Schedule**
99      Certain Additional Information Provided to Shareowners of AT&T Corp.


---------------

** Previously filed.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          NCR CORPORATION

                                          By /s/ Lars Nyberg

                                            ------------------------------------
                                            Name: Lars Nyberg
                                            Title: Chairman of the Board,
                                                 Chief Executive Officer
                                                 and President


November 22, 1996

                                NCR CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN MILLIONS)


                                                             COLUMN C
                                                     -------------------------
                                       COLUMN B              ADDITIONS                             COLUMN E
                                      ----------     -------------------------                    ----------
              COLUMN A                BALANCE AT     CHARGED TO     CHARGED TO      COLUMN D      BALANCE AT
------------------------------------  BEGINNING       COSTS &         OTHER        ----------        END
            DESCRIPTION               OF PERIOD       EXPENSES       ACCOUNTS      DEDUCTIONS     OF PERIOD
------------------------------------  ----------     ----------     ----------     ----------     ----------
Year Ended December 31, 1995
  Allowance for doubtful accounts...     $ 41           $ 61           $ --           $ 34           $ 68
  Deferred tax asset valuation
     allowance......................      405             67             --             --            472
  Inventory valuation reserves......       64            514(a)                        248            330
  Reserves related to business
     restructuring..................       71            963             --            176            858
Year Ended December 31, 1994
  Allowance for doubtful accounts...     $ 31           $ 38           $ --           $ 28           $ 41
  Deferred tax asset valuation
     allowance......................      449             --             --             44            405
  Inventory valuation reserves......       54             59             --             49             64
  Reserves related to business
     restructuring..................      196             --             --            125             71
Year Ended December 31, 1993
  Allowance for doubtful accounts...     $ 39           $ 27           $ --           $ 35           $ 31
  Deferred tax asset valuation
     allowance......................      304            145             --             --            449
  Inventory valuation reserves......       37             54             --             37             54
  Reserves related to business
     restructuring..................       99            219             --            122            196


---------------
(a) Includes $417 restructuring reserve in the third quarter of 1995.

EXHIBIT
 NO.                                         DESCRIPTION
------  -------------------------------------------------------------------------------------
 2      Form of Distribution Agreement, dated as of November 20, 1996, by and between AT&T
        Corp. and NCR Corporation
 3.1    Form of Articles of Amendment and Restatement of NCR Corporation
 3.2    Form of Bylaws of NCR Corporation
 4.1    Form of Common Stock Certificate of NCR Corporation**
 4.2    Form of Preferred Share Purchase Rights Plan of NCR Corporation**
10.1    Separation and Distribution Agreement, dated as of February 1, 1996 and amended and restated as of March 29, 1996 (incorporated by reference to Exhibit 10.1 to the
        Lucent Technologies Inc. Registration Statement on Form S-1 (No. 333-00703) dated
        April 3, 1996 (the "Lucent Registration Statement"))
10.2    Form of Employee Benefits Agreement, dated as of November 20, 1996, by and between
        AT&T Corp. and NCR Corporation
10.3    Form of Volume Purchase Agreement, dated as of November 20, 1996, by and between AT&T
        Corp. and NCR Corporation
10.4    Patent License Agreement, effective as of March 29, 1996, by and among AT&T Corp.,
        NCR Corporation and Lucent Technologies Inc. (incorporated by reference to Exhibit
        10.7 to the Lucent Registration Statement)
10.5    Amended and Restated Technology License Agreement, effective as of March 29, 1996, by and among AT&T Corp., NCR Corporation and Lucent Technologies Inc. (incorporated by reference to Exhibit 10.8 to the Lucent Registration Statement)
10.6    Tax Sharing Agreement, dated as of February 1, and amended and restated as of March
        29, 1996, by and among AT&T Corp., NCR Corporation and Lucent Technologies Inc.
        (incorporated by reference to Exhibit 10.6 to the Lucent Registration Statement)
10.7    Interim Service and Systems Replication Agreement by and among AT&T Corp., Lucent
        Technologies Inc. and NCR Corporation, dated as of February 1, 1996 (incorporated by reference to Exhibit 10.4 to the Lucent Registration Statement)
10.8    Form of NCR Management Stock Plan
10.9    Form of NCR WorldShares Plan
10.10   NCR Senior Executive Retirement, Death & Disability Plan**
10.11   The Retirement Plan for Officers of NCR**
10.12   Employment Agreements with Lars Nyberg**
10.13   Employment Agreement with John L. Giering**
10.14   Employment Agreement with Robert R. Carpenter**
10.15   Credit Agreement, dated as of November 20, 1996, among NCR Corporation, The Lenders
        Party thereto, and The Chase Manhattan Bank, as Administrative Agent and Bank of
        America National Trust & Savings Association, as Documentation Agent
21      Subsidiaries of NCR Corporation**
27      Financial Data Schedule**
99      Certain Additional Information Provided to Shareowners of AT&T Corp.


---------------

** Previously filed.